Filed Pursuant to Rule 424(b)(5)
                           Registration Statement Nos.333-71004,333-71004-01 and
                                                      333-71004-02 and
                           Registration Statement Nos.333-64505,333-64504-01 and
                                                      333-64504-02


                              SUBJECT TO COMPLETION
               PRELIMINARY PRICING SUPPLEMENT DATED AUGUST 5, 2004


PRICING SUPPLEMENT
------------------

(To Prospectus Supplement dated October 10, 2001 and Prospectus dated October 5, 2001)
                                        $
                                    TXU CORP.
                   SERIES K SENIOR NOTES DUE NOVEMBER 16, 2006
                                 ______________

         This is a remarketing of TXU Corp.'s Series K Senior Notes due November 16, 2006 (Series K Notes) originally issued in 2001 in connection with TXU Corp.'s sale of Equity Units (initially consisting of Corporate Units). The Series K Notes will mature on November 16, 2006. Interest on the Series K Notes is payable quarterly on February 16, May 16, August 16, and November 16 of each year. The interest rate on the Series K Notes will be reset on August 11, 2004 to the reset rate. The reset rate shall equal the sum of the reset spread and the yield on the benchmark treasury. The reset spread is 180 basis points, or 1.8%, and the benchmark treasury is CUSIP 912828BP4 (maturity November 15,
2006). Interest on the Series K Notes will accrue at the reset rate from August 16, 2004. The first interest payment on the remarketed Series K Notes will be on November 16, 2004.

          In the remarketing, TXU Corp. may submit an order to purchase a substantial portion of the Series K Notes to be remarketed.

         The Series K Notes are redeemable at the option of TXU Corp. on not less than 30 days' nor more than 60 days' prior written notice, in whole but not in part, upon the occurrence and continuation of a tax event under the circumstances and at the redemption price described in this pricing supplement. See SPECIFIC TERMS OF THE REMARKETED SERIES K NOTES -- "Tax Event Redemption" in this pricing supplement.

                                 ______________

                                                                      Per Series K Note    Total
         Price to the Public (1).....................................          %              $
         Maximum Remarketing Fee to Remarketing Agents...............          %              $
         Net Proceeds (2)............................................          %              $


------------
(1) Plus accrued interest after August 16, 2004 if settlement occurs after that date.
(2) TXU Corp. will not receive any proceeds from the remarketing.
    See USE OF PROCEEDS.

         INVESTING IN THESE SECURITIES INVOLVES RISK. SEE RISK FACTORS BEGINNING ON PAGE P-12 OF THIS PRICING SUPPLEMENT.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement and the accompanying prospectus supplement and prospectus are truthful and complete. Any representation to the contrary is a criminal offense.

         The Series K Notes are expected to be delivered through the book-entry facilities of The Depository Trust Company on or about August 16, 2004.

                                 ______________

                            Joint Remarketing Agents
Merrill Lynch & Co.                               Banc of America Securities LLC
                                 ______________

              The date of this pricing supplement is August , 2004.


                                  RED HERRING
--------------------------------------------------------------------------------
The information in this pricing supplement is not complete and may be changed. This pricing supplement is not an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction in which an offer, solicitation or sale is not permitted.
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS
                                                                            Page
                               PRICING SUPPLEMENT

About this Pricing Supplement................................................P-3
Forward-Looking Statements...................................................P-3
Incorporation by Reference...................................................P-4
Where You Can Find More Information..........................................P-5
Pricing Supplement Summary...................................................P-6
Risk Factors................................................................P-12
Selected Consolidated Financial Data of TXU Corp. and Subsidiaries..........P-20
Use of Proceeds.............................................................P-21
Specific Terms of the Remarketed Series K Notes.............................P-22
Material United States Federal Income Tax Consequences......................P-25
Remarketing.................................................................P-29
Experts.....................................................................P-30
Legality....................................................................P-31

                              PROSPECTUS SUPPLEMENT

About this Prospectus Supplement.............................................S-2
Prospectus Supplement Summary................................................S-3
Risk Factors................................................................S-15
Selected Consolidated Income Statement Data of TXU Corp.
  and Subsidiaries.................................... .....................S-19
Consolidated Capitalization of TXU Corp. and Subsidiaries...................S-20
Price Range of Common Stock and Dividends...................................S-21
Use of Proceeds.............................................................S-21
Accounting Treatment........................................................S-22
Description of the Equity Units.............................................S-22
Description of the Purchase Contracts.......................................S-28
Other Provisions of the Purchase Contract Agreement and
  the Pledge Agreement..................................                    S-41
Specific Terms of the Senior Notes..........................................S-45
Material Federal Income Tax Consequences....................................S-52
Underwriting................................................................S-59
Experts.....................................................................S-61
Legality....................................................................S-62

                                   PROSPECTUS

About this Prospectus..........................................................2
Where You Can Find More Information............................................2
TXU Corp.......................................................................3
TXU Capital III and TXU Capital IV.............................................3
Use of Proceeds................................................................4
Ratio of Earnings to Fixed Charges and Ratio of Earnings to
  Combined Fixed Charges and Preference Dividends..............................4
Description of TXU Corp. Capital Stock.........................................4
Description of Stock Purchase Contracts and Stock Purchase Units...............7
Description of Debt Securities.................................................7
Description of TXU Capital's Preferred Trust Securities and
  Common Trust Securities.....................................................16
Description of the Guarantee..................................................23
Description of the Junior Subordinated Debentures.............................26
Plan of Distribution..........................................................36
Experts.......................................................................37
Legality......................................................................38

                          ABOUT THIS PRICING SUPPLEMENT

         You should read this pricing supplement along with the prospectus supplement and prospectus that follow. You should rely only on the information contained or incorporated by reference in this pricing supplement and in the accompanying prospectus supplement and prospectus. The information in this pricing supplement supercedes any inconsistent information contained in the accompanying prospectus supplement and prospectus. TXU Corp. and the remarketing agents have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. TXU Corp. and the remarketing agents are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this pricing supplement is accurate as of any date other than the date of this pricing supplement. The business profile, financial condition, results of operations and prospects of TXU Corp. may have changed since that date.

                           FORWARD-LOOKING STATEMENTS

         This pricing supplement and the accompanying prospectus supplement and prospectus, including the incorporated documents, and other presentations made by TXU Corp. contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). All statements, other than statements of historical facts, that are included in this pricing supplement, as well as statements made in the accompanying prospectus supplement and the prospectus or in any document incorporated by reference herein, in presentations, in response to questions or otherwise, that address activities, events or developments that TXU Corp. expects or anticipates to occur in the future, including such matters as projections, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions, development or operation of power production assets, market and industry developments and the growth of TXU Corp.'s business and operations (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "projection," "target," "outlook"), are forward-looking statements. Although TXU Corp. believes that in making any such forward-looking statement its expectations are based on reasonable assumptions, any such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the discussion of risk factors under RISK FACTORS in this pricing supplement and in TXU Corp.'s annual, quarterly and current reports filed with the SEC under the Exchange Act, which are incorporated into this pricing supplement, the accompanying prospectus supplement and the prospectus by reference, and the following important factors, among others, that could cause the actual results of TXU Corp. to differ materially from those projected in such forward-looking statement:

         o prevailing governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission
              (FERC), the Public Utility Commission of Texas (PUCT), the Railroad Commission of Texas (RRC) and the U.S. Nuclear
              Regulatory Commission (NRC) with respect to:
              - allowed rates of return;
              - industry, market and rate structure;
              - purchased power and recovery of investments;
              - operations of nuclear generating facilities;
              - acquisitions and disposal of assets and facilities;
              - operation and construction of plant facilities;
              - decommissioning costs;
              - present or prospective wholesale and retail competition;
              - changes in tax laws and policies; and
              - changes in and compliance with environmental and safety laws and policies;

         o continued implementation of the legislation that restructured the electric utility industry in Texas to provide for competition (1999 Restructuring Legislation);

         o    legal and administrative proceedings and settlements;

         o    general industry trends;

         o    power costs and availability;

         o weather conditions and other natural phenomena, and acts of sabotage, wars or terrorist activities;

         o unanticipated population growth or decline, and changes in market demand and demographic patterns;

         o changes in business strategy, development plans or vendor relationships;

         o    competition for retail and wholesale customers;

         o access to adequate transmission facilities to meet changing demands;

         o pricing and transportation of crude oil, natural gas and other commodities;

         o unanticipated changes in interest rates, commodity prices, rates of inflation or foreign exchange rates;

         o unanticipated changes in operating expenses, liquidity needs and capital expenditures;

         o    commercial bank market and capital market conditions;

         o competition for new energy development and other business opportunities;

         o inability of various counterparties to meet their obligations with respect to TXU Corp.'s financial instruments;

         o    changes in technology used by and services offered by TXU Corp.;

         o significant changes in TXU Corp.'s relationship with its employees, including the availability of qualified personnel, and the potential adverse effects if labor disputes or grievances were to occur;

         o significant changes in critical accounting policies material to TXU Corp.; and

         o    actions by credit rating agencies.

         Any forward-looking statement speaks only as of the date on which it is made, and TXU Corp. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for TXU Corp. to predict all of them; nor can TXU Corp. assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

                           INCORPORATION BY REFERENCE

         The SEC allows TXU Corp. to "incorporate by reference" the information that it files with the SEC, which means that TXU Corp. may, in this pricing supplement and the accompanying prospectus supplement and prospectus, disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this pricing supplement and the accompanying prospectus supplement and prospectus. Information that TXU Corp. files in the future with the SEC will automatically update and supersede this information. TXU Corp. incorporates by reference the documents listed below and any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding information deemed furnished and not filed, until all of the securities described in the accompanying prospectus are sold:

         o TXU Corp.'s Annual Report on Form 10-K for the year ended December 31, 2003;

         o TXU Corp.'s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004; and

         o TXU Corp.'s Current Reports on Form 8-K, filed with the SEC on January 16, 2004, February 23, 2004, February 25, 2004, March 17, 2004, March 30, 2004, April 26, 2004 (excluding that portion furnished under Item 12), May 14, 2004, May 24, 2004 (excluding that portion furnished under Item 9), May 27, 2004, June 7, 2004, June 16, 2004, June 18, 2004, July 1, 2004 and July 7, 2004.

         You may request a copy of these filings, at no cost, by writing or contacting TXU Corp. at the following address: Secretary, TXU Corp., Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201; telephone number (214) 812-4600. TXU Corp. will provide to each person, including any beneficial owner, to whom this pricing supplement and the accompanying prospectus supplement and prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus, but not delivered with this pricing supplement and the accompanying prospectus supplement and prospectus. These filings are also available on TXU Corp.'s web site at http://www.txucorp.com under "Investor Resources - Financial Reports."

                       WHERE YOU CAN FIND MORE INFORMATION

         TXU Corp. files annual, quarterly and other reports, proxy statements and other information with the SEC under File No. 1-12833. These SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any of these SEC filings at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

         Information about TXU Corp. is also available on its web site at http://www.txucorp.com. The information available on TXU Corp.'s web site is not a part of this pricing supplement nor the accompanying prospectus supplement and prospectus.

                           PRICING SUPPLEMENT SUMMARY

         This summary highlights selected information included or incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus and does not contain all the information that may be important to you in deciding whether to purchase any of the Series K Notes. You should read this pricing supplement and the accompanying prospectus supplement and prospectus, including the incorporated documents in their entirety, before making your investment decision. You should pay special attention to the RISK FACTORS section of this pricing supplement.

                                    TXU CORP.

         TXU Corp. is a holding company that conducts its operations through TXU US Holdings Company (US Holdings) and TXU Gas Company (TXU Gas). As discussed in more detail below under "Recent Developments," the TXU Gas business is currently held for sale. US Holdings is also a holding company that conducts its operations through TXU Energy Company LLC (TXU Energy Company) and TXU Electric Delivery Company (TXU Electric Delivery).

         TXU Electric Delivery is a regulated electricity transmission and distribution company principally engaged in providing delivery services to retail electric providers that sell power in the north-central, eastern and western parts of Texas. TXU Electric Delivery provides power to 2.9 million delivery points over more than 98,000 miles of electric distribution lines and 14,000 miles of electric transmission lines.

         TXU Energy Company's subsidiaries comprise TXU Corp.'s unregulated businesses. TXU Energy Company conducts its businesses primarily through three wholly-owned entities: (i) TXU Generation Company LP and its subsidiaries, which own and operate generation facilities; (ii) TXU Energy Retail Company LP and its subsidiaries, which provide retail electric service; and (iii) TXU Portfolio Management LP, which buys and sells power in the wholesale market and manages risk related to the balancing of power supply and demand on behalf of TXU Energy Company and its subsidiaries. Through these and other subsidiaries, TXU Energy Company is engaged in power production (electricity generation), retail and wholesale sales of electricity, primarily in the State of Texas, and hedging and risk management activities to mitigate commodity price risk. TXU Energy Company's retail subsidiaries provide electricity and related services to more than 2.6 million competitive electricity customers in Texas. TXU Energy Company's power generation subsidiaries own and operate 18,500 megawatts (MW) of generation capacity in Texas, including 2,300 MW of nuclear-fired and 5,837 MW of lignite/coal-fired generation capacity.

         The consolidated operating assets of TXU Corp. are located principally in the north-central, eastern and western parts of Texas. US Holdings and its subsidiaries operate primarily within the Electric Reliability Council of Texas (ERCOT) system. ERCOT is an intrastate network of investor owned entities, cooperatives, public entities, non-utility generators and power marketers. ERCOT is the regional reliability coordinating organization for member electricity systems in Texas and the independent system operator of the interconnected transmission system of those systems, and is responsible for ensuring equal access to transmission service by all wholesale market participants in the ERCOT region.

         No subsidiaries or affiliates of TXU Corp. will be obligated on, or guarantee or provide other credit or funding support for, the Series K Notes.

         The foregoing information about the businesses of TXU Corp. and its principal subsidiaries is only a general summary and is not intended to be comprehensive. For additional information, you should refer to the information described under the headings WHERE YOU CAN FIND MORE INFORMATION and INCORPORATION BY REFERENCE in this pricing supplement.

         TXU Corp. is a Texas corporation. The mailing address of TXU Corp.'s principal executive offices is Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201. TXU Corp.'s telephone number is (214) 812-4600.

                               RECENT DEVELOPMENTS

         C. John Wilder was named Chief Executive Officer of TXU Corp. in February 2004. Immediately thereafter, Mr. Wilder undertook an extensive review of TXU Corp.'s businesses. In connection with this review, TXU Corp. has made significant organizational and operational changes to its businesses.

ORGANIZATIONAL REALIGNMENT AND MANAGEMENT TEAM

         TXU Corp. has recently realigned its businesses along three core business segments consisting of: TXU Electric Delivery - the regulated electric delivery business, TXU Power - the electric power production business and TXU Energy - the retail energy business. TXU Corp. expects to report its financial results under the new segment alignment no later than the first quarter of 2005.

         TXU Corp. has also recently named its executive management team with respect to its newly organized businesses. Mike Greene assumed the position of chairman and chief executive of TXU Power. Paul O'Malley assumed the position of chairman and chief executive of TXU Energy. Tom Baker assumed the position of chairman and chief executive of TXU Electric Delivery. The management of the new trading entity is expected to be determined in the next few months.

OPERATIONAL INITIATIVES

         TXU Corp. is undertaking a number of initiatives to improve customer service, production reliability and operational performance. These initiatives include:

         o investment for vegetation management across the electric distribution network, estimated at $45 million over the next three years, an increase of 70% over the last three years;

         o investment in key transmission projects to further improve reliability and reduce congestion, estimated on average to be $80 million annually over the next three years, a 35% increase over the 2003 investment level;

         o improvement in the operations of the call centers so that customer calls are answered within 15 seconds-- a key to retaining retail electric customers;

         o investment of an additional $275 million over the next three years to improve reliability of coal and nuclear production assets, a 45% increase in annual spending in this area over the 2003 investment level; and

         o replacement of four steam generators in one of the two units of the Comanche Peak nuclear plant in order to maintain the operating efficiency of the unit. The estimated capital requirement for this project, including purchase and installation, is $175 million to $225 million.

         In addition, TXU Corp. is undertaking a strategic review of its nuclear assets, comprised of two electricity generating units at Comanche Peak, each with a capacity of 1,150 megawatts. The objective of this strategic review is to evaluate potential means to improve the long-term availability and certainty of electrical supply for its customers.

PRICE-TO-BEAT INCREASES

         Natural gas is a key component in generating electricity and the key driver of wholesale electricity prices. Continuing high natural gas prices have led to the following:

         On May 13, 2004, the Public Utility Commission of Texas (PUCT) approved TXU Corp.'s request to raise electricity prices for its North Texas residential and small business customers. The change was implemented immediately and raised the average monthly residential electric bill of a customer using 1,000 kilowatt hours by 3.4% or $3.39.

         On July 29, 2004, the PUCT approved TXU Corp.'s request to raise electricity prices for its North Texas residential and small business customers. This change will be implemented within ten days of the approval date and will raise the average monthly residential electric bill of a customer using 1,000 kilowatt hours by 5.7 percent or $5.87.

PLANT CLOSINGS

         On March 29, 2004, TXU Corp. announced that it will permanently retire eight power plant units due to electric industry market conditions in Texas and that it will also temporarily close, or "mothball," four other units. The four mothballed units may be either restarted or permanently retired in the future. The 12 units represent a total of 1,471 MW, or more than 13% of its gas-fired generation capacity in Texas. A majority of the 12 units were designated as "peaking units" and operated only during the summer for many years and have operated only sparingly during the last two years. Most of the 12 units were built in the 1950s.

         On July 6, 2004, TXU Corp. announced that it had decided to abandon the partially constructed generating facilities at its Twin Oak site.

CAPITAL ALLOCATION

         TXU Corp. intends to utilize cash provided by operating activities in accordance with the following priorities:

         o First, investments to preserve and enhance the quality of customer service and production and delivery reliability;

         o Second, reinvestments in its businesses, applying stringent expectations for cash payback timelines and minimum return on investment; and

         o Third, to reduce debt and other liabilities, with the objective of strengthening the balance sheet and increasing financial flexibility.

         Upon reaching an appropriate level of balance sheet strength and financial flexibility, management expects to recommend that the Board of Directors reevaluate the current common stock dividend policy. At that time, management expects it would recommend targeting annual common stock dividends equal to a payout of 100% of the earnings of TXU Electric Delivery. Of the free cash flow of TXU Corp. (cash provided by operating activities less capital expenditures), management would expect to return approximately 80% to shareholders in the form of distributions or repurchases and retain approximately 20% for long-term growth initiatives. Assuming the execution of certain business initiatives and transactions, and depending on market trends in commodity prices, management expects that the capital allocation program will enable management to recommend an increase of the TXU Corp. common stock dividend in 2006. In addition to management's recommendation, the Board of Directors may consider other relevant factors in determining if and when to make a change in dividend policy.

LIABILITY MANAGEMENT

         TXU Corp. continues to pursue a comprehensive liability management program geared toward increasing value and reducing risks. Pursuant to this plan, TXU Corp. plans to repurchase over $4 billion of debt, equity or equity-linked securities in 2004, and an additional $800 million to $900 million of debt, equity and equity-linked securities in 2005.

         In connection with its liability management program, in April 2004, TXU Corp. purchased all $750 million outstanding principal amount of TXU Energy Company's exchangeable preferred membership interests at a price of $1.85 billion. In addition, in May 2004, TXU Corp. repurchased $427 million carrying amount of equity-linked debt securities for $404 million in connection with a settlement of related litigation. Also, on June 30, 2004, TXU Corp. repurchased 20 million shares of its common stock pursuant to an accelerated share repurchase plan.

                       PENDING AND COMPLETED TRANSACTIONS

         TXU Corp. has recently entered into or completed a significant number of transactions designed to strengthen its balance sheet and improve financial flexibility, including:

ENERGY TRADING JOINT VENTURE

         TXU Energy Company and Credit Suisse First Boston (USA), Inc. have entered into a memorandum of understanding to work together on a 50/50 investment in an entity that would become the exclusive energy marketing and trading vehicle for both parties in North America. The new entity will market and trade power, natural gas and other energy-related commodities in North America and is expected to begin operations in the fall of 2004.

OUTSOURCING JOINT VENTURE

         TXU Corp., through a subsidiary, has entered into a limited partnership with a subsidiary of Cap Gemini America Inc. The limited partnership (Capgemini Energy LP) will initially provide business services and information technology solutions to TXU Corp. and its subsidiaries, with a plan to offer similar services to other energy companies. Under the 10-year agreement, on July 1, 2004, approximately 2,500 employees moved from subsidiaries of TXU Corp. to Capgemini Energy LP. Employees in Capgemini Energy LP provide information technology, customer call center, billing, human resources, supply chain, accounts payable, and financial and accounting services to TXU Corp. and its subsidiaries and may in the future provide such services to other energy companies. As part of an agreement to provide such services, TXU Corp. expects to incur charges for the reimbursement of severance costs incurred by Capgemini Energy LP associated with former employees of TXU Corp. terminated within 18 months of their transfer date to Capgemini Energy LP. In addition, TXU Corp. expects to incur charges for the reimbursement of transition costs incurred by Capgemini Energy LP as it establishes processes to support the outsourced business activities. TXU Corp., through a wholly-owned subsidiary, owns less than 3% of Capgemini Energy LP and has the right to sell all of its interest in the joint venture to Cap Gemini America Inc. upon termination of the contract.

SALES TRANSACTIONS

         On June 2, 2004, TXU Corp. completed the sale of the assets of TXU Fuel Company, a wholly-owned subsidiary, to Energy Transfer Partners, L.P. for $500 million. As part of the transaction, a subsidiary of TXU Corp. entered into an eight-year transportation agreement with the new owner for the supply of its gas-fired generation plants.

         On July 30, 2004, TXU Corp. sold its Australian operations to Singapore Power Ltd. for $3.6 billion, including $1.7 billion of assumed debt and $1.9 billion in cash. TXU Corp. used the net proceeds from this transaction to reduce debt.

         TXU Corp.'s subsidiary, TXU Gas, has signed a definitive agreement with Atmos Energy Corporation (Atmos) pursuant to which Atmos will acquire the operations of TXU Gas for $1.925 billion in cash. The transaction is expected to close by the end of 2004, subject to the satisfaction of customary closing conditions, review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and Atmos obtaining some state regulatory approvals. TXU Corp. expects to use the net proceeds from this transaction to reduce debt.

FINANCING ARRANGEMENTS

         In June 2004, TXU Electric Delivery's wholly-owned, special purpose bankruptcy-remote subsidiary issued $790 million aggregate principal amount of securitization bonds. The proceeds were used to retire short-term indebtedness and to redeem certain first mortgage bonds.

         In June 2004, TXU Energy Company and TXU Electric Delivery entered into a joint $2.5 billion revolving credit facility. This facility refinanced their joint $450 million revolving credit facility, as well as the $1.4 billion revolving credit facility and the $400 million revolving credit facility of US

Holdings. As of June 30, 2004, there were $675 million of outstanding borrowings by, and letters of credit for, TXU Energy Company under this new facility.

         In July 2004, TXU Energy Company sold $800,000,000 aggregate principal amount of its Floating Rate Senior Notes due 2006. The proceeds from this offering and the sale of the Australian operations were used to repay the outstanding indebtedness under certain bridge facilities which were used to help fund the repurchase of TXU Energy Company's exchangeable preferred membership interests.

                                 THE REMARKETING

ISSUER..............   TXU Corp.

SECURITIES..........   $    aggregate principal amount of Series K Senior Notes
                       due November 16, 2006. The exact aggregate principal amount of Series K Notes to be remarketed pursuant to this pricing supplement will not be known by TXU Corp. or the remarketing agents until the business day after August 9, 2004 (the date by which holders of separate
                       Series K Notes must elect to participate in the remarketing), but in any case will not exceed
                       $288,332,125.

MATURITY............   The Series K Notes will mature on November 16, 2006.

INTEREST RATE.......   The interest rate on the Series K Notes will be reset on
                       August 11, 2004 to the reset rate. The reset rate shall equal the sum of the reset spread and the yield on the Benchmark Treasury (as defined below). The reset spread
                       180 basis points, or 1.8%, and the Beachmark Treasury is CUSIP 912828BP4 (maturity November 15, 2006). If, despite using their reasonable efforts, the remarketing agents cannot remarket all of the Series K Notes subject to the remarketing at a price not less than 100% of the Treasury portfolio purchase price or a condition precedent to the remarketing has not been satisfied, then the remarketing will fail. See SPECIFIC TERMS OF
                       THE REMARKETED SERIES K NOTES-- "Interest" in this pricing supplement.

INTEREST PAYMENT
  DATES.............   February 16, May 16, August 16 and November 16 of each
                       year, commencing November 16, 2004.

PARTICIPATION.......   In the remarketing, TXU Corp. may submit an order to
                       purchase a substantial portion of the Series K Notes to be remarketed, although TXU Corp. makes no commitment to do so.

TAX EVENT
  REDEMPTION........   The Series K  Notes are redeemable at the option of TXU
                       Corp. on not less than 30 days' nor more than 60 days' prior written notice, in whole but not in part, upon the occurrence and continuation of a tax event under the circumstances and at the redemption price described under SPECIFIC TERMS OF THE REMARKETED SERIES K NOTES-- "Tax
                       Event Redemption" in this pricing supplement.

USE OF PROCEEDS.....   TXU Corp. will not receive any proceeds from the
                       remarketing. As is more fully described in the accompanying prospectus supplement under DESCRIPTION OF
                       THE PURCHASE CONTRACTS-- "Remarketing", the proceeds of the remarketing of the Series K Notes will be used to purchase on August 16, 2004 a Treasury portfolio that will serve as the substitute collateral for the Series K
                       Note component of the Corporate Units. Any excess proceeds from the sale of those Series K Notes will be remitted to the holders of the Corporate Units, after deducting a remarketing fee of up to 0.25% of the Treasury portfolio purchase price.

                       With respect to Series K Notes that are not held as a component of the Corporate Units, an amount equal to 100% of the Treasury portfolio purchase price will be remitted to the holders who have elected to participate in the remarketing. Any excess proceeds from the sale of those separate Series K Notes will be remitted to those holders, after deducting a remarketing fee of up to 0.25% of the Treasury portfolio purchase price. See USE OF PROCEEDS in this pricing supplement.

RANKING.............   The Series K Notes will rank equally with all of TXU
                       Corp.'s other senior unsecured debt. The indenture under which the Series K Notes were issued does not limit the amount of debt TXU Corp. or any of its subsidiaries may incur. Because TXU Corp. is a holding company that conducts all of its operations through its subsidiaries, holders of Series K Notes will generally have a position junior to the claims of creditors and preferred stockholders of the subsidiaries of TXU Corp. See
                       DESCRIPTION OF THE DEBT SECURITIES in the accompanying prospectus.

LIMITATION ON
  LIENS.............   TXU Corp. may not grant a lien on the capital stock of
                       any of its subsidiaries to secure indebtedness of TXU
                       Corp. without similarly securing the Series K Notes, with certain exceptions. The granting of liens by TXU Corp.'s subsidiaries is not restricted in any way. See SPECIFIC
                       TERMS OF THE DEBT SECURITIES -- "Limitation on Liens" in the accompanying prospectus.

TRUSTEE, REGISTRAR
  AND PAYING AGENT..   The Bank of New York.

                                  RISK FACTORS

         In addition to all of the other information contained or incorporated by reference in this pricing supplement as well as the accompanying prospectus supplement and prospectus, you should carefully consider the following risks and uncertainties in evaluating an investment in the Series K Notes. The risks and uncertainties described below are not the only ones TXU Corp. may face. Additional risks and uncertainties not presently known to TXU Corp. or that TXU Corp. currently considers immaterial may impair the operation of its business. Each of the risks and uncertainties described below could have a material adverse effect on TXU Corp.'s business, financial condition and/or results of operations and could result in a loss or a decrease in the value of the Series K Notes. In this RISK FACTORS section, references to the "historical service territory" of TXU Electric Delivery mean the service territory largely in North Texas at the time of entering into competition on January 1, 2002.

                      RISKS RELATED TO TXU CORP.'S BUSINESS

THE RECENT IMPLEMENTATION OF PERFORMANCE IMPROVEMENT INITIATIVES MAY RESULT IN DISRUPTIONS.

         The implementation of performance improvement initiatives identified by management may not produce the desired results and may result in disruptions arising from employee displacements and the rapid pace of changes to organizational structure and operating practices and processes.

TXU CORP.'S FUTURE RESULTS OF OPERATIONS MAY BE IMPACTED BY SETTLEMENT ADJUSTMENTS DETERMINED BY ERCOT RELATED TO PRIOR PERIODS.

         ERCOT is the independent system operator that is responsible for maintaining reliable operation of the bulk electric power supply system in the ERCOT region. Its responsibilities include the clearing and settlement of electricity volumes and related ancillary services among the various participants in the deregulated Texas market. Because of new processes and systems associated with the opening of the market to competition, which continue to be improved, there have been delays in finalizing these settlements. As a result, TXU Corp. is subject to settlement adjustments from ERCOT related to prior periods, which may result in charges or credits impacting future reported results of operations.

TXU CORP.'S BUSINESSES ARE SUBJECT TO COMPLEX GOVERNMENTAL REGULATIONS AND INCREASED COMPETITION DUE TO DEREGULATION. THESE FACTORS MAY HAVE A NEGATIVE IMPACT ON ITS BUSINESSES OR RESULTS OF OPERATIONS.

         TXU Corp.'s businesses operate in changing market environments influenced by various legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the energy industry, including deregulation of the production and sale of electricity. Changes in regulations or the imposition of additional regulations may have an adverse impact on its results of operations. TXU Corp. will need to adapt to these changes and may face increasing competitive pressure.

         TXU Corp.'s businesses are subject to changes in laws (including the Texas Public Utility Regulatory Act, as amended, the Federal Power Act, as amended, the Atomic Energy Act, as amended, the Public Utility Regulatory Policies Act of 1978, as amended, the Natural Gas Act, as amended, the Natural Gas Policy Act, as amended, the Clean Air Act, as amended, and the Public Utility Holding Company Act of 1935, as amended) and changing governmental policy and regulatory actions (including those of the PUCT, the RRC, the FERC, the Environmental Protection Agency and the NRC) with respect to matters including, but not limited to, operation of nuclear power facilities, construction and operation of other power generation facilities, construction and operation of transmission facilities, acquisition, disposal, depreciation, and amortization of regulated assets and facilities, decommissioning costs, and return on invested capital for TXU Corp.'s regulated businesses, and present or prospective wholesale and retail competition.

         TXU Corp. believes that the electricity market in ERCOT is workably competitive. TXU Corp. is the largest owner of generation and has the largest retail position in ERCOT, and, along with other market participants, is subject to oversight by the PUCT. In that connection, TXU Corp. and other market participants may be subject to various competition-related rules and regulations, including but not limited to possible price-mitigation rules, as well as rules related to market behavior.

         Existing laws and regulations governing the market structure in Texas could be reconsidered, revised or reinterpreted, or new laws or regulations could be adopted.

TXU CORP.'S REVENUES AND RESULTS OF OPERATIONS ARE SUBJECT TO RISKS THAT ARE BEYOND ITS CONTROL.

         TXU Corp. is not guaranteed any rate of return on its capital investments in unregulated businesses. TXU Corp. markets and trades power, including power from its own production facilities, as part of its wholesale energy sales business and portfolio management operation. TXU Corp.'s results of operations are likely to depend, in large part, upon prevailing retail rates, which are set, in part, by regulatory authorities, and market prices for electricity, gas and coal in its regional market and other competitive markets. Market prices may fluctuate substantially over relatively short periods of time. Demand for electricity can fluctuate dramatically, creating periods of substantial under- or over-supply. During periods of over-supply, prices might be depressed. Also, at times there may be political pressure, or pressure from regulatory authorities with jurisdiction over wholesale and retail energy commodity and transportation rates, to impose price limitations, bidding rules and other mechanisms to address volatility and other issues in these markets.

         TXU Corp.'s regulated businesses are subject to cost-of-service regulation and annual earnings oversight. This regulatory treatment does not provide any assurance as to achievement of earnings levels. TXU Electric Delivery's rates are regulated by the PUCT based on an analysis of TXU Electric Delivery's costs, as reviewed and approved in a regulatory proceeding. While rate regulation is premised on the full recovery of prudently incurred costs and a reasonable rate of return on invested capital, there can be no assurance that the PUCT will judge all of TXU Electric Delivery's costs to have been prudently incurred or that the regulatory process in which rates are determined will always result in rates that will produce full recovery of TXU Electric Delivery's costs and the return on invested capital allowed by the PUCT.

         Some of the fuel for TXU Corp.'s power production facilities is purchased under short-term contracts or on the spot market. Prices of fuel, including natural gas, may also be volatile, and the price TXU Corp. can obtain for power sales may not change at the same rate as changes in fuel costs. In addition, TXU Corp. purchases and sells natural gas and other energy related commodities, and volatility in these markets may affect TXU Corp.'s costs incurred in meeting its obligations. These factors could have a material adverse impact on TXU Corp.'s revenues and results of operations.

         Volatility in market prices for fuel and electricity may result from:

         o    severe or unexpected weather conditions,

         o    seasonality,

         o    changes in electricity usage,

         o    illiquidity in the wholesale power or other markets,

         o transmission or transportation constraints, inoperability or inefficiencies,

         o    availability of competitively priced alternative energy sources,

         o    changes in supply and demand for energy commodities,

         o    changes in power production capacity,

         o outages at TXU Corp.'s power production facilities or those of its competitors,

         o changes in production and storage levels of natural gas, lignite, coal and crude oil and refined products,

         o natural disasters, wars, sabotage, terrorist acts, embargoes and other catastrophic events, and

         o federal, state, local and foreign energy, environmental and other regulation and legislation.

         All but one of TXU Corp.'s facilities for power production are located in the ERCOT region, a market with limited interconnections to other markets. Electricity prices in the ERCOT region are correlated to gas prices because gas-fired plant is the marginal cost unit during the majority of the year in the ERCOT region. Accordingly, the contribution to earnings and the value of TXU

Corp.'s base load power production is dependent in significant part upon the price of gas. TXU Corp. cannot fully hedge the risk associated with dependency on gas because of the expected useful life of TXU Corp's power production assets and the size of its position relative to market liquidity.

TXU CORP.'S ASSETS OR POSITIONS CANNOT BE FULLY HEDGED AGAINST CHANGES IN COMMODITY PRICES, AND ITS HEDGING PROCEDURES MAY NOT WORK AS PLANNED.

         To manage its near-term financial exposure related to commodity price fluctuations, TXU Corp. routinely enters into contracts to hedge portions of its purchase and sale commitments, weather positions, fuel requirements and inventories of natural gas, lignite, coal, crude oil and refined products, and other commodities, within established risk management guidelines. As part of this strategy, TXU Corp. routinely utilizes fixed-price forward physical purchase and sales contracts, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges. However, TXU Corp. can normally cover only a small portion of the exposure of its assets and positions to market price volatility, and the coverage will vary over time. To the extent TXU Corp. has unhedged positions, fluctuating commodity prices can materially impact TXU Corp.'s results of operations and financial position, either favorably or unfavorably.

         Although TXU Corp. devotes a considerable amount of management time and effort to the establishment of risk management procedures as well as the ongoing review of the implementation of these procedures, the procedures it has in place may not always be followed or may not always function as planned and cannot eliminate all the risks associated with these activities. As a result of these and other factors, TXU Corp. cannot predict with precision the impact that risk management decisions may have on its business, results of operations or financial position.

         TXU Corp. or one of its subsidiaries has guaranteed or indemnified the performance of a portion of the obligations of certain subsidiaries, including those involved in hedging and risk management activities. TXU Corp. or its subsidiary, as the case may be, might not be able to satisfy all of these guarantees and indemnification obligations if they were to come due at the same time.

TXU CORP.'S COUNTERPARTIES MAY NOT MEET THEIR OBLIGATIONS.

         TXU Corp.'s hedging and risk management activities are exposed to the risk that counterparties that owe TXU Corp. money, energy or other commodities as a result of market transactions will not perform their obligations. The likelihood that certain counterparties may fail to perform their obligations has increased due to financial difficulties, brought on by various factors including improper or illegal accounting and business practices, affecting some participants in the industry. Some of these financial difficulties have been so severe that certain industry participants have filed for bankruptcy protection or are facing the possibility of doing so. Should the counterparties to these arrangements fail to perform, TXU Corp. might be forced to acquire alternative hedging arrangements or honor the underlying commitment at then-current market prices. In such event, TXU Corp. might incur losses in addition to amounts, if any, already paid to the counterparties. ERCOT market participants are also exposed to risks that another ERCOT market participant may default in its obligations to pay ERCOT for power taken in the ancillary services market, in which case such costs, to the extent not offset by posted security and other protections available to ERCOT, may be allocated to various non-defaulting ERCOT market participants.

A DOWNGRADE IN TXU CORP.'S OR ITS SUBSIDIARIES' CREDIT RATINGS COULD NEGATIVELY AFFECT ITS ABILITY TO ACCESS CAPITAL AND/OR TXU CORP.'S ABILITY TO OPERATE EFFICIENTLY ITS POWER OPERATIONS AND COULD REQUIRE TXU CORP. OR ITS SUBSIDIARIES TO POST COLLATERAL OR REPAY CERTAIN INDEBTEDNESS.

         The current credit ratings for TXU Corp.'s and its subsidiaries' long-term debt are investment grade, except for Moody's credit rating for long-term debt of TXU Corp. (the holding company), which is one notch below investment grade. A rating reflects only the view of a rating agency, and it is not a recommendation to buy, sell or hold securities. Any rating can be revised upward or downward at any time by a rating agency if such rating agency decides that circumstances warrant such a change. If Standard & Poor's (S&P), Moody's Investors Services, Inc. (Moody's) or Fitch Ratings, Ltd. (Fitch) were to downgrade TXU Corp.'s and/or its subsidiaries' long-term ratings, particularly below investment grade, borrowing costs would increase and the potential pool of investors and funding sources would likely decrease, all of which would diminish TXU Corp.'s financial results. If the downgrade were below investment grade, liquidity demands would be triggered by the terms of a number of commodity contracts, leases and other agreements.

         Most of TXU Corp.'s large customers, suppliers and counterparties require sufficient creditworthiness in order to enter into transactions. If TXU Corp.'s subsidiaries' ratings were to decline to below investment grade, costs to operate the power businesses would increase because counterparties may require the posting of collateral in the form of cash-related instruments, or counterparties may decline to do business with TXU Corp.'s subsidiaries. These increased costs would likely adversely affect TXU Corp.'s financial results.

         In addition, as discussed in TXU Corp.'s Annual Report on Form 10-K for the year ended December 31, 2003, the terms of certain of TXU Corp.'s financing and other arrangements contain provisions that are specifically affected by changes in credit ratings and could require the posting of collateral, the repayment of indebtedness or the payment of other amounts.

OPERATION OF POWER PRODUCTION FACILITIES INVOLVES SIGNIFICANT RISKS THAT COULD ADVERSELY AFFECT TXU CORP.'S RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

         The operation of power production and energy transportation facilities involves many risks, including start up risks, breakdown or failure of facilities, lack of sufficient capital to maintain the facilities, the dependence on a specific fuel source or the impact of unusual or adverse weather conditions or other natural events, as well as the risk of performance below expected levels of output or efficiency, the occurrence of any of which could result in lost revenues and/or increased expenses. A significant portion of TXU Corp.'s facilities was constructed many years ago. In particular, older generating equipment, even if maintained in accordance with good engineering practices, may require significant capital expenditures to keep it operating at peak efficiency. The risk of increased maintenance and capital expenditures arises from (a) increased starting and stopping of generation equipment due to the volatility of the competitive market, (b) any unexpected failure to produce power, including failure caused by breakdown or forced outage, and (c) repairing damage to facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events. Further, TXU Corp.'s ability to successfully and timely complete capital improvements to existing facilities or other capital projects is contingent upon many variables and subject to substantial risks. Should any such efforts be unsuccessful, TXU Corp. could be subject to additional costs and/or the write-off of its investment in the project or improvement.

         Insurance, warranties or performance guarantees may not cover all or any of the lost revenues or increased expenses, including the cost of replacement power. Likewise, TXU Corp.'s ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by events outside its control.

TXU POWER MAY INCUR SUBSTANTIAL COSTS AND LIABILITIES DUE TO ITS OWNERSHIP AND OPERATION OF THE COMANCHE PEAK NUCLEAR FACILITIES.

         The ownership and operation of nuclear facilities, including TXU Corp.'s ownership and operation of the Comanche Peak generation plant, involve certain risks. These risks include: mechanical or structural problems; inadequacy or lapses in maintenance protocols; the impairment of reactor operation and safety systems due to human error; the costs of storage, handling and disposal of nuclear materials; limitations on the amounts and types of insurance coverage commercially available; and uncertainties with respect to the technological and financial aspects of decommissioning nuclear facilities at the end of their useful lives. The following are among the more significant of these risks, each of which could materially adversely affect TXU Corp.'s results of operations and financial condition:

         o Operational Risk - Operations at any nuclear power production plant could degrade to the point where the plant would have to be shut down. If this were to happen, the process of identifying and correcting the causes of the operational downgrade to return the plant to operation could require significant time and expense, resulting in both lost revenue and increased fuel and purchased power expense to meet supply commitments. Rather than incurring substantial costs to restart the plant, the plant may be shut down. Furthermore, a shut-down or failure at any other nuclear plant could cause regulators to require a shut-down or reduced availability at Comanche Peak.

         o Regulatory Risk - The NRC may modify, suspend or revoke licenses and impose civil penalties for failure to comply with the Atomic Energy Act, the regulations under it or the terms of the licenses of nuclear facilities. Unless extended, the NRC operating licenses for Comanche Peak Unit 1 and Unit 2 will expire in 2030 and 2033, respectively. Changes in regulations by the NRC could require a substantial increase in capital expenditures or result in increased operating or decommissioning costs.

         o Nuclear Accident Risk - Although the safety record of Comanche Peak and other nuclear reactors generally has been very good, accidents and other unforeseen problems have occurred both in the U.S. and elsewhere. The consequences of an accident can be severe and include loss of life and property damage. Any resulting liability from a nuclear accident could exceed TXU Corp.'s resources, including insurance coverage.

TXU CORP.'S COSTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS ARE SIGNIFICANT, AND THE COST OF COMPLIANCE WITH NEW ENVIRONMENTAL LAWS COULD MATERIALLY ADVERSELY AFFECT TXU CORP.'S RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

         TXU Corp. is subject to extensive environmental regulation by governmental authorities. In operating its facilities, TXU Corp. is required to comply with numerous environmental laws and regulations, and to obtain numerous governmental permits. TXU Corp. may incur significant additional costs to comply with these requirements. If TXU Corp. fails to comply with these requirements, it could be subject to civil or criminal liability and fines. Existing environmental regulations could be revised or reinterpreted, new laws and regulations could be adopted or become applicable to TXU Corp. or its facilities, and future changes in environmental laws and regulations could occur, including potential regulatory and enforcement developments related to air emissions. If any of these events occur, TXU Corp.'s results of operations and financial condition could be materially adversely affected.

         TXU Corp. may not be able to obtain or maintain all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approvals or if TXU Corp. fails to obtain, maintain or comply with any such approval, the operation of its facilities could be stopped or become subject to additional costs. Further, at some of TXU Corp.'s older facilities, including base load lignite and coal plants, it may be uneconomical for TXU Corp. to install the necessary equipment, which may cause TXU Corp. to shut down those facilities.

         In addition, TXU Corp. may be responsible for any on-site liabilities associated with the environmental condition of facilities that it has acquired or developed, regardless of when the liabilities arose and whether they are known or unknown. In connection with certain acquisitions and sales of assets, TXU Corp. may obtain, or be required to provide, indemnification against certain environmental liabilities. Another party could fail to meet its indemnification obligations to TXU Corp. and this could have a material adverse effect on the results of operations and financial condition of TXU Corp.

TXU CORP. MAY LOSE A SIGNIFICANT NUMBER OF THE RETAIL CUSTOMERS IN THE HISTORICAL SERVICE TERRITORY OF TXU ELECTRIC DELIVERY.

         TXU Corp. is obligated to offer the price-to-beat rate to requesting residential and small business customers in the historical service territory of TXU Electric Delivery, its incumbent utility through January 1, 2007. TXU Corp. is not permitted to offer electricity to the residential customers in the historical service territory at a price other than the price-to-beat rate until January 1, 2005, unless before that date the PUCT determines that 40% or more of the amount of electric power consumed by residential customers in that area is committed to be served by REPs other than TXU Corp.. Because TXU Corp. will not have the same level of residential customer price flexibility as competitors in the historical service territory, TXU Corp. could lose a significant number of these customers to other providers.

         Other REPs are allowed to offer electricity to TXU Corp.'s residential customers at any price. The margin or "headroom" available in the price-to-beat rate for any REP equals the difference between the price-to-beat rate and the sum of delivery charges and the price that REP pays for power. Headroom may be a positive or a negative number. The higher the amount of positive headroom for competitive REPs in a given market, the more incentive those REPs would have to compete in providing retail electric services in that market, which may result in TXU Corp. losing customers to competitive REPs.

THE RESULTS OF TXU CORP.'S ELECTRIC OPERATIONS IN TXU ELECTRIC DELIVERY'S HISTORICAL SERVICE TERRITORY WILL BE LARGELY DEPENDENT UPON THE AMOUNT OF HEADROOM AVAILABLE IN ITS PRICE-TO-BEAT RATE. THE EXISTING PRICE-TO-BEAT RATE AND FUTURE ADJUSTMENTS TO THE PRICE-TO-BEAT RATE MAY BE INADEQUATE TO COVER TXU CORP.'S POWER SUPPLY COSTS TO SERVE ITS PRICE-TO-BEAT CUSTOMERS AT FIXED RATES.

         The results of TXU Corp.'s retail electric operations in the historical service territory is largely dependent upon the amount of headroom available to TXU Corp. and the competitive REPs in TXU Corp.'s price-to-beat rate. Since headroom is dependent, in part, on power production and purchase costs, TXU Corp. does not know nor can it estimate the amount of headroom that it or other REPs will have in TXU Corp.'s price-to-beat rate or in the price-to-beat rate for the affiliated REP in each of the other Texas retail electric markets.

         There is no assurance that future adjustments to TXU Corp.'s price-to-beat rate will be adequate to cover future increases in its costs of electricity to serve its price-to-beat rate customers or that TXU Corp.'s price-to-beat rate will not result in negative headroom in the future.

IN MARKETS OUTSIDE OF THE HISTORICAL SERVICE TERRITORY OF TXU ELECTRIC DELIVERY, TXU CORP. MAY FACE STRONG COMPETITION FROM INCUMBENT UTILITIES AND OTHER COMPETITORS.

         In most retail electric markets outside the historical service territory, TXU Corp.'s principal competitor may be the retail affiliate of the local incumbent utility company. The incumbent retail affiliates have the advantage of long-standing relationships with their customers. In addition to competition from the incumbent utilities and their affiliates, TXU Corp. may face competition from a number of other energy service providers, or other energy industry participants, who may develop businesses that will compete with TXU Corp. and nationally branded providers of consumer products and services. Some of these competitors or potential competitors may be larger and better capitalized than TXU Corp. If there is inadequate margin in these retail electric markets, it may not be profitable for TXU Corp. to enter these markets.

TXU CORP. SUBSIDIARIES RELY ON THE INFRASTRUCTURE OF LOCAL UTILITIES OR INDEPENDENT TRANSMISSION SYSTEM OPERATORS TO PROVIDE ELECTRICITY TO, AND TO OBTAIN INFORMATION ABOUT, THEIR CUSTOMERS. ANY INFRASTRUCTURE FAILURE COULD NEGATIVELY IMPACT CUSTOMER SATISFACTION AND COULD HAVE A MATERIAL NEGATIVE IMPACT ON TXU CORP.'S BUSINESS AND RESULTS OF OPERATIONS.

         TXU Corp. depends on transmission and distribution facilities owned and operated by other utilities, as well as its own such facilities, to deliver the electricity it produces and sells to consumers, as well as to other REPs. If transmission capacity is inadequate, TXU Corp.'s ability to sell and deliver electricity may be hindered, it may have to forgo sales or it may have to buy more expensive wholesale electricity that is available in the capacity-constrained area. In particular, during some periods transmission access is constrained to some areas of the Dallas-Fort Worth metroplex. TXU Corp. expects to have a significant number of customers inside these constrained areas. The cost to provide service to these customers may exceed the cost to provide service to other customers, resulting in lower headroom. In addition, any infrastructure failure that interrupts or impairs delivery of electricity to TXU Corp.'s customers could negatively impact the satisfaction of its customers with its service.

TXU CORP. OFFERS BUNDLED SERVICES TO ITS RETAIL CUSTOMERS AT FIXED PRICES AND FOR FIXED TERMS. IF TXU CORP.'S COSTS TO OBTAIN THE COMMODITIES INCLUDED IN THESE BUNDLED SERVICES EXCEED THE PRICES PAID BY ITS CUSTOMERS, TXU CORP.'S RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED.

         TXU Corp. offers its customers a bundle of services that include, at a minimum, the electric commodity itself plus transmission, distribution and related services. The prices TXU Corp. charges for this bundle of services or for the various components of the bundle, either of which may be fixed by contract with the customer for a period of time, could fall below TXU Corp.'s underlying cost to obtain the commodities or services, and could adversely affect its results of operations.

IF THE INFORMATION SYSTEMS AND PROCESSES TXU CORP SUBSIDIARIES HAVE DEVELOPED FOR THEIR BUSINESSES DO NOT WORK AS PLANNED, THEIR BUSINESSES AND TXU CORP.'S RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED.

         The information systems and processes necessary to support risk management, sales, customer service and energy procurement and supply in competitive retail markets in Texas and elsewhere are new, complex and extensive. TXU Corp. is refining these systems and processes, and they may prove more expensive to refine than planned and may not work as planned. Delays in the perfection of these systems and processes and any related increase in costs could have a material adverse impact on TXU Corp.'s business and results of operations.

CHANGES IN TECHNOLOGY OR INCREASED COMPETITION MAY REDUCE THE VALUE OF TXU CORP.'S POWER PLANTS AND MAY SIGNIFICANTLY IMPACT ITS BUSINESS IN OTHER WAYS AS WELL.

         Research and development activities are ongoing to improve existing and alternative technologies to produce electricity, including gas turbines, fuel cells, microturbines and photovoltaic (solar) cells. It is possible that advances in these or other alternative technologies will reduce the costs of electricity production from these technologies to a level that will enable these technologies to compete effectively with electricity production from traditional power plants like TXU Corp.'s. While demand for electric energy services is generally increasing throughout the U.S., the rate of construction and development of new, more efficient power production facilities may exceed increases in demand in some regional electric markets. Consequently, where TXU Corp. has facilities, the market value of TXU Corp.'s power production and/or energy transportation facilities could be significantly reduced. Also, electricity demand could be reduced by increased conservation efforts and advances in technology, which could likewise significantly reduce the value of TXU Corp.'s facilities. Changes in technology could also alter the channels through which retail electric customers buy electricity.

         RISKS RELATED TO TXU CORP.'S CORPORATE AND FINANCIAL STRUCTURE

TXU CORP. IS A HOLDING COMPANY, AND ITS OBLIGATIONS, INCLUDING THOSE WITH RESPECT TO THE NOTES, ARE STRUCTURALLY SUBORDINATED TO EXISTING AND FUTURE LIABILITIES AND PREFERRED STOCK OF ITS SUBSIDIARIES.

         TXU Corp. is a holding company and conducts its operations primarily through wholly-owned subsidiaries. Substantially all of TXU Corp.'s consolidated assets are held by these subsidiaries. Accordingly, TXU Corp.'s cash flows and ability to meet its obligations with respect to the Series K Notes are largely dependent upon the earnings of its subsidiaries and the distribution or other payment of such earnings to TXU Corp. in the form of distributions, loans or advances, and repayment of loans or advances from TXU Corp. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due with respect to the Series K Notes or to provide TXU Corp. with funds for such payment or TXU Corp.'s other payment obligations, whether by dividends, distributions, loans or otherwise.

         Because TXU Corp. is a holding company, its obligations with respect to the Series K Notes are structurally subordinated to all existing and future liabilities and existing and future preferred stock of its subsidiaries. Therefore, TXU Corp.'s rights and the rights of its creditors, including the rights of the holders of the Series K Notes, to participate in the assets of any subsidiary in the event that such a subsidiary is liquidated or reorganized are subject to the prior claims of such subsidiary's creditors and holders of its preferred stock. To the extent that TXU Corp. may be a creditor with recognized claims against any such subsidiary, its claims would still be subject to the prior claims of such subsidiary's creditors to the extent that they are secured or senior to those held by TXU Corp. Subject to restrictions contained in TXU Corp.'s other financing arrangements, TXU Corp.'s subsidiaries may incur additional indebtedness and other liabilities.

IN THE FUTURE, TXU CORP. COULD HAVE LIQUIDITY NEEDS THAT COULD BE DIFFICULT TO SATISFY UNDER SOME CIRCUMSTANCES.

         The inability to raise capital on favorable terms, particularly during times of uncertainty in the financial markets, could impact TXU Corp.'s ability to sustain and grow its businesses, which are capital intensive, and would increase its capital costs. TXU Corp. relies on access to financial markets as a significant source of liquidity for capital requirements not satisfied by cash on hand or operating cash flows. TXU Corp.'s access to the financial markets could be adversely impacted by various factors, such as:

         o changes in credit markets that reduce available credit or the ability to renew existing liquidity facilities on acceptable terms;

         o    inability to access commercial paper markets;

         o a deterioration of TXU Corp.'s credit or a reduction in TXU Corp.'s credit ratings or the credit ratings of its subsidiaries;

         o extreme volatility in TXU Corp.'s markets that increases margin or credit requirements;

         o    a material breakdown in TXU Corp.'s risk management procedures;

         o prolonged delays in billing and payment resulting from delays in switching customers from one REP to another; and

         o the occurrence of material adverse changes in TXU Corp.'s businesses that restrict TXU Corp.'s ability to access its liquidity facilities.

         A lack of necessary capital and cash reserves could adversely impact the evaluation of TXU Corp.'s credit worthiness by counterparties and rating agencies, and would likely increase its capital costs. Further, concerns on the part of counterparties regarding TXU Corp.'s liquidity and credit could limit its portfolio management activities.

RECENT EVENTS IN THE ENERGY MARKETS THAT ARE BEYOND TXU CORP.'S CONTROL HAVE INCREASED THE LEVEL OF PUBLIC AND REGULATORY SCRUTINY IN TXU CORP.'S INDUSTRY AND IN THE CAPITAL MARKETS AND HAVE RESULTED IN INCREASED REGULATION AND NEW ACCOUNTING STANDARDS. THE REACTION TO THESE EVENTS MAY HAVE NEGATIVE IMPACTS ON ITS BUSINESSES, FINANCIAL CONDITION AND ACCESS TO CAPITAL.

         As a result of the energy crisis in California during 2001, the recent volatility of natural gas prices in North America, the bankruptcy filing by Enron Corporation, accounting irregularities of public companies, and investigations by governmental authorities into energy trading activities, companies in the regulated and non-regulated utility businesses have been under a generally increased amount of public and regulatory scrutiny. Accounting irregularities at certain companies in the industry have caused regulators and legislators to review current accounting practices and financial disclosures. The capital markets and ratings agencies also have increased their level of scrutiny. Additionally, allegations against various energy trading companies of "round trip" or "wash" transactions, which involve the simultaneous buying and selling of the same amount of power at the same price and delivery location and provide no true economic benefit, power market manipulation and inaccurate power and commodity price reporting have had a negative effect on the industry. TXU Corp. believes that it is complying with all applicable laws, but it is difficult or impossible to predict or control what effect these events may have on TXU Corp.'s financial condition or access to the capital markets. Additionally, it is unclear what laws and regulations may develop, and TXU Corp. cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies, the energy industry or its operations specifically. Any such new accounting standards could negatively impact reported financial results.

         TXU Corp. is subject to costs and other effects of legal and administrative proceedings, settlements, investigations and claims. Since October 2002, a number of lawsuits have been filed in federal and state courts in Texas against TXU Corp. and various of its officers, directors and underwriters. In addition, TXU Corp.'s decision to exit all of its operations in Europe, as well as the administration proceeding, have resulted in notices of various claims or potential claims and might result in lawsuits by the creditors of or others associated with TXU Europe. Such current and potential legal proceedings could result in payments of judgment or settlement amounts.

             RISKS RELATED TO THE REMARKETING OF THE SERIES K NOTES

AN ACTIVE TRADING MARKET FOR THE SERIES K NOTES MAY NOT DEVELOP.

         There is currently no public market for the Series K Notes and TXU Corp. does not currently plan to list the Series K Notes on any national securities exchange. In addition, the liquidity of any trading market in the Series K Notes, and the market price quoted for the Series K Notes, may be adversely affected by changes in the overall market for these securities and by changes in TXU Corp.'s financial performance or prospects. A liquid trading market in the Series K Notes may not develop. If TXU Corp. purchases a substantial amount of Series K Notes in the remarketing, the liquidity of any trading market in the Series K Notes may be further adversely affected.

THE MARKET PRICE OF THE SERIES K NOTES WILL FLUCTUATE.

         Any material differences between TXU Corp.'s actual results and the historical results contained in TXU Corp.'s annual, quarterly and current reports filed with the SEC and incorporated by reference in this pricing supplement could have a significant adverse impact on the market price of the Series K Notes, assuming a market for the Series K Notes develops.

         Likewise, any downgrade of TXU Corp.'s credit ratings or the credit ratings of TXU Corp.'s subsidiaries by Moody's, S&P or Fitch could have a significant adverse impact on the market price of the Series K Notes, assuming a market for the Series K Notes develops.

         In addition, the fact that some other participants in the energy industry have engaged in questionable accounting and business practices, including, but not limited to, significant amounts of speculative and "wash" trading, power market manipulation and inaccurate power and commodity price reporting, has adversely impacted the market for securities issued by those participants as well as others in the energy industry. The market price of TXU Corp.'s securities, including the Series K Notes (assuming a market for the Series K Notes develops), may also be adversely impacted by continuing developments and disclosures, concerning other industry participants, over which TXU Corp. has no control.

       SELECTED CONSOLIDATED FINANCIAL DATA OF TXU CORP. AND SUBSIDIARIES

         The following material, which is presented in this pricing supplement solely to furnish limited introductory information, is qualified in its entirety by, and should be considered in conjunction with, the more detailed information appearing elsewhere in this pricing supplement and accompanying prospectus supplement and prospectus, and the documents incorporated by reference in this pricing supplement. In the opinion of TXU Corp., all adjustments (constituting only normal recurring accruals) necessary for a fair statement of this income statement data for the three months ended March 31, 2004 and 2003 have been made.

                              INCOME STATEMENT DATA

                                                                                           THREE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                        MARCH 31,
                                         ------------------------------------------     -----------------------
                                           2003            2002             2001          2004           2003
                                         --------       ----------      -----------     ----------     --------
                                                                                                (Unaudited)
                                                              (In Millions, Except Ratios)
Income statement data (a) (b):
  Operating Revenues.............        $ 11,008       $  9,896         $  9,890       $  2,992       $  2,760
  Net Income (Loss)..............        $    582       $ (4,210)        $    677       $    182       $     45
  Ratio of Earnings to Fixed
    Charges (c)..................            1.98           1.28             1.75           2.16           1.59


----------------

(a) The income statement data for the three month periods ended March 31, 2004 and March 31, 2003 is not necessarily indicative of the results that may be expected for an entire year.

(b) Operating revenues and net income were $4,421 million and $437 million, respectively, for the six months ended June 30, 2004 and $4,064 million and $156 million, respectively, for the six months ended June 30, 2003. The operating revenues for the six months ended June 30, 2004 reflect the reclassification of TXU Corp.'s Australian operations, TXU Gas and certain other operations as discontinued operations. The operating revenues and net income for the six month periods ended June 30, 2004 and June 30, 2003 are not necessarily indicative of the results that may be expected for an entire year.

(c) Calculated by dividing the sum of pretax income from continuing operations before extraordinary charges and fixed charges (interest expense, distributions on preferred securities and the estimated interest component of rental expense) by fixed charges.

               CONSOLIDATED CAPITALIZATION AND SHORT-TERM DEBT OF
                           TXU CORP. AND SUBSIDIARIES

                                                                                          Adjusted(b)
                                                                                -----------------------------
                                                        OUTSTANDING
                                                       AT JUNE 30, 2004            AMOUNT            PERCENT
                                                     -------------------        ------------        ---------
                                                        (UNAUDITED)
                                                                    (In Millions, Except Percentages)
Long-term debt held by subsidiary trusts.......            $     309
All other long-term debt,
   less amounts due currently..................               10,463
Preferred Stock of Subsidiaries not subject
   to mandatory redemption.....................                  113
Shareholders' Equity...........................                4,356
                                                     -------------------        ------------        ---------
   Total Capitalization........................            $  15,241
                                                     ==================         ============        =========

Short-term Debt (a)............................               $3,209
                                                     =================          ============

------------------

(a)      Including long-term debt due currently in the amount of $534 million.

(b) To give effect to the issuance by TXU Energy Company on July 14, 2004 of $800 million in aggregate principal amount of its Floating Rate Senior Notes due 2006 and the application of the proceeds to repay short-term indebtedness, together with the closing of the sale of TXU Australia Group Pty Ltd on July 30, 2004 and the application of the proceeds to repay short-term indebtedness.

                                 USE OF PROCEEDS

         TXU Corp. will not receive any of the proceeds from the remarketing. As is more fully described in the accompanying prospectus supplement under DESCRIPTION OF THE PURCHASE CONTRACTS -- "Remarketing", the proceeds of the remarketing of the Series K Notes will be used to purchase on August 16, 2004 a Treasury portfolio that will serve as the substitute collateral for the Series K Note component of the Corporate Units. Any excess proceeds from the sale of those Series K Notes will be remitted to the holders of the Corporate Units, after deducting a remarketing fee of up to 0.25% of the Treasury portfolio purchase price.

         With respect to Series K Notes that are not held as a component of the Corporate Units, an amount equal to 100% of the Treasury portfolio purchase price will be remitted to the holders who have elected to participate in the remarketing. Any excess proceeds from the sale of those separate Series K Notes will be remitted to those holders, after deducting a remarketing fee of up to 0.25% of the Treasury portfolio purchase price.

                 SPECIFIC TERMS OF THE REMARKETED SERIES K NOTES

         An indenture dated as of October 1, 2001, between TXU Corp. and The Bank of New York, as Trustee, and an officer's certificate, dated October 16, 2001, established the terms of the Series K Notes, $500,000,000 aggregate principal amount of which were issued in connection with TXU Corp.'s issuance of 20,000,000 Equity Units (initially consisting of Corporate Units). On May 7, 2004, 8,466,715 Corporate Units were repurchased by TXU Corp. in connection with the settlement of litigation. This repurchase resulted in the retirement of $211,667,875 aggregate principal amount of the Series K Notes.

         The indenture permits TXU Corp. to issue an unlimited amount of debt securities in any number of series from time to time.

         The exact aggregate principal amount of Series K Notes to be remarketed pursuant to this pricing supplement will not be known by TXU Corp. or the remarketing agents until the business day after August 9, 2004 (the date by which holders of separate Series K Notes must elect whether to participate in the remarketing), but in any event will not exceed $288,332,125.

         Material provisions of the indenture and the officer's certificate are summarized below and in the accompanying prospectus supplement and prospectus. The indenture and the officer's certificate have been filed with the SEC. In addition, TXU Corp. will make copies of the indenture and officer's certificate available upon request, and you should read the indenture and officer's certificate for provisions that may be important to you. The indenture is qualified under the Trust Indenture Act of 1939. The indenture provides that the trustee will be subject to all the duties and responsibilities specified in the Trust Indenture Act. You should refer to the Trust Indenture Act of 1939. Whenever particular provisions or defined terms in the indenture and officer's certificate are referred to under this SPECIFIC TERMS OF THE REMARKETED SERIES K NOTES, those provisions or defined terms are incorporated by reference herein.

         Series K Notes were issued in certificated form, in denominations of $25 and integral multiples of $25, without coupons.

         The Series K Notes will mature on November 16, 2006.

INTEREST

     Interest on the Series K Notes will:

         o    be payable in U.S. dollars;

         o be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing November 16, 2004;

         o be computed on the basis of a 360-day year consisting of twelve 30-day months and the amount of interest for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed in the 90-day period;

         o    accrue from, and include, August 16, 2004; and

         o be paid to the persons in whose names the Series K Notes are registered at the close of business on the first day of the month in which the interest payment falls.

         The Series K Notes will bear interest per annum at an interest rate equal to a reset rate to be determined on August 11, 2004 by Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc of America Securities LLC, acting as reset agents. The reset rate shall equal the sum of the reset spread and the yield on the Benchmark Treasury. The reset spread is 180 basis points, or 1.8% and the Benchmark Treasury is CUSIP 912828BP4 (maturity November 15, 2006). The reset rate for the Series K Notes will not exceed the maximum permitted by applicable law. If, despite using their reasonable efforts, the remarketing agents cannot remarket all of the Series K Notes subject to the remarketing at a price not less than 100% of the Treasury portfolio purchase price or a condition precedent to the remarketing has not been satisfied, then the remarketing will fail. See REMARKETING. Promptly upon determination of the reset rate, the reset agents will notify the Trustee of the new interest rate the Series K Notes will bear.

         The "Benchmark Treasury" is CUSIP 912828BP4 (maturity November 15,
2006). The yield for the Benchmark Treasury will be the bid side yield displayed at 10:00 A.M., New York City time, on August 11, 2004 in the Telerate system (or if the Telerate system is (a) no longer available on August 11, 2004 or (b) in the opinion of the reset agents (after consultation with TXU Corp.) no longer an appropriate system from which to obtain such yield, such other nationally recognized quotation system as, in the opinion of the reset agents (after consultation with TXU Corp.), is appropriate). If such yield is not so displayed, the yield for the Benchmark Treasury shall be, as calculated by the reset agents, the yield to maturity for the Benchmark Treasury, expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, and computed by taking the arithmetic mean of the secondary market bid yields, as of 10:30 A.M., New York City time, on August 11, 2004 of three leading United States government securities dealers selected by the reset agents after consultation with TXU Corp. (which may include each reset agent or an affiliate thereof).

PAYMENT AND PAYING AGENTS

         In the event that any payment date is not a business day, payment will be made on the next succeeding business day, without any interest or other payment in respect of the delay, except that, if the business day is in the next succeeding calendar year, then the payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled date. With respect to payments, a business day is a day, other than a Saturday, Sunday or a day on which banking institutions and trust companies are generally authorized or required to remain closed in the place of payment. The place of payment for the Series K Notes is The City of New York. Subject to any applicable laws and regulations and the provisions of the indenture, each such payment will be made as described under -- "Book-Entry" below.

TAX EVENT REDEMPTION

         If a tax event occurs and is continuing, TXU Corp. may, at its option, redeem the Series K Notes in whole, but not in part, at any time at a price, which is referred to as the redemption price, equal to, for each Series K Note, the redemption amount described below plus accrued and unpaid interest, if any, to the date of redemption. Installments of interest on Series K Notes which are due and payable on or prior to a redemption date will be payable to the holders of the Series K Notes registered as such at the close of business on the relevant record dates.

         "Tax event" means the receipt by TXU Corp. of an opinion of nationally recognized independent tax counsel experienced in such matters (which may be Thelen Reid & Priest LLP) to the effect that there is more than an insubstantial risk that interest payable by TXU Corp. on the Series K Notes would not be deductible, in whole or in part, by TXU Corp. for United States federal income tax purposes as a result of any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, any amendment to or change in an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority or any interpretation or pronouncement that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on October 16, 2001, the date the Series K Notes were originally issued, which amendment, change or proposed change is effective or which interpretation or pronouncement is announced on or after October 16, 2001.

         "Redemption amount" means for each Series K Note, the product of (i) the principal amount of that Series K Note and (ii) a fraction whose numerator is the Treasury portfolio purchase price and whose denominator is the aggregate principal amount of the Series K Notes outstanding on the tax event redemption date.

         "Treasury portfolio purchase price" means, in the case of a tax redemption event, the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the tax event redemption date for the purchase of tax event Treasury portfolio for settlement on the tax event redemption date.

         "Quotation agent" means Merrill Lynch Government Securities, Inc. or its successor or any other primary U.S. government securities dealer in New York City selected by TXU Corp.

         The Treasury portfolio to be purchased in connection with a tax event redemption, or tax event Treasury portfolio, will consist of (i) interest or principal strips of U.S. Treasury securities that mature on or prior to November 16, 2006 in an aggregate amount equal to the principal amount of Series K Notes outstanding, and (ii) interest or principal strips of U.S. Treasury securities which mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the Series K Notes outstanding on that date.

         Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of Series K Notes to be redeemed at its registered address. Unless TXU Corp. defaults in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the Series K Notes. In the event any Series K Notes are called for redemption, neither TXU Corp. nor the trustee will be required to register the transfer of or exchange the Series K Notes to be redeemed.

         Other than in the event of a tax event, TXU Corp. will not have the ability to redeem the Series K Notes prior to their stated maturity date.

BOOK-ENTRY

         The Series K Notes will trade through The Depository Trust Company
(DTC). The Series K Notes are represented by one or more global certificates and registered in the name of Cede & Co., DTC's nominee.

         DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants). The rules applicable to DTC and its participants are on file with the SEC.

         Purchases of the Series K Notes within the DTC system must be made through participants, which will receive a credit for the Series K Notes on DTC's records. The beneficial ownership interest of each purchaser will be recorded on the participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through which they purchased Series K Notes. Beneficial owners will not receive certificates for their Series K Notes, except if use of the book-entry system for the Series K Notes is discontinued.

         To facilitate subsequent transfers, all Series K Notes deposited by participants with DTC are registered in the name of Cede & Co. The deposit of the Series K Notes with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Series K Notes. DTC's records reflect only the identity of the participants to whose accounts such Series K Notes are credited. These participants may or may not be the beneficial owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, will be governed by arrangements among them.

         Redemption notices will be sent to Cede & Co.

         Neither DTC nor Cede & Co. will itself consent or vote with respect to Series K Notes. Under its usual procedures, DTC would mail an omnibus proxy to TXU Corp. as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the Series K Notes are credited on the record date. TXU Corp. believes that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the Series K Notes.

         Payments of the principal of and interest on a global certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither TXU Corp., the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global certificate, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global certificate as shown on the records of DTC or its nominee. TXU Corp. also expects that payments by participants to owners of beneficial interests in such global certificate held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

         Except as provided in this pricing supplement, a beneficial owner will not be entitled to receive physical delivery of the Series K Notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the Series K Notes.

         DTC may discontinue providing its services as securities depository with respect to the Series K Notes at any time by giving reasonable notice to TXU Corp. In the event no successor securities depository is obtained, certificates for the Series K Notes will be printed and delivered. If TXU Corp. decides to discontinue use of the DTC system of book-entry transfers, certificates for the Series K Notes will be printed and delivered.

         The information in this subsection, -- "Book-Entry," concerning DTC and DTC's book-entry system has been obtained from sources that TXU Corp. believes to be reliable, but TXU Corp. does not take any responsibility for the accuracy of this information.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following discussion describes the material United States federal income tax consequences of the ownership and disposition of the Series K Notes acquired by you in the remarketing and held by you as capital assets. This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are subject to special rules, such as, for example, certain financial institutions, insurance companies, dealers and certain traders in securities, persons holding the Series K Notes as part of a "straddle," "hedge," "conversion" or similar transaction, holders of Series K Notes that are being remarketed in the remarketing, U.S. holders (as defined below) whose functional currency is not the United States dollar, certain former citizens or residents of the United States, partnerships or other entities classified as partnerships for United States federal income tax purposes, and persons subject to the alternative minimum tax. In addition, this summary does not address any non-income tax considerations or any aspects of state, local, or foreign tax laws. This summary is based on the Internal Revenue Code of 1986, as amended (Code), Treasury regulations, administrative pronouncements, and judicial decisions in effect as of the date hereof, all of which are subject to change, possibly on a retroactive basis. You are urged to consult your tax advisor with regard to the application of the United States federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

         If a partnership or other entity classified as a partnership for United States federal income tax purposes holds Series K Notes, the tax treatment of the partnership and each partner generally will depend on the activities of the partnership and the status of the partner. Partnerships acquiring Series K Notes, and partners in such partnerships, should consult their tax advisors.

CLASSIFICATION OF THE SERIES K NOTES

         In connection with the issuance of the Series K Notes, Thelen Reid & Priest LLP, TXU Corp.'s counsel, delivered an opinion that, under then-current law, based on certain representations, facts, and assumptions contained in that opinion, the Series K Notes would be classified as indebtedness for United States federal income tax purposes. Generally, characterization of an obligation as indebtedness for United States federal income tax purposes is made at the time of the issuance of the obligation. Consistent with the opinion received from its counsel at the time of the issuance of the Series K Notes, TXU Corp. has treated and will continue to treat the Series K Notes as indebtedness for United States federal income tax purposes. An opinion of counsel is not binding on the Internal Revenue Service (IRS) or any court, however, and it is possible that the IRS could successfully assert that the Series K Notes are not properly treated as indebtedness prior to the remarketing, in which case your tax consequences from the ownership and disposition of the Series K Notes may differ from those described below. By acquiring Series K Notes in the remarketing, you will be deemed to have agreed to treat the Series K Notes as indebtedness for United States federal income tax purposes.

         Because of the manner in which the interest rate on the Series K Notes is reset, TXU Corp. has treated and will continue to treat the Series K Notes as indebtedness subject to the Treasury regulations governing contingent payment debt instruments (the contingent payment debt regulations). The proper application of the contingent payment debt regulations to the Series K Notes following the remarketing is uncertain in a number of respects, however, and it is possible that the IRS could successfully assert that the Series K Notes should be treated in a different manner than as described below. A different treatment of the Series K Notes could affect the amount, timing and character of income, gain or loss with respect to an investment in the Series K Notes. Accordingly, you are urged to consult your tax advisor regarding the United States federal income tax consequences of owning the Series K Notes.

         The remainder of this discussion assumes that the Series K Notes will be treated as indebtedness subject to the contingent payment debt regulations as described above.

TAX CONSEQUENCES TO U.S. HOLDERS

         The following summary applies to U.S. holders. The term "U.S. holder" means a beneficial owner of the Series K Notes that is (1) a person who is a citizen or resident of the United States; (2) a corporation, or other entity classified as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (3) an estate the income of which is subject to United States federal income taxation regardless of its source; or
(4) a trust if (a) a court within the United States can exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or
(b) the trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.

INTEREST ACCRUALS BASED ON COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE

         Under the contingent payment debt regulations (subject to the discussion below), regardless of your method of accounting for United States federal income tax purposes, you are required to accrue interest income on the Series K Notes on a constant-yield basis at an assumed yield (the comparable yield) that was determined at the time of issuance of the Series K Notes. The comparable yield for the Series K Notes was based on the yield at which TXU Corp. could have issued, at the time of issuance of the Series K Notes, a fixed-rate debt instrument with no contingent payments but with terms otherwise similar to those of the Series K Notes. Solely for purposes of determining the amount of interest income that accrues on the Series K Notes, TXU Corp. was required, at the time of issuance of the Series K Notes, to construct a "projected payment schedule" in respect of the Series K Notes representing a series of payments the amount and timing of which would produce a yield to maturity on the Series K Notes equal to the comparable yield.

         For United States federal income tax purposes, you generally are required under the contingent payment debt regulations to use the comparable yield and the projected payment schedule in determining interest accruals and adjustments in respect of a Series K Note, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS. However, there is uncertainty regarding the manner in which the contingent payment debt regulations apply to the remarketing, including whether there should be a change in the projected payment schedule and the precise mechanics for determining the total amount and timing of the adjustments to the interest accruals. For its own reporting purposes, TXU Corp. intends not to change the original projected payment schedule created at the time of the issuance of the Series K Notes. The following discussion assumes that you will use this original projected payment schedule as well.

         Furthermore, assuming that you report your income in a manner consistent with TXU Corp.'s position described below, the amount of income that you will recognize in respect of the Series K Notes generally should correspond to the economic accrual of income on the notes to you and the amount of income you would have recognized if the Series K Notes were not subject to the contingent payment debt regulations. No assurance can be given that the IRS will agree with the application of the contingent payment debt regulations to the remarketing in the manner described below.

         The amount of interest on a Series K Note that accrues in an accrual period is the product of the comparable yield on the Series K Note (adjusted to reflect the length of the accrual period) and the adjusted issue price of the Series K Note. The daily portions of interest in respect of a Series K Note are determined by allocating to each day in an accrual period the ratable portion of interest on the Series K Note that accrues in the accrual period. The initial adjusted issue price of a Series K Note acquired by you in the remarketing will equal $ per $25 principal amount as of the date of the remarketing (the initial adjusted issue price). For any accrual period thereafter, the adjusted issue price will be (x) the sum of the initial adjusted issue price of the Series K Note and all interest previously accrued on such Series K Note starting from the remarketing date (disregarding any positive or negative adjustments described below, including the adjustments reflecting the actual reset rate and additional potential adjustments) minus (y) the total amount of the projected payments on the Series K Note for all previous accrual periods starting from the remarketing date.

         At the time of the issuance of the Series K Notes, TXU Corp. determined that the comparable yield was 5.60% and the projected payment schedule for the Series K Notes, per $25 principal amount, was $0.10 on November 16, 2001, $0.30 for each subsequent quarterly payment date ending on or prior to August 16, 2004, and $0.42 for each quarterly payment date ending after August 16, 2004. We also determined that the projected payment for the Series K Notes, per $25 principal amount, at the maturity date was $25.42 (which included the stated principal amount of the Series K Notes as well as the final projected interest payment). Based on the comparable yield of 5.60% and the initial adjusted issue price of $ per $25 principal amount, you will be required (regardless of your accounting method) to accrue as interest the sum of the daily portions of interest on the Series K Note for each day in the taxable year on which you hold the Series K Note, adjusted as set forth below.

ADJUSTMENTS REFLECTING THE ACTUAL RESET RATE

         Based on the reset rate of %, actual payments on the Series K Notes, per $25 principal amount, will be approximately $ for each quarterly payment date ending after August 16, 2004. Because these payments will differ from the projected quarterly payments of $0.42, you and TXU Corp. will be required to account for these differences as adjustments to interest accrued based on the comparable yield of 5.60% in a reasonable manner over the period to which they relate. For its own reporting purposes, TXU Corp. intends to treat the difference of $ between the projected payment of $0.42 and the actual payment of approximately $ on the Series K Note as a adjustment to the interest accrued (based on the 5.60% comparable yield) during each quarter. You are not required to use the same method to account for the differences between the actual payments and the projected payment schedule so long as you make these adjustments in a reasonable manner.

ADJUSTED TAX BASIS OF THE SENIOR NOTES; ADDITIONAL POTENTIAL ADJUSTMENTS

         Your initial adjusted tax basis in a Series K Note acquired by you in the remarketing will equal the amount that you pay for the Series K Note. Your adjusted tax basis in the Series K Note for any accrual period after the remarketing will equal (x) the sum of your initial adjusted tax basis in the Series K Note and any interest previously accrued on such Series K Note starting from the date of the remarketing (disregarding any positive or negative adjustments, other than those described in the next paragraph) minus (y) the total amount of the projected payments on the Series K Note for all previous accrual periods starting from the date of the remarketing.

         If your initial adjusted tax basis in a Series K Note acquired in the remarketing differs from the initial adjusted issue price in such Series K Note, you will be required to make additional negative or positive adjustments to interest accrued in each period. You will take into account any difference between your initial adjusted tax basis in the Series K Note and the initial adjusted issue price of $ per $25 principal amount by reasonably allocating this difference to daily portions of interest or to projected payments over the remaining term of the Series K Note. If your initial adjusted tax basis in a Series K Note is greater than its initial adjusted issue price, you will take the difference into account as a negative adjustment to interest on the date the daily portion accrues or the projected payment is made. If your initial adjusted tax basis in a Series K Note is less than its initial adjusted issue price, you will take the difference into account as a positive adjustment to interest on the date the daily portion accrues or the projected payment is made. The adjusted tax basis of a Series K Note will be decreased by any such negative adjustments and increased by any such positive adjustments. To the extent that your negative adjustment exceeds your positive adjustment, such excess is a net negative adjustment that is not subject to the two percent floor limitation imposed on miscellaneous deductions under Section 67 of the Code.

         Upon accruing interest income based on the comparable yield of 5.60% and making positive and negative adjustments that reflect the actual reset rate as described in the immediately preceding subsection and the possible difference between your initial adjusted tax basis in the Series K Note and its initial adjusted issue price of $ per $25 principal amount as described in this subsection, the amount of income that you will recognize in respect of the Series K Notes generally should correspond to the economic accrual of income on the notes to you and the amount of income you would have recognized if the Series K Notes were not subject to the contingent payment debt regulations.

SALE, EXCHANGE OR OTHER DISPOSITION OF THE SERIES K NOTES

         Upon a sale, exchange or other disposition of a Series K Note (including a redemption), you will generally recognize gain or loss equal to the difference between the amount realized on the disposition and your adjusted tax basis in the Series K Note. Such gain or loss generally will be capital gain or loss (except to the extent of any positive adjustment that you have not yet accrued and included in income, which will be treated as interest income) and generally will be long-term capital gain or loss if you held the Series K Note for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. If you sell a Series K Note at a loss that meets certain thresholds, you may be required to file a disclosure statement with the IRS under recently promulgated Treasury regulations.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

         The following applies to you if you are a beneficial owner of a Series K Note that is not a U.S. holder or a partnership (or entity treated as a partnership for U.S. federal income tax purposes). Special rules may apply to you if you are a "controlled foreign corporation," "passive foreign investment company," or "foreign personal holding company" for United States federal income tax purposes. If you are such an entity, you should consult your tax advisor to determine the tax consequences that may be relevant to you.

         All payments on a Series K Note made to you and any gain realized on a sale, exchange or other disposition of a Series K Note will be exempt from United States federal income and withholding tax, provided that:

         o you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of TXU Corp.'s stock entitled to vote,

         o you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership,

         o    you are not a bank receiving certain types of interest,

         o    you have fulfilled the certification requirement described below,

         o such payments are not effectively connected with the conduct by you of a trade or business in the United States, and

         o in the case of gain realized on the sale, exchange or other disposition of a Series K Note, if you are a nonresident alien individual, you are not present in the United States for 183 or more days in the taxable year of the disposition where certain other conditions are met.

         The certification requirement referred to above will be fulfilled if you certify to us on IRS Form W-8BEN (or an acceptable substitute), under penalties of perjury, that you are not a United States person and provide your name and address, and we do not have actual knowledge or reason to know that the form is incorrect.

         If you are engaged in a trade or business in the United States, and if payments on a Series K Note are effectively connected with the conduct of this trade or business, you will generally be taxed in the same manner as a U.S. holder (see -- "Tax Consequences to U.S. Holders" above), except that you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. You should consult your tax advisor with respect to other tax consequences of the ownership of the Series K Notes, including the possible imposition of a 30% branch profits tax.

INFORMATION REPORTING AND BACKUP WITHHOLDING

         Information returns may be filed with the IRS in connection with payments on the Series K Notes and the proceeds from a sale or other disposition of the Series K Notes. You may receive statements containing the information reflected on these returns. The amounts reported to you may not reflect the amounts that you will be required to include in income in respect of the Series K Notes, even if you take adjustments into account in the manner described above. Please consult your tax advisor regarding calculating your taxable income from the Series K Notes based on the amounts reported to you and other information available to you, including the information provided in this prospectus supplement.

         If you are a U.S. holder, you may be subject to United States backup withholding tax on these payments if you fail to provide your taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. If you are not a U.S. holder, you may be subject to United States backup withholding tax on these payments unless you comply with certification procedures to establish that you are not a United States person. The certification procedures required of you to claim the exemption from withholding tax on certain payments on the Series K Notes described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well.

         The amount of any backup withholding from a payment will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that you timely furnish the required information to the IRS.

                                   REMARKETING

         The remarketing is being made under the terms and subject to the conditions contained in a remarketing agreement and supplemental remarketing agreement. These agreements require Merrill Lynch, Pierce, Fenner & Smith

Incorporated and Banc of America Securities LLC, as the remarketing agents, to use their reasonable efforts to sell the Series K Notes at a price of approximately 100.5% of the Treasury portfolio purchase price. Due to market conditions and other factors, the remarketing agents may be unable to sell the Series K Notes at a price of approximately 100.5% of the Treasury portfolio purchase price. If, despite using their reasonable efforts, the remarketing agents cannot remarket all of the Series K Notes subject to the remarketing at a price not less than 100% of the Treasury portfolio purchase price, or a condition precedent to the remarketing has not been satisfied, then the remarketing will fail. If the remarketing fails, the Series K Notes which are currently held as a component of a Corporate Unit will continue to be a component of such Corporate Unit, the Series K Notes which are not currently held as a component of a Corporate Unit will be returned to the custodial agent for redelivery to the holders thereof and another remarketing will be attempted in November, 2004.

         In the remarketing, TXU Corp. may submit an order to purchase a substantial portion of the Series K Notes to be remarketed. Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc of America Securities LLC have no obligation to purchase any of the Series K Notes.

         Pursuant to the remarketing agreement and the supplemental remarketing agreement dated August , 2004, the remarketing agents are allowed to retain a remarketing fee from any proceeds received in connection with the remarketing in excess of the Treasury portfolio purchase price. The remarketing fee will not exceed 25 basis points (0.25%) of the Treasury portfolio purchase price. Neither TXU Corp. nor the holders of Series K Notes participating in the remarketing will otherwise be responsible for any remarketing fee in connection with the remarketing.

         TXU Corp. has been advised by the remarketing agents that the remarketing agents propose initially to remarket the Series K Notes to investors at the price to the public set forth on the cover page of this pricing supplement. After the initial remarketing, the offering price may be changed.

         In order to facilitate the remarketing of the Series K Notes, the remarketing agents may engage in transactions that stabilize, maintain or otherwise affect the price of the Series K Notes. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Series K Notes. In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of these purchases. Neither TXU Corp. nor the remarketing agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series K Notes. In addition, neither TXU Corp. nor the remarketing agents makes any representation that Merrill Lynch, Pierce, Fenner & Smith Incorporated or Banc of America Securities LLC will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

         TXU Corp. has agreed to indemnify the remarketing agents against or to contribute to payments that the remarketing agents may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

         Merrill Lynch, Pierce, Fenner & Smith Incorporated and Banc of America Securities LLC have engaged, and may in the future engage, in transactions with and perform services for TXU Corp. and certain of its affiliates in the ordinary course of business, including as lenders under certain of their credit facilities, for which they have received or will receive customary fees and expenses.

                                     EXPERTS

         The consolidated financial statements of TXU Corp. and subsidiaries included in the Annual Report of TXU Corp. on Form 10-K for the year ended December 31, 2003, and incorporated in this pricing supplement by reference, have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report included in the Annual Report of TXU Corp. on Form 10-K, filed with the SEC on March 15, 2004, which expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142 and the rescission of Emerging Issues Task Force Issue 98-10, as described in the Notes to the Financial Statements. The consolidated financial statements of TXU Corp. and subsidiaries have been incorporated by reference in this pricing supplement in reliance upon the report of such independent registered public accounting firm given upon their authority as experts in accounting and auditing.

         With respect to the unaudited condensed consolidated interim financial information of TXU Corp. included in TXU Corp.'s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004, that is incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus (March Quarterly Report), Deloitte & Touche LLP, independent registered public accounting firm, has applied limited procedures in accordance with standards of the Public Company Accounting Oversight Board (United States) for a review of such information. As stated in their report included in the March Quarterly Report, which is incorporated by reference in this pricing supplement and the accompanying prospectus supplement and prospectus, Deloitte & Touche LLP has not audited and does not express an opinion on that interim financial information. Accordingly, the degree of reliance on the report on that information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for any of their reports on the unaudited condensed consolidated interim financial information because those reports are not "reports" or a "part" of the registration statement filed under the Securities Act relating to, among others, the securities offered hereby, prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

                                    LEGALITY

         The validity of the Series K Notes will be passed upon for TXU Corp. by David P. Poole, Esq., Senior Vice President and Associate General Counsel, TXU Business Services Company, Dallas, Texas, and by Thelen Reid & Priest LLP, New York, New York, and for the remarketing agents by Dewey Ballantine LLP, New York, New York. At June 30, 2004, the fair market value of securities of TXU Corp. owned by David P. Poole was approximately $ ______ and by attorneys at Thelen Reid & Priest LLP participating in the representation of TXU Corp. in connection with the preparation of this pricing supplement was approximately $136,564. Robert J. Reger, Jr., a partner at Thelen Reid & Priest LLP, is an officer and a member of the governing boards of certain subsidiaries of TXU Corp.

PROSPECTUS SUPPLEMENT
(To Prospectus dated October 5, 2001)


                             17,500,000 EQUITY UNITS
              (INITIALLY CONSISTING OF 17,500,000 CORPORATE UNITS)
                                    TXU CORP.
                                ----------------

     TXU Corp. is offering 17,500,000 Equity Units. The Equity Units initially will consist of units referred to as Corporate Units, each with a stated amount of $50. Each Corporate Unit will include a purchase contract pursuant to which the holder will agree to purchase from TXU Corp. shares of its common stock on November 16, 2004 and November 16, 2005, and TXU Corp. will make quarterly contract adjustment payments at the rate of 3.65% of $50 per year prior to November 16, 2004 and at the rate of 3.30% of $25 per year thereafter, as described in this prospectus supplement. Each Corporate Unit will also include $25 principal amount of TXU Corp.'s Series K Senior Notes due November 16, 2006 and $25 principal amount of TXU Corp.'s Series L Senior Notes due November 16, 2007. The Series K Notes will bear interest at a rate of 4.75% per year and the Series L Notes will bear interest at a rate of 5.45% per year. These rates are expected to be reset on or after August 16, 2004 for the Series K Notes and August 16, 2005 for the Series L Notes. These Senior Notes will not trade separately from the Corporate Units unless and until substitution is made, the Corporate Units are settled early or the Senior Notes are remarketed, all as described in this prospectus supplement.

     The Corporate Units have been approved for listing on the New York Stock Exchange, or NYSE, under the symbol "TXU PrC," subject to official notice of issuance. On October 10, 2001, the last reported sale price of TXU Corp. common stock on the NYSE was $45.64 per share.

     INVESTING IN THE EQUITY UNITS INVOLVES RISKS THAT ARE DESCRIBED UNDER RISK FACTORS BEGINNING ON PAGE S-15 OF THIS PROSPECTUS SUPPLEMENT.


                                                  Per Corporate
                                                     Unit              Total
                                                  ---------------      -----
Public offering price (1)....................         $50.00       $875,000,000
Underwriting discount........................          $1.50        $26,250,000
Proceeds to TXU Corp. (before expenses)......         $48.50       $848,750,000

(1) Plus accrued interest and accumulated contract adjustment payments from October 16, 2001, if settlement occurs after that date.


     The underwriters may also purchase up to an additional 2,500,000 Corporate Units at the public offering price less the underwriting discount within 30 days of the date of this prospectus supplement in order to cover overallotments, if any.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The Corporate Units are expected to be delivered through the book-entry facilities of The Depository Trust Company on or about October 16, 2001.

                              ---------------------
                           Joint Book-Running Managers


MERRILL LYNCH & CO.                                         GOLDMAN, SACHS & CO.

                              ---------------------
                               Senior Co-Managers

CREDIT SUISSE FIRST BOSTON

                  LEHMAN BROTHERS

                                 SALOMON SMITH BARNEY

                                                 UBS WARBURG

                              ---------------------
                                   Co-Managers

ABN AMRO ROTHSCHILD LLC

                  BANC OF AMERICA SECURITIES LLC

                                 COMMERZBANK SECURITIES

                                                 FIRST UNION SECURITIES, INC.

                              ---------------------

           The date of this prospectus supplement is October 10, 2001.

                                TABLE OF CONTENTS

                              PROSPECTUS SUPPLEMENT

                                                                           Page
                                                                           ----

About this Prospectus Supplement.............................................S-2
Prospectus Supplement Summary................................................S-3
Risk Factors................................................................S-15
Selected Consolidated Income Statement Data of TXU Corp. and
      Subsidiaries..........................................................S-19
Consolidated Capitalization of TXU Corp. and Subsidiaries...................S-20
Price Range of Common Stock and Dividends...................................S-21
Use of Proceeds.............................................................S-21
Accounting Treatment........................................................S-22
Description of the Equity Units.............................................S-22
Description of the Purchase Contracts.......................................S-28
Other Provisions of the Purchase Contract Agreement and the
      Pledge Agreement......................................................S-41
Specific Terms of the Senior Notes..........................................S-45
Material Federal Income Tax Consequences....................................S-52
Underwriting................................................................S-59
Experts.....................................................................S-61
Legality....................................................................S-62

                          PROSPECTUS

About this Prospectus..........................................................2
Where You Can Find More Information............................................2
TXU Corp.......................................................................3
TXU Capital III and TXU Capital IV.............................................3
Use of Proceeds................................................................4
Ratio of Earnings to Fixed Charges and Ratio of Earnings to
      Combined Fixed Charges and Preference Dividends..........................4
Description of TXU Corp. Capital Stock.........................................4
Description of Stock Purchase Contracts and Stock Purchase Units...............7
Description of Debt Securities.................................................7
Description of TXU Capital's Preferred Trust Securities
      and Common Trust Securities.............................................16
Description of the Guarantee..................................................23
Description of the Junior Subordinated Debentures.............................26
Plan of Distribution..........................................................36
Experts.......................................................................37
Legality......................................................................38


                        ABOUT THIS PROSPECTUS SUPPLEMENT

     You should read this prospectus supplement along with the prospectus that follows. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. TXU Corp. has not authorized any other person to provide you with different information. TXU Corp. is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of these documents.

                          PROSPECTUS SUPPLEMENT SUMMARY

     You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference.

                                    TXU CORP.

     TXU Corp. is a multinational energy services holding company with operations primarily in the United States, Europe and Australia.

     Through its direct and indirect subsidiaries, TXU Corp. engages in:

     o the generation, purchase, transmission, distribution and sale of electricity;

     o    the purchase, transmission, distribution and sale of natural gas;

     o    energy marketing; and

     o    energy services, telecommunications and other businesses.

     TXU Corp.'s principal subsidiaries are:

     o TXU Electric Company, an electric utility company engaged in the generation, purchase, transmission, distribution and sale of electric energy in the north-central, eastern and western parts of Texas;

     o TXU Gas Company, an integrated company engaged in the purchase, transmission, distribution, and sale of natural gas in the north-central, eastern and western parts of Texas and wholesale and retail marketing of natural gas and electricity throughout the United States and parts of Canada; and

     o TXU Europe Limited, which is the holding company for TXU Corp.'s United Kingdom and other European operations. Its subsidiary Eastern Electricity Limited is the largest supplier (retailer) and distributor of electricity in England and Wales. Other subsidiaries of TXU Europe Limited include one of the largest generators of electricity and one of the largest retail suppliers of natural gas in the United Kingdom, and an energy trading company that manages price and volume risks associated with energy related businesses.

     TXU Australia Holdings (Partnership) Limited Partnership is a holding company for TXU Corp.'s Australian operations. Its principal operating subsidiaries include TXU Electricity Limited, which purchases, distributes and retails electricity in the State of Victoria, Australia, the gas operations of TXU Networks (Gas) Pty. Ltd., which distributes natural gas in Victoria, and TXU Pty. Ltd., which retails natural gas in Victoria. TXU Australia also owns the only underground natural gas storage facilities in Victoria and operates the 1,280 megawatt Torrens Island power station in South Australia.

     TXU Corp. also owns 50% of Pinnacle One Partners, L.P., a joint venture that owns TXU Communications Ventures Company, a diversified telecommunications provider competing primarily in the Texas market.

     Other wholly-owned subsidiaries perform specialized functions within the TXU Corp. system.

     TXU Corp.'s principal executive offices are located at Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201, and its telephone number is (214) 812-4600.

                               THE OFFERING -- Q&A

WHAT ARE EQUITY UNITS?

     The Equity Units consist of units referred to as Corporate Units and Treasury Units. The Equity Units offered will initially consist of 17,500,000 Corporate Units (20,000,000 Corporate Units if the underwriters exercise their overallotment option in full), each with a stated amount of $50. From each Corporate Unit, the holder may create a Treasury Unit, as described below.

WHAT ARE THE COMPONENTS OF CORPORATE UNITS?

     Each Corporate Unit will consist of a purchase contract and, initially, $25 principal amount of Series K Notes and $25 principal amount of Series L Notes. In this prospectus supplement, the Series K Notes and the Series L Notes, together, are referred to as the Senior Notes. The Senior Notes that are components of each Corporate Unit will be owned by the holder of the Corporate Unit, but they will be pledged to TXU Corp. to secure the holder's obligations under the purchase contract. If either series of Senior Notes is successfully remarketed or a tax event redemption occurs, in each case as described in this prospectus supplement, the applicable ownership interest in a Treasury portfolio will replace that series of Senior Notes as a component of each Corporate Unit and will be pledged to TXU Corp. to secure the holder's obligations under the purchase contract.

WHAT IS A PURCHASE CONTRACT?

     Each purchase contract underlying an Equity Unit obligates the holder of the purchase contract to purchase, and obligates TXU Corp. to sell, on each of November 16, 2004 and November 16, 2005, for $25, a fraction of a newly issued share of TXU Corp. common stock equal to the "settlement rate." The settlement rate will be calculated, subject to adjustment as described under DESCRIPTION OF THE PURCHASE CONTRACTS -- "Anti-Dilution Adjustments," as follows:

     o if the applicable market value of TXU Corp. common stock is less than or equal to the reference price, the settlement rate will be 0.5478;

     o if the applicable market value of TXU Corp. common stock is equal to or greater than the threshold appreciation price, the settlement rate will be 0.4490; and

     o if the applicable market value of TXU Corp. common stock is less than the threshold appreciation price but greater than the reference price, the settlement rate will be equal to $25 divided by the applicable market value.

     "Applicable market value" means the average of the closing price per share of TXU Corp. common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding November 16, 2004 and November 16, 2005, as the case may be. The "reference price" is $45.64, which is the last reported sale price of TXU Corp. common stock on the NYSE on October 10, 2001. The threshold appreciation price is $55.68.

     At the option of each holder, a purchase contract may be settled early. If a purchase contract is settled early prior to November 16, 2004, 0.8980 shares of TXU Corp. common stock will be issued per purchase contract. This amount reflects the settlement of both portions of the applicable purchase contract. If a purchase contract is settled early after November 16, 2004, 0.4490 shares of TXU Corp. common stock will be issued per purchase contract.

WHAT ARE TREASURY UNITS?

     Treasury Units are Equity Units consisting of a purchase contract and a 1/40, or 2.5%, undivided beneficial ownership interest in each of a 3-year Treasury security and a 4-year Treasury security. The 3-year Treasury security is a zero-coupon U.S. Treasury security with a principal amount at maturity of $1,000 that matures on November 15, 2004. The 4-year Treasury security is a zero-coupon U.S. Treasury security with a principal amount at maturity of $1,000 that matures on November 15, 2005. In this prospectus supplement, the 3-year Treasury securities and the 4-year Treasury securities, together, are referred to as Treasury securities. The interests in the Treasury securities that are components of each Treasury Unit will be pledged to TXU Corp. to secure the holder's obligations under the purchase contract.

HOW CAN I CREATE TREASURY UNITS FROM CORPORATE UNITS?

     If a Treasury portfolio has not replaced any Senior Notes as a component of the Corporate Units as the result of a successful remarketing of Senior Notes or a tax event redemption, each holder of Corporate Units will have the right, at any time on or prior to the fifth business day immediately preceding November 16, 2005 (except during the six business day period ending November 16, 2004), to substitute for any related Series K Notes held by the collateral agent 3-year Treasury securities, and for any related Series L Notes held by the collateral agent 4-year Treasury securities, in each case, in a total principal amount at maturity equal to the aggregate principal amount of the Senior Notes for which substitution is being made. In these circumstances, on or prior to the fifth business day immediately preceding November 16, 2004, holders may only create Treasury Units by making substitutions of Treasury securities for both Series K Notes and Series L Notes. These substitutions will create Treasury Units, and the applicable Senior Notes will be released to the holder. Because Treasury securities are issued in multiples of $1,000, holders of Corporate Units may make these substitutions only in integral multiples of 40 Corporate Units.

     If a 3-year Treasury portfolio has replaced Series K Notes as a component of the Corporate Units as the result of a successful remarketing of the Series K Notes and a tax event redemption has not occurred, holders of Corporate Units may create Treasury Units by making substitutions of 3-year Treasury securities for the applicable ownership interest in the 3-year Treasury portfolio and of 4-year Treasury securities for Series L Notes. These substitutions may be made at any time on or prior to the fifth business day immediately preceding November 16, 2005 (except during the three business day period ending November 16, 2004) and only in multiples of 1,600,000 Corporate Units. In these circumstances, on or prior to the second business day immediately preceding November 16, 2004, holders may only create Treasury Units by making substitutions of Treasury securities for both the applicable ownership interest in the 3-year Treasury portfolio and the Series L Notes. In such a case, holders would also obtain the release of the applicable ownership interest in the 3-year Treasury portfolio and the Series L Notes for which substitution is being made.

     If a Treasury portfolio has replaced the Series L Notes as a component of the Corporate Units as the result of a successful remarketing of the Series L Notes or a tax event redemption has occurred, holders of Corporate Units may create Treasury Units by making substitutions of Treasury securities for the applicable ownership interest in the relevant Treasury portfolio, at any time on or prior to the second business day immediately preceding November 16, 2005 (except during the three business day period ending November 16, 2004) and only in multiples of 1,600,000 Corporate Units. In such a case, holders would also obtain the release of the appropriate applicable ownership interest in the Treasury portfolio rather than a release of the applicable Senior Notes.

HOW CAN I RECREATE CORPORATE UNITS FROM TREASURY UNITS?

     If a Treasury portfolio has not replaced any Senior Notes as a component of the Corporate Units as a result of a successful remarketing of Senior Notes or a tax event redemption, each holder of Treasury Units will have the right, at any time on or prior to the fifth business day immediately preceding November 16, 2005 (except during the six business day period ending November 16, 2004), to substitute Series K Notes for any related 3-year Treasury securities held by the collateral agent and Series L Notes for any related 4-year Treasury securities held by the collateral agent, in each case, in an aggregate principal amount equal to the aggregate principal amount at maturity of the Treasury securities for which substitution is being made. In these circumstances, on or prior to the fifth business day immediately preceding November 16, 2004, holders may only recreate Corporate Units by making substitutions of Senior Notes for both Treasury securities. These substitutions would recreate Corporate Units, and the applicable Treasury securities would be released to the holder. Because Treasury securities are issued in integral multiples of $1,000, holders of Treasury Units may make these substitutions only in integral multiples of 40 Treasury Units.

     If a 3-year Treasury portfolio has replaced Series K Notes as a component of the Corporate Units as the result of a successful remarketing of the Series K Notes and a tax event redemption has not occurred, holders of Treasury Units may recreate Corporate Units by making substitutions of the applicable ownership interest in the 3-year Treasury portfolio for 3-year Treasury securities and Series L Notes for 4-year Treasury securities. These substitutions may be made at any time on or prior to the fifth business day immediately preceding November 16, 2005 (except during the three business day period ending November 16, 2004), and only in multiples of 1,600,000 Treasury Units. In these circumstances, on or prior to the second business day immediately preceding November 16, 2004, holders may only recreate Corporate Units by making substitutions of the applicable ownership interest in the 3-year Treasury portfolio and the Series L Notes, as the case may be, for both Treasury securities. In such a case, holders would also obtain the release of the applicable Treasury securities.

     If a Treasury portfolio has replaced the Series L Notes as a component of the Corporate Units as the result of a successful remarketing of the Series L Notes or a tax event redemption has occurred, holders of the Treasury Units may create Corporate Units by making substitutions of the appropriate applicable ownership interest in the relevant Treasury portfolio for the applicable Treasury securities at any time on or prior to the second business day immediately preceding November 16, 2005 (except during the three business day period ending November 16, 2004) and only in integral multiples of 1,600,000 Treasury Units. In such a case, holders would also obtain the release of the applicable Treasury securities.

WHAT PAYMENTS AM I ENTITLED TO AS A HOLDER OF CORPORATE UNITS?

     Holders of Corporate Units will be entitled to receive total cash distributions at the rate of 8.75% of the initial stated amount per year prior to November 16, 2004 and at the rate of 8.75% of the remaining stated amount per year thereafter, in each case, payable quarterly in arrears. Prior to November 16, 2004, cash distributions will consist of interest on the related Series K Notes or cash distributions on the applicable ownership interest of the 3-year Treasury portfolio at the rate of 4.75% of $25 per year, interest on the related Series L Notes or cash distributions on the applicable ownership interest of the 4-year Treasury portfolio at the rate of 5.45% of $25 per year and distributions of contract adjustment payments payable by TXU Corp. at the rate of 3.65% of the stated amount per year, subject to TXU Corp.'s right to defer the payment of such contract adjustment payments. From November 16, 2004, cash distributions will consist of interest on the related Series L Notes or cash distributions on the applicable ownership interest of the 4-year Treasury portfolio at the rate of 5.45% of $25 per year and distributions of contract adjustment payments payable by TXU Corp. at the rate of 3.30% of the remaining stated amount per year, subject to TXU Corp.'s right to defer the payments of such contract adjustment payments. Each Corporate Unit has a stated amount of $50 until November 16, 2004 and a remaining stated amount of $25 thereafter. TXU Corp.'s obligations with respect to contract adjustment payments will be subordinate and junior in right of payment to its obligations under any of its senior indebtedness. In addition, original issue discount, or OID, for United States federal income tax purposes will accrue on each related Senior Note. TXU Corp. is not entitled to defer interest payments on the Senior Notes.

WHAT PAYMENTS AM I ENTITLED TO IF I CONVERT MY CORPORATE UNITS TO TREASURY
UNITS?

     Holders of Treasury Units will be entitled to receive quarterly cash distributions of contract adjustment payments payable by TXU Corp. at the rate of 3.65% of the stated amount per year prior to November 16, 2004, and at a rate of 3.30% of the remaining stated amount per year thereafter, in each case, subject to TXU Corp.'s rights of deferral described herein. Each Treasury Unit has a stated amount of $50 until November 16, 2004 and a remaining stated amount of $25 thereafter. In addition, OID will accrue on each related Treasury security.

DOES TXU CORP. HAVE THE OPTION TO DEFER CURRENT PAYMENTS?

     Prior to November 16, 2004, TXU Corp. has the right to defer the payment of contract adjustment payments until no later than November 16, 2004. From November 16, 2004, TXU Corp. has the right to defer the payment of contract adjustment payments until no later than November 16, 2005. Any deferred contract adjustment payments would accrue additional contract adjustment payments at the rate of 8.75% per year of the stated amount or the remaining stated amount until paid, compounded quarterly, to but excluding November 16, 2004 or November 16, 2005, as the case may be. TXU Corp. is not entitled to defer payments of interest on the Senior Notes. In the event TXU Corp. exercises its option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, TXU Corp. will not, with certain exceptions, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock.

WHAT ARE THE PAYMENT DATES FOR THE CORPORATE UNITS?

     The current payments described above in respect of the Corporate Units will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing November 16, 2001. In the case of contract adjustment payments, the payments will be payable to but excluding the earlier of November 16, 2005 or the most recent quarterly payment date on or before any early settlement of the related purchase contracts. These contract adjustment payments are subject to the deferral provisions described in this prospectus supplement. Interest payments on the Senior Notes are described below under the questions and answers beginning with "What interest payments will I receive on the Senior Notes?"

WHAT IS REMARKETING?

     The Senior Notes of Corporate Unit holders will be remarketed on the third business day immediately preceding August 16, 2004, in the case of Series K Notes, and the third business day immediately preceding August 16, 2005, in the case of the Series L Notes. The remarketing agents will use their reasonable efforts to obtain a price for the Senior Notes of approximately 100.5% of the purchase price for the applicable Treasury portfolio. A portion of the proceeds from the remarketing equal to the applicable Treasury portfolio purchase price will be applied to purchase the applicable Treasury portfolio. The applicable Treasury portfolio will be substituted for the applicable Senior Notes and will be pledged to the collateral agent to secure the Corporate Unit holders' obligations to purchase TXU Corp. common stock under the purchase contracts. When paid at maturity, an amount of the applicable Treasury portfolio equal to the principal amount of the applicable Senior Notes will automatically be applied to satisfy the Corporate Unit holders' obligations to purchase TXU Corp. common stock under the purchase contracts on the relevant settlement date.

     In addition, the remarketing agents may deduct, as a remarketing fee, an amount not exceeding 25 basis points (0.25%) of the applicable Treasury portfolio purchase price from any amount of the proceeds from the remarketing of the applicable Senior Notes in excess of the applicable Treasury portfolio purchase price. The remarketing agents will then remit the remaining portion of the proceeds from the remarketing of those Senior Notes, if any, for the benefit of the holders.

     If the remarketing of Senior Notes on the third business day preceding August 16, 2004, in the case of Series K Notes, and the third business day immediately preceding August 16, 2005, in the case of the Series L Notes, fails because the remarketing agents cannot obtain a price for the applicable Senior Notes of at least 100% of the applicable Treasury portfolio purchase price or a condition precedent to the remarketing has not been satisfied, those Senior Notes will continue to be a component of Corporate Units and another remarketing will be attempted on the third business day preceding November 16, 2004, in the case of the Series K Notes, and the third business day immediately preceding November 16, 2005, in the case of the Series L Notes, as described below.

     The Senior Notes that are components of Corporate Units whose holders have failed to notify the purchase contract agent on or prior to the fifth business day before November 16, 2004, in the case of the Series K Notes, or on or prior to the fifth business day before November 16, 2005, in the case of the Series L Notes, of their intention to pay cash in order to satisfy their obligations under the applicable portion of the related purchase contracts, will be remarketed on the third business day immediately preceding November 16, 2004, in the case of the Series K Notes, and the third business day immediately preceding November 16, 2005, in the case of the Series L Notes. In those remarketings, the remarketing agents will use their reasonable efforts to obtain a price for the applicable Senior Notes of approximately 100.5% of the aggregate principal amount of those Senior Notes. A portion of the proceeds from each remarketing equal to the total principal amount of the applicable Senior Notes will automatically be applied to satisfy in full the Corporate Unit holders' obligations to purchase TXU Corp. common stock under the related purchase contracts on the relevant settlement date.

     The remarketing agents will deduct, as a remarketing fee, an amount not exceeding 25 basis points (0.25%) of the aggregate principal amount of the remarketed Senior Notes from any amount of the proceeds from the remarketing of the applicable Senior Notes in excess of the aggregate principal amount of those Senior Notes. The remarketing agents will remit the remaining portion of the proceeds from the remarketing of those Senior Notes, if any, for the benefit of the holders.

     If either the remarketing of the Series K Notes on the third business day preceding November 16, 2004, or the remarketing of the Series L Notes on the third business day preceding November 16, 2005, fails because the remarketing agents cannot obtain a price of at least 100% of the total principal amount of the applicable Senior Notes or a condition precedent to such remarketing has not been satisfied, TXU Corp. will exercise its rights as a secured party to dispose of the applicable Senior Notes that are included in Corporate Units in accordance with applicable law and to satisfy in full, from the proceeds of the disposition, the holders' obligations to purchase TXU Corp. common stock under the applicable portion of the related purchase contracts on the relevant settlement date. If either of those remarketings fails, holders of the applicable Senior Notes that are not included in Corporate Units will have the option to put their Senior Notes to TXU Corp.

WHAT ARE THE TREASURY PORTFOLIOS?

     A Treasury portfolio is a portfolio of zero-coupon U.S. Treasury securities. The 3-year Treasury portfolio to be purchased in connection with the remarketing of the Series K Notes on August 16, 2004 and the 4-year Treasury portfolio to be purchased in connection with the remarketing of the Series L Notes on August 16, 2005 will consist of:

     o interest or principal strips of U.S. Treasury securities that mature on or prior to November 15, 2004, in the case of the 3-year Treasury portfolio, and November 15, 2005, in the case of the 4-year Treasury portfolio, in an aggregate amount equal to the principal amount of the relevant Senior Notes included in the Corporate Units; and

     o with respect to the scheduled interest payment date on the Series K Notes that occurs on November 16, 2004, in the case of the 3-year Treasury portfolio, and the scheduled interest payment date on the Series L Notes that occurs on November 16, 2005, in the case of the 4-year Treasury portfolio, interest or principal strips of U.S. Treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on that interest payment date on the principal amount of the applicable Senior Notes that would have been included in the Corporate Units assuming no remarketing and no reset of the interest rate on the applicable Senior Notes.

     For a description of the Treasury portfolio to be purchased in the context of a tax event redemption, see SPECIFIC TERMS OF THE SENIOR NOTES -- "Tax Event Redemption."

IF I AM NOT A PARTY TO A PURCHASE CONTRACT, MAY I STILL PARTICIPATE IN A REMARKETING OF MY SENIOR NOTES?

     Holders of Senior Notes that are not components of Corporate Units may elect, in the manner described in this prospectus supplement, to have their Senior Notes remarketed by the remarketing agents.

BESIDES PARTICIPATING IN A REMARKETING, HOW WILL I SATISFY OBLIGATIONS UNDER THE PURCHASE CONTRACTS?

     Holders of Equity Units may satisfy their obligations, or their obligations will be terminated, under the purchase contracts:

     o by settling the purchase contracts with cash on the business day prior to November 16, 2004 and on the business day prior to November 16, 2005, in each case, with prior notification to the purchase contract agent;

     o through early settlement by the earlier delivery of cash to the purchase contract agent in the manner described in this prospectus supplement; or

     o without any further action, upon the termination of the purchase contracts as a result of a bankruptcy, insolvency or reorganization of TXU Corp.

     If a holder does not participate in a remarketing and does not give notice to the purchase contract agent that the holder intends to settle the purchase contract with cash on the settlement dates, TXU Corp. will exercise its rights as a secured party in respect of the applicable pledged Senior Notes, Treasury portfolio or Treasury securities, as the case may be, to satisfy the holder's obligation to purchase TXU Corp. common stock.

     If the holder of an Equity Unit settles a purchase contract early or if the holder's purchase contract is terminated as a result of a bankruptcy, insolvency or reorganization of TXU Corp., such holder will have no right to receive any accrued contract adjustment payments or deferred contract adjustment payments.

WHAT INTEREST PAYMENTS WILL I RECEIVE ON THE SENIOR NOTES?

     Interest payments on the Series K Notes will be payable initially at the annual rate of 4.75% of the principal amount of $25 per Series K Note to, but excluding, August 16, 2004, or November 16, 2004 if the interest rate is not reset three business days prior to August 16, 2004. Following a reset of the interest rate three business days prior to August 16, 2004 or three business days prior to November 16, 2004, the Series K Notes will bear interest from August 16, 2004, or November 16, 2004, as applicable, at the reset rate to, but excluding, November 16, 2006.

     Interest payments on the Series L Notes will be payable initially at the annual rate of 5.45% of the principal amount of $25 per Series L Note to, but excluding, August 16, 2005, or November 16, 2005 if the interest rate is not reset three business days prior to August 16, 2005. Following a reset of the interest rate three business days prior to August 16, 2005 or three business days prior to November 16, 2005, the Series L Notes will bear interest from August 16, 2005, or November 16, 2005, as applicable, at the reset rate to, but excluding, November 16, 2007.

     For United States federal income tax purposes, OID will accrue on the Senior Notes.

WHAT ARE THE PAYMENT DATES ON THE SENIOR NOTES?

     Interest payments will be payable quarterly in arrears on each February 16, May 16, August 16 and November 16, commencing November 16, 2001.

WHEN WILL THE INTEREST RATE ON THE SENIOR NOTES BE RESET?

     Unless a tax event redemption has occurred, the interest rate on the Senior Notes will be reset on the third business day immediately preceding August 16, 2004 , in the case of the Series K Notes, and on the third business day immediately preceding August 16, 2005, in the case of Series L Notes, and such reset rates will become effective on August 16, 2004, in the case of the Series K Notes, and August 16, 2005, in the case of the Series L Notes. However, if the remarketing of the Senior Notes on the third business day immediately preceding August 16, 2004, in the case of the Series K Notes, and on the third business day immediately preceding August 16, 2005, in the case of the Series L Notes, results in a failed remarketing, the interest rate will not be reset on that date and instead will be reset on the third business day immediately preceding November 16, 2004, in the case of the Series K Notes, and on the third business day immediately preceding November 16, 2005, in the case of the Series L Notes, and such reset rate will become effective on November 16, 2004, in the case of the Series K Notes, and November 16, 2005, in the case of the Series L Notes.

WHAT IS THE RESET RATE?

     In the case of a reset on the third business day immediately preceding August 16, 2004, in the case of the Series K Notes, and on the third business day immediately preceding August 16, 2005, in the case of the Series L Notes, the reset rate will be the rate determined by the reset agent as the rate the applicable Senior Notes should bear in order for the applicable Senior Notes included in Corporate Units to have an approximate aggregate market value on the reset date of 100.5% of the applicable Treasury portfolio purchase price. In the case of a reset on the third business day immediately preceding November 16, 2004, in the case of the Series K Notes, and on the third business day immediately preceding November 16, 2005, in the case of the Series L Notes, the reset rate will be the rate determined by the reset agent as the rate the applicable Senior Notes should bear in order for each applicable Senior Note to have an approximate market value of 100.5% of the principal amount of that Senior Note. TXU Corp. may limit any reset rate to not higher than 200 basis points (2.0%) over the yield on the applicable benchmark Treasury, as discussed in this prospectus supplement. In addition, any reset rate may not exceed the maximum rate, if any, permitted by applicable law.

WHEN MAY THE SENIOR NOTES BE REDEEMED?

     The Senior Notes are redeemable at TXU Corp.'s option, in whole but not in part, upon the occurrence and continuation of a tax event under the circumstances described in this prospectus supplement. Following any such redemption of the Senior Notes, which is referred to as a tax event redemption, prior to November 16, 2005, holders that own Corporate Units will own the applicable ownership interest of a Treasury portfolio as a component of their Corporate Units.

     For a description of the Treasury portfolio to be purchased in the context of a tax event redemption, see SPECIFIC TERMS OF THE SENIOR NOTES -- "Tax Event Redemption."

WHAT IS THE RANKING OF THE SENIOR NOTES?

     The Senior Notes will rank equally with all of TXU Corp.'s other senior unsecured debt. The indenture under which the Senior Notes will be issued does not limit the amount of debt TXU Corp. or any of its subsidiaries may incur. Because TXU Corp. is a holding company that conducts all of its operations through its subsidiaries, holders of Senior Notes will generally have a position junior to the claims of creditors and preferred stockholders of the subsidiaries of TXU Corp. See DESCRIPTION OF DEBT SECURITIES in the accompanying prospectus.

WILL THERE BE A LIMITATION ON LIENS?

     TXU Corp. may not grant a lien on the capital stock of any of its subsidiaries to secure indebtedness of TXU Corp. without similarly securing the Senior Notes, with certain exceptions. The granting of liens by TXU Corp.'s subsidiaries is not restricted in any way. See DESCRIPTION OF DEBT SECURITIES -- "Limitation on Liens" in the accompanying prospectus.

WHAT ARE THE PRINCIPAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES RELATED TO THE CORPORATE UNITS, TREASURY UNITS AND SENIOR NOTES?

     TXU Corp. intends to treat the Senior Notes as contingent payment debt instruments that are subject to the contingent payment debt instrument rules for United States federal income tax purposes. Accordingly, through August 16, 2004, in the case of the Series K Notes, and August 16, 2005, in the case of the Series L Notes, and possibly thereafter, a holder of Corporate Units or the applicable Senior Notes will be required to include in gross income an amount in excess of the interest actually received in respect of such Senior Notes, regardless of the holder's usual method of tax accounting, and will generally recognize ordinary income or loss, rather than capital gain or loss, on the sale, exchange or other disposition of the applicable Senior Notes or of the Corporate Units, to the extent such income is allocable to Senior Notes. A beneficial owner of Treasury Units will be required to include in gross income any OID with respect to the Treasury securities as it accrues on a constant yield to maturity basis. If a Treasury portfolio has replaced a series of Senior Notes as a component of Corporate Units as a result of a successful remarketing of those Senior Notes, a beneficial owner of Corporate Units will be required to include in gross income its allocable share of OID on the applicable Treasury portfolio as it accrues on a constant yield to maturity basis. See MATERIAL FEDERAL INCOME TAX CONSEQUENCES.

WHAT ARE THE RIGHTS AND PRIVILEGES OF THE TXU CORP. COMMON STOCK?

     The shares of TXU Corp. common stock that you will be obligated to purchase under the purchase contracts have one vote per share. For more information, please see the discussion of TXU Corp. common stock and TXU Corp.'s shareholder rights plan in this prospectus supplement under the heading Risk Factors and in the accompanying prospectus under the heading Description of TXU CORP. Capital Stock.

                      THE OFFERING -- EXPLANATORY DIAGRAMS

     The following diagrams demonstrate some of the key features of the purchase contracts, the Senior Notes, the Corporate Units and the Treasury Units, and the transformation of Corporate Units into Treasury Units and separate Senior Notes.

     The following diagrams also assume that the Senior Notes are successfully remarketed, the interest rate on the Senior Notes is reset on the third business day immediately preceding August 16, 2004 or August 16, 2005, as the case may be, and that there is no early settlement. For clarity, the following diagrams also use approximate maturity and other dates.

PURCHASE CONTRACT

     Corporate Units and Treasury Units both include a purchase contract under which the holder agrees to purchase shares of TXU Corp. common stock at the end of three years and four years, as the case may be. In addition, these purchase contracts include unsecured contract adjustment payments as shown in the diagrams on the following pages.



                               [GRAPHIC OMITTED]


[GRAPHICS: (1) Chart showing the relationship between the value of shares delivered at maturity of purchase contracts and the price of TXU Corp. common stock, illustrating that the value of shares delivered at maturity will be greatest if the price of TXU Corp. common stock at maturity exceeds the threshold apprecition price, and least if the TXU Corp. common stock price at maturity is less than or equal to the reference price; and (2) Chart showing relationship between the percentage of shares delivered at maturity of purchase contracts and the price of TXU corp. common stock, illustrating that the percentage of shares delivered at maturity will be the greastest if te price of TXU Corp. common stock at maturity is less than or equal to the reference price, and least if the TXU Corp. common stock price at maturity equals the threshold appreciation price.]


-------------

(1) For each of the percentage categories shown, the percentage of shares to be delivered upon each settlement to a holder of Corporate Units or Treasury Units is determined by dividing (a) the related number of shares to be delivered, as indicated in the footnote for each category, by (b) an amount equal to $25 divided by the reference price.
(2) If the applicable market value of TXU Corp. common stock is less than or equal to $45.64, the reference price, the number of shares to be delivered will be calculated by dividing $25 by $45.64. The "applicable market value" means the average of the closing price per share of TXU Corp. common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding November 16, 2004, or November 16, 2005, as the case may be.
(3) If the applicable market value of TXU Corp. common stock is between $45.64 and $55.68, the threshold appreciation price, the number of shares to be delivered will be calculated by dividing $25 by the applicable market value.
(4) If the applicable market value of TXU Corp. common stock is greater than or equal to $55.68, the number of shares to be delivered will be calculated by dividing $25 by $55.68.
(5) The "reference price" is $45.64, which is the last reported sale price of TXU Corp. common stock as reported on the NYSE on October 10, 2001.
(6)  The "threshold appreciation price" is $55.68.

CORPORATE UNITS

     Each Corporate Unit consists of three components as described below:



                               [GRAPHIC OMITTED]


[GRAPHICS: Charts showing the two components of Corporate units: a purchase contract with one settlement date and a Senior Note.]


o The holder owns the Senior Notes but will pledge them to TXU Corp. to secure the holder's obligations under the purchase contract.

o Following the remarketing of the Series K Notes, the applicable ownership interest in the 3-year Treasury portfolio will replace the Series K Note as a component of the Corporate Unit.

o Following the remarketing of the Series L Notes, the applicable ownership interest in the 4-year Treasury portfolio will replace the Series L Note as a component of the Corporate Unit.

TREASURY UNITS

     Each Treasury Unit consists of three components as described below:



                               [GRAPHIC OMITTED]


[GRAPHIC: Chart showing the two components of Treasury Units: a purchse contract with one settlement date and a Treasury security.]


SENIOR NOTES

     The Senior Notes have the terms described below:



                               [GRAPHIC OMITTED]


[GRAPHIC: Chart showing the terms of the Senior Notes, including interest rate, interest resent date, interest payment dates and maturity date.]

TRANSFORMING CORPORATE UNITS INTO TREASURY UNITS AND SENIOR NOTES

     o To create a Treasury Unit, the holder separates a Corporate Unit into its components -- the purchase contract and the Senior Notes -- and then combines the purchase contract with zero-coupon Treasury securities that mature concurrently with the settlement dates of the purchase contract.

     o The holder owns the Treasury securities but will pledge them to TXU Corp. to secure the holder's obligations under the purchase contract.

     o The Treasury securities together with the purchase contract constitute a Treasury Unit. The Senior Notes, which are no longer components of the Corporate Unit, are tradeable as separate securities.



                               [GRAPHIC OMITTED]


[GRAPHIC: Chart showing how to transform Corporate Units into Treasury Units and Senior notes by substituting Treasury securities for Senior Notes.]

     o Following a successful remarketing of Senior Notes or a tax event redemption, upon the transformation of a Corporate Unit into a Treasury Unit, the applicable ownership interest in a Treasury portfolio, rather than the applicable Senior Notes, will be released to the holder and will no longer trade as part of an Equity Unit.

     o The holder can also transform Treasury Units and Senior Notes into Corporate Units. Following that transformation, the Treasury securities, which will no longer be components of the Treasury Unit, will trade as a separate security.

     The transformation of Corporate Units into Treasury Units and Senior Notes, and the transformation of Treasury Units and Senior Notes into Corporate Units, requires certain minimum amounts of securities, as more fully described in this prospectus supplement.

                                  RISK FACTORS

     Before purchasing the Equity Units, investors should carefully consider the following risk factors together with the other information contained and incorporated by reference into this prospectus supplement and the accompanying prospectus in order to evaluate an investment in the Equity Units.

INVESTORS ASSUME THE RISK THAT THE MARKET VALUE OF TXU CORP. COMMON STOCK MAY DECLINE.

     Although holders of Equity Units will be the beneficial owners of the related Senior Notes, Treasury portfolio or Treasury securities, as the case may be, they do have an obligation pursuant to the purchase contract to buy TXU Corp. common stock. Unless holders pay cash to satisfy their obligations under the purchase contracts or the purchase contracts are terminated due to a bankruptcy, insolvency or reorganization of TXU Corp., either the principal of the appropriate applicable ownership interest of the Treasury portfolio when paid at maturity or the proceeds derived from the remarketing of the Senior Notes, in the case of Corporate Units, or the principal of the related Treasury securities when paid at maturity, in the case of Treasury Units, will automatically be used to purchase a specified number of shares of TXU Corp. common stock on behalf of Equity Unit holders on November 16, 2004 and November 16, 2005. The market value of the TXU Corp. common stock that Equity Unit holders receive on those dates may not equal or exceed the effective price per share of $45.64 paid for the TXU Corp. common stock when they purchased the Equity Units. If the applicable market value of the TXU Corp. common stock is less than $45.64 per share on either of those dates, the aggregate market value of the TXU Corp. common stock issued pursuant to each purchase contract on that date will be less than the effective price per share paid for the TXU Corp. common stock when Equity Unit holders purchased the Equity Units. Accordingly, Equity Unit holders assume the risk that the market value of the TXU Corp. common stock may decline and that the decline could be substantial.

THE OPPORTUNITY FOR EQUITY APPRECIATION PROVIDED BY AN INVESTMENT IN THE EQUITY UNITS IS LESS THAN THAT PROVIDED BY A DIRECT INVESTMENT IN TXU CORP. COMMON STOCK.

     The opportunity for equity appreciation afforded by investing in the Equity Units is less than the opportunity for equity appreciation if an investor invested directly in TXU Corp. common stock. This opportunity is less because the market value of TXU Corp. common stock to be received pursuant to the purchase contract on November 16, 2004 and November 16, 2005 (assuming that the market value on those dates is the same as the applicable market value of TXU Corp. common stock) will only exceed the effective price per share of $45.64 paid by investors for TXU Corp. common stock when they purchased Equity Units if the applicable market value of TXU Corp. common stock on those dates exceeds the threshold appreciation price (which represents an appreciation of approximately 22% over $45.64) on those dates. This situation occurs because in this event, investors would receive on those dates only approximately 81.97% (the percentage equal to $45.64 divided by the threshold appreciation price) of the shares of TXU Corp. common stock that an investor would have received if the investor had made a direct investment in TXU Corp. common stock on the date of this prospectus supplement.

THE TRADING PRICES FOR THE EQUITY UNITS WILL BE DIRECTLY AFFECTED BY THE TRADING PRICES OF TXU CORP. COMMON STOCK.

     The trading prices of Corporate Units and Treasury Units in the secondary market will be directly affected by the trading prices of TXU Corp. common stock, the general level of interest rates and TXU Corp.'s credit quality. It is impossible to predict whether the price of the TXU Corp. common stock or interest rates will rise or fall. Trading prices of the TXU Corp. common stock will be influenced by TXU Corp.'s operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales by TXU Corp. of substantial amounts of its common stock in the market after the offering of the Equity Units, or the perception that such sales could occur, could affect the price of TXU Corp.'s common stock. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the TXU Corp. common stock underlying the purchase contracts and of the other components of the Equity Units. Any such arbitrage could, in turn, affect the trading prices of the Corporate Units, Treasury Units, Senior Notes and TXU Corp. common stock.

HOLDERS OF EQUITY UNITS WILL NOT BE ENTITLED TO ANY RIGHTS WITH RESPECT TO TXU CORP. COMMON STOCK, BUT WILL BE SUBJECT TO ALL CHANGES MADE WITH RESPECT TO TXU CORP. COMMON STOCK.

     Holders of Equity Units will not be entitled to any rights with respect to the TXU Corp. common stock (including, without limitation, voting rights, rights to receive any dividends or other distributions on the TXU Corp. common stock and any rights under TXU Corp.'s shareholder rights plan), but will be subject to all changes affecting the common stock. Holders of Equity Units will only be entitled to rights on the TXU Corp. common stock if and when TXU Corp. delivers shares of TXU Corp. common stock upon settlement of Equity Units on November 16, 2004 or November 16, 2005 (and then, only with respect to the shares actually delivered on or before such date), or as a result of early settlement, as the case may be, and the applicable record date, if any, for the exercise of rights or the receipt of dividends or other distributions occurs after that date. For example, in the event that an amendment is proposed to TXU Corp.'s Restated Articles of Incorporation in connection with a recapitalization of TXU Corp. and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of the TXU Corp. common stock to holders of Equity Units, those holders will not be entitled to vote on the amendment, although they will nevertheless be subject to any changes in the powers, preferences or special rights of TXU Corp. common stock.

TXU CORP. MAY ISSUE ADDITIONAL SHARES OF ITS COMMON STOCK AND THEREBY MATERIALLY AND ADVERSELY AFFECT THE PRICE OF ITS COMMON STOCK.

     The number of shares of TXU Corp. common stock that holders of Equity Units are obligated to purchase on November 16, 2004 and November 16, 2005, or as a result of early settlement of a purchase contract, is subject to adjustment for certain events arising from stock splits and combinations, stock dividends and certain other actions by TXU Corp. that significantly modify its capital structure. TXU Corp. will not adjust the number of shares of TXU Corp. common stock that the holders are to receive on November 16, 2004 and November 16, 2005 or as a result of early settlement of a purchase contract, for other events, including offerings by TXU Corp. of its common stock for cash or in connection with acquisitions. TXU Corp. is not restricted from issuing additional shares of its common stock during the term of the purchase contracts and has no obligation to consider the interests of holders of Equity Units for any reason. If TXU Corp. issues additional shares of its common stock, that may materially and adversely affect the price of TXU Corp. common stock and, because of the relationship of the number of shares holders are to receive on November 16, 2004 and November 16, 2005 to the price of TXU Corp. common stock, such other events may adversely affect the trading price of Corporate Units or Treasury Units.

THE SECONDARY MARKET FOR THE EQUITY UNITS MAY BE ILLIQUID.

     It is not possible to predict how Corporate Units, Treasury Units or Senior Notes will trade in the secondary market or whether the secondary market will be liquid or illiquid. There is currently no secondary market for these Corporate Units, Treasury Units or Senior Notes. The Corporate Units have been approved for listing on the NYSE, under the symbol "TXU PrC," subject to official notice of issuance. TXU Corp. has no obligation or current intention to apply for listing of the Treasury Units or Senior Notes. There can be no assurance as to the liquidity of any secondary market that may develop for the Corporate Units, the Treasury Units or the Senior Notes, a holder's ability to sell these securities or whether a trading market, if it develops, will continue. In addition, in the event a holder were to substitute Treasury securities for Senior Notes or Senior Notes for Treasury securities, thereby converting Corporate Units to Treasury Units or Treasury Units to Corporate Units, as the case may be, the liquidity of Corporate Units or Treasury Units could be adversely affected. There can be no assurance that the Corporate Units will not be delisted from the NYSE or that trading in the Corporate Units will not be suspended as a result of the election by one or more holders to create Treasury Units by substituting collateral, which could cause the number of Corporate Units to fall below the requirement for listing securities on the NYSE that at least 1,000,000 Corporate Units be outstanding at any time.

AN EQUITY UNIT HOLDER'S RIGHTS TO THE PLEDGED SECURITIES WILL BE SUBJECT TO TXU CORP.'S SECURITY INTEREST.

     Although Equity Unit holders will be beneficial owners of the related Senior Notes, Treasury securities or Treasury portfolio, as applicable, those securities will be pledged to The Chase Manhattan Bank, as the collateral agent, to secure the holders' obligations under the related purchase contracts. Thus, the holders' rights to the pledged securities will be subject to TXU Corp.'s security interest. Additionally, notwithstanding the automatic termination of the purchase contracts in the event that TXU Corp. becomes the subject of a case under the U.S. Bankruptcy Code, the delivery of the pledged securities to holders of Equity Units may be delayed by the imposition of the automatic stay of Section 362 of the Bankruptcy Code.

TXU CORP. MAY REDEEM THE SENIOR NOTES UPON THE OCCURRENCE OF A TAX EVENT.

     TXU Corp. has the option to redeem the Senior Notes, on not less than 30 days nor more than 60 days prior written notice, in whole but not in part, if a tax event occurs and continues under the circumstances described in this prospectus supplement under SPECIFIC TERMS OF THE SENIOR NOTES -- "Tax Event Redemption." If TXU Corp. exercises this option, it will redeem the Senior Notes at the redemption price plus accrued and unpaid interest, if any. If TXU Corp. redeems the Senior Notes, it will pay the redemption price in cash to the holders of the Senior Notes. If the tax event redemption occurs before August 16, 2005, or before November 16, 2005 if the Series L Notes are not successfully remarketed on the third business day immediately preceding August 16, 2005, the redemption price payable to holders of the Corporate Units in respect of Senior Notes that are included in Corporate Units will be distributed to the collateral agent, who in turn will apply an amount equal to the redemption price to purchase the applicable Treasury portfolio on behalf of the holders, and will remit the remainder of the redemption price to the holders, and the applicable Treasury portfolio will be substituted for Senior Notes that are components of Corporate Units as collateral to secure the holders' obligations under the purchase contracts related to the Corporate Units. Holders of Senior Notes that are not components of Corporate Units will receive redemption payments directly. There can be no assurance as to the effect on the market prices for the Corporate Units if TXU Corp. substitutes a Treasury portfolio as collateral in place of any Senior Notes so redeemed. A tax event redemption will be a taxable event to the holders of the Senior Notes.

TXU CORP. IS A HOLDING COMPANY. THE INDENTURE DOES NOT LIMIT THE AMOUNT OF DEBT THAT TXU CORP. OR ITS SUBSIDIARIES MAY ISSUE. THE CLAIMS OF CREDITORS OF TXU CORP.'S SUBSIDIARIES ARE EFFECTIVELY SENIOR TO CLAIMS OF HOLDERS OF SENIOR NOTES AND EQUITY UNITS. IN ADDITION, CONTRACT ADJUSTMENT PAYMENTS WILL BE SUBORDINATED OBLIGATIONS OF TXU CORP.

     The Senior Notes will be issued as new series of unsecured debt securities under an indenture between TXU Corp. and The Bank of New York, as trustee, and will rank equally in right of payment with all of TXU Corp.'s other unsecured and unsubordinated debt obligations. While the indenture contemplates securing indebtedness issued thereunder in certain very limited circumstances (see, for example, DESCRIPTION OF DEBT SECURITIES -- "Limitation on Liens" in the accompanying prospectus), TXU Corp. has no current intention of securing the Senior Notes. The indenture provides for the issuance of debt securities (including the Senior Notes), notes or other unsecured evidences of indebtedness by TXU Corp. in an unlimited amount from time to time. The indenture provides that TXU Corp. may not grant a lien on the capital stock of any of its subsidiaries to secure debt obligations of TXU Corp. without similarly securing the Senior Notes, with certain exceptions. However, the indenture does not limit the aggregate amount of indebtedness TXU Corp. or its subsidiaries may issue nor does it limit the ability of TXU Corp.'s subsidiaries to grant a lien on the capital stock of their respective subsidiaries.

     TXU Corp. is a holding company that derives substantially all of its income from its operating subsidiaries. Almost all of TXU Corp.'s consolidated assets are held by its subsidiaries. Accordingly, the ability of TXU Corp. to service its debt, including its obligations under the Senior Notes, and other obligations is primarily dependent on the earnings of its subsidiaries and the payment of those earnings to TXU Corp. in the form of dividends, loans or advances and through repayment of loans or advances from TXU Corp. In addition, any payment of dividends, loans or advances by those subsidiaries could be subject to statutory or contractual restrictions. The subsidiaries of TXU Corp. have no obligation to pay any amounts due on the Senior Notes or Equity Units.

     The Senior Notes and Equity Units therefore will be effectively subordinated to debt and preferred stock at the subsidiary level. Upon liquidation or reorganization of a subsidiary of TXU Corp., the claims of that subsidiary's creditors generally will be paid before payments can be made to TXU Corp. that could be applied to payments on the Senior Notes, the Equity Units or to other creditors of TXU Corp. In addition, TXU Corp.'s obligations with respect to contract adjustment payments will be subordinated and junior in right of payment to its obligations under any of its senior indebtedness.

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE EQUITY UNITS ARE UNCLEAR.

     No statutory, judicial or administrative authority directly addresses the treatment of the Equity Units or instruments similar to the Equity Units for United States federal income tax purposes. As a result, the United States federal income tax consequences of the purchase, ownership and disposition of Equity Units are not entirely clear. In addition, any gain on the disposition of a Senior Note or a Corporate Unit to the extent such gain is allocable to the Senior Note prior to the purchase contract settlement date generally will be treated as ordinary interest income; thus, the ability to offset such interest income with a loss, if any, on a purchase contract may be limited. For additional tax-related risks, see Prospectus Supplement Summary--"The Offering -- Q & A" and MATERIAL FEDERAL INCOME TAX CONSEQUENCES in this prospectus supplement.

BECAUSE THE SENIOR NOTES WILL BE ISSUED WITH ORIGINAL ISSUE DISCOUNT, HOLDERS OF CORPORATE UNITS AND SEPARATE SENIOR NOTES WILL HAVE TO INCLUDE INTEREST IN THEIR TAXABLE INCOME BEFORE THE HOLDERS RECEIVE CASH.

     The Senior Notes should be treated as contingent payment debt instruments for United States federal income tax purposes. Accordingly, the Senior Notes will be treated as issued with original issue discount, or OID. OID will accrue from the issue date of the Senior Notes and will be included in the gross income of holders of Corporate Units and separate Senior Notes for United States federal income tax purposes before the holders receive a cash payment to which the income is attributable. See MATERIAL FEDERAL INCOME TAX CONSEQUENCES -- "Senior Notes -- OriginaL Issue Discount" in this prospectus supplement.

THE TRADING PRICE OF THE SENIOR NOTES MAY NOT FULLY REFLECT THE VALUE OF ACCRUED BUT UNPAID INTEREST.

     The Senior Notes may trade at prices that do not fully reflect the value of accrued but unpaid interest. If holders dispose of their Senior Notes between record dates for interest payments, those holders will be required to include in gross income the daily portions of original issue discount through the date of disposition in income as ordinary income, and to add this amount to their adjusted tax basis in the Senior Notes disposed of. To the extent the selling price is less than a holder's adjusted tax basis, the holder will recognize a loss.

    SELECTED CONSOLIDATED INCOME STATEMENT DATA OF TXU CORP. AND SUBSIDIARIES

The following material, which is presented in this prospectus supplement solely to furnish limited introductory information, is qualified in its entirety by, and should be considered in conjunction with, the more detailed information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the prospectus. In the opinion of TXU Corp., all adjustments (constituting only normal recurring accruals) necessary for a fair statement of the results of operations for the six months ended June 30, 2001 and 2000 have been made. The income statement data for the six months ended June 30, 2001 and June 30, 2000, respectively, is not necessarily indicative of the results that may be expected for an entire year.



                                                          (IN MILLIONS, EXCEPT RATIOS)

                                         TWELVE MONTHS ENDED DECEMBER 31,            SIX MONTHS ENDED JUNE 30,
                                         --------------------------------            -------------------------
                                   1996      1997      1998      1999      2000         2000           2001
                                  ------    ------    ------    ------    ------       ------         ------
                                                                                            (UNAUDITED)
                                  ------    ------    ------    ------    ------       ---------------------

  Operating revenues.........    $  6,551  $  7,946  $ 14,736  $ 17,118  $ 22,009      $  9,368        $ 14,502
  Net income.................    $    754  $    660  $    740  $    985  $    916      $    420        $    408
  Ratio of earnings to
  fixed charges..............        2.18      2.14      1.84      1.87      1.74          1.72            1.71


            CONSOLIDATED CAPITALIZATION OF TXU CORP. AND SUBSIDIARIES

                        (IN MILLIONS, EXCEPT PERCENTAGES)

                                                                                       ADJUSTED(A)
                                                          OUTSTANDING
                                                       AT JUNE 30, 2001         AMOUNT          PERCENT
                                                       ----------------       ----------      -----------
                                                          (UNAUDITED)

  Long-term Debt,
     less amounts due currently...............            $   15,130            $16,405          62.7%
Mandatorily Redeemable Preferred Securities
    of Trusts Holding Junior Subordinated
     Debentures of Obligors (a):
              TXU Corp. obligated ............                   368                 368          1.4
              Subsidiary obligated ...........                   976                 976          3.7
 Preferred Securities of Subsidiary Trust
   of TXU Europe Limited                                         150                 150          0.6
 Preferred Stock of subsidiaries:
          Subject to mandatory redemption.....                    21                  21
          Not subject to mandatory redemption.                   190                 190
                                                          -------------       ------------
            Total Preferred Stock of subsidiaries                211                 211          0.8
Preference Stock of TXU Corp..................                   300                 300          1.2
Common Stock Equity...........................                 7,391               7,742         29.6
                                                          -------------       -------------   ----------
  Total Capitalization........................            $   24,526          $   26,152        100.0%
                                                          =============       =============   ==========



(a) To give effect to (1) the issuance of the Corporate Units (assuming the underwriters do not exercise their overallotment option), (2) the issuance of $400,000,000 aggregate principal amount of long-term debt by subsidiaries of TXU Corp. in July 2001 and (3) the issuance of $351,225,000 of common stock by TXU Corp. upon settlement of stock purchase contracts in August 2001. Adjusted amounts do not reflect any possible future issuance and sale from time to time by TXU Corp., TXU Electric Company, TXU Gas Company or other subsidiaries of TXU Corp. of additional debt and equity securities as needed.

(b) The sole assets of such trusts consist of junior subordinated debentures of TXU Corp., TXU Electric Company or TXU Gas Company, as the case may be, in principal amounts, and having other payment terms, corresponding to the securities issued by such trusts.

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     The high and low prices of TXU Corp. common stock, as reported on the NYSE consolidated tape (NYSE ticker symbol: "TXU"), and dividends paid, for the periods indicated, are presented below:


                                                                      Dividends
                                      High              Low             Paid
                                   ----------       ----------       -----------

1999
  First Quarter                     $47 3/16         $40 9/16            $0.575
  Second Quarter                     45 3/4           37 5/8              0.575
  Third Quarter                      43 11/16         35 1/2              0.575
  Fourth Quarter                     40               32 3/4              0.575

2000
  First Quarter                      36 7/8           25 15/16            0.60
  Second Quarter                     36 1/8           29 1/2              0.60
  Third Quarter                      40 1/8           29 13/16            0.60
  Fourth Quarter                     45 1/4           34 9/16             0.60

2001
  First Quarter                      44 1/8           34 13/16            0.60
  Second Quarter                     49 74/100        39 3/5              0.60
  Third Quarter                      50               43 1/4              0.60
  Fourth Quarter (through            49 97/100        45 1/2              0.60
October 10, 2001)



     TXU Corp., or its predecessor TXU Energy Industries Company, or TEI, have declared common stock dividends payable in cash in each year since TEI's incorporation in 1945. A regular quarterly dividend of $0.60 per share was paid on October 1, 2001 to shareholders of record on September 7, 2001. On October 10, 2001, the last reported sale price of TXU Corp. common stock on the NYSE was $45.64 per share.

                                 USE OF PROCEEDS

     TXU Corp. currently anticipates using substantially all of the net proceeds from the sale of the Corporate Units, estimated to be approximately $847,620,000, or $968,870,000 if the underwriters exercise their overallotment option in full (in each case, after deducting the underwriting discounts), to repay commercial paper and short-term indebtedness, with any remainder being used for general corporate purposes.

     At September 30, 2001, TXU Corp. had an aggregate of $1.9 billion of commercial paper and short-term indebtedness outstanding which had maturities of up to 82 days and bore interest at rates ranging from 2.82% to 5.31% per year.

                              ACCOUNTING TREATMENT

     The net proceeds from the sale of the Equity Units will be allocated between the purchase contract and the Senior Notes on TXU Corp.'s financial statements. The present value of the Equity Units contract adjustment payments will be initially charged to Common Stock equity, with an offsetting credit to liabilities. Subsequent contract adjustment payments are allocated between this liability account and interest expense based on a constant rate calculation over the life of the transaction.

     The Equity Unit purchase contracts are forward transactions in TXU Corp.'s common stock. Upon each settlement of a purchase contract, TXU Corp. will receive $25 on that purchase contract and will issue the requisite number of shares of its common stock. The $25 that TXU Corp. receives will be credited to Common Stock equity.

     Before the issuance of TXU Corp.'s common stock upon the settlement of the applicable portion of purchase contracts, that portion of the purchase contracts will be reflected in TXU Corp.'s diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of TXU Corp. common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon settlement of the purchase contracts less the number of shares that could be purchased by TXU Corp. in the market, at the average market price during the period, using the proceeds receivable upon settlement. Consequently, TXU Corp. anticipates that there will be no dilutive effect on its earnings per share except during periods when the average market price of its common stock is above $55.68.

                         DESCRIPTION OF THE EQUITY UNITS

     The Equity Units and material provisions of the purchase contract agreement and pledge agreement are summarized below. Forms of these agreements were filed with the SEC, and you should read these agreements for provisions that may be important to you. The purchase contract agreement is qualified under the Trust Indenture Act of 1939. The purchase contract agreement provides that the trustee will be subject to all the duties and responsibilities specified in the Trust Indenture Act. You should also refer to the Trust Indenture Act.

     TXU Corp. will issue the Equity Units under the purchase contract agreement between the purchase contract agent and TXU Corp. The Equity Units initially will consist of 17,500,000 Corporate Units (20,000,000 Corporate Units if the underwriters exercise their overallotment option in full), each with an initial stated amount of $50.

     Each Corporate Unit will consist of a unit comprising:

     (1) a purchase contract pursuant to which

               o the holder will purchase from TXU Corp. no later than November 16, 2004, for $25, a fraction of a newly issued share of TXU Corp. common stock equal to the settlement rate described below under Description of the Purchase Contracts-- "Purchase of TXU Corp. Common Stock,"

               o the holder will purchase from TXU Corp. no later than November 16, 2005, for $25, a fraction of a newly issued share of TXU Corp. common stock equal to that settlement rate, and

               o TXU Corp. will make unsecured contract adjustment payments to the holder at the rate of 3.65% of the $50 stated amount per year until November 16, 2004, and at the rate of 3.30% of the $25 remaining stated amount thereafter, in each case, paid quarterly, and subject to TXU Corp.'s right to defer these payments; and

     (2)  either

          (A) prior to November 16, 2004 so long as no tax event redemption has occurred

               o $25 principal amount of Series K Notes and $25 principal amount of Series L Notes, or

               o following a successful remarketing of the Series K Notes on the third business day immediately preceding August 16, 2004, $25 principal amount of Series L Notes and, the applicable ownership interest in a portfolio of zero-coupon U.S. Treasury securities maturing on or before November 16, 2004, which is referred to as the 3-year Treasury portfolio,

          (B) on and after November 16, 2004 so long as no tax event redemption has occurred

               o    $25 principal amount of Series L Notes, or

               o following a successful remarketing of the Series L Notes on the third business day preceding August 16, 2005, the applicable ownership interest in a portfolio of zero-coupon U.S. Treasury securities maturing on or before November 16, 2005, which is referred to as the 4-year Treasury portfolio, or

          (C)  after a tax event redemption has occurred

               o the applicable ownership interest in a portfolio of zero-coupon U.S. Treasury securities as more fully described under SPECIFIC TERMS OF THE SENIOR NOTES -- "Tax Event Redemption," which is referred to as the tax event Treasury portfolio.

     "Applicable ownership interest" means, with respect to the U.S. Treasury securities in a Treasury portfolio contained in a Corporate Unit:

     (1)  for a 3-year Treasury portfolio or a 4-year Treasury portfolio,

          o a 1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 principal or interest amount of a principal or interest strip in a U.S. Treasury security included in the Treasury portfolio that matures on or prior to November 15, 2004, in the case of the 3-year Treasury portfolio, or on or prior to November 15, 2005, in the case of the 4-year Treasury portfolio, and

          o for the scheduled interest payment date on the Series K Notes that occurs on November 16, 2004, in the case of the 3-year Treasury portfolio, or the scheduled interest payment date on the Series L Notes that occurs on November 16, 2005, a 0.0297% undivided beneficial ownership interest, in the case of the 3-year Treasury portfolio, and a 0.0341% undivided beneficial ownership interest in the case of the 4-year Treasury portfolio in a $1,000 principal or interest amount of a principal or interest strip in a U.S. Treasury security included in the Treasury portfolio that matures on or prior to the relevant interest payment date; and

     (2)  for a tax event Treasury portfolio,

          (A) prior to November 16, 2004,

          o a 1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 principal or interest amount of a principal or interest strip in a U.S. Treasury security included in the Treasury portfolio that matures on or prior to November 16, 2004 and a 1/40, or 2.5%, undivided beneficial ownership interest in a

               $1,000 principal or interest amount of a principal or interest strip in a U.S. Treasury security included in the Treasury portfolio that matures on or prior to November 16, 2005, and

          o for each scheduled interest payment date on the Senior Notes that occurs after the tax event redemption date, a 0.0297% undivided beneficial ownership interest in a $1,000 principal or interest amount of a principal or interest strip in a U.S. Treasury security maturing on that date; or

          (B) from November 16, 2004 to November 16, 2005,

          o a 1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 principal or interest strip in a U.S. Treasury security included in such Treasury portfolio which matures on or prior to November 16, 2005, or

          o for each scheduled interest payment date on the Series L Notes that occurs after a tax event redemption date, a 0.0341% undivided beneficial ownership interest in a $1,000 principal or interest amount of a principal or interest strip in a U.S. Treasury security maturing on that date.

     For United States federal income tax purposes, the purchase price of each Corporate Unit will be allocated between the related purchase contract and the Senior Notes in proportion to their respective fair market values at the time of issuance. TXU Corp. expects that, at the time of issuance, the fair market value of each Senior Note will be $25 and the fair market value of each purchase contract will be $0. This position generally will be binding on each beneficial owner of each Corporate Unit, but not on the Internal Revenue Service, or IRS. See MATERIAL FEDERAL INCOME TAX CONSEQUENCES --"Equity Units -- Allocation of Purchase Price."

     As long as an Equity Unit is in the form of a Corporate Unit, any Senior Notes or the appropriate applicable ownership interest in any Treasury portfolio, as applicable, forming a part of the Corporate Unit will be pledged to the collateral agent to secure the holder's obligation to purchase TXU Corp. common stock under the related purchase contract.

CREATING TREASURY UNITS

     If a Treasury portfolio has not replaced any Senior Notes as a component of the Corporate Units as the result of a successful remarketing of Senior Notes or a tax event redemption, each holder of Corporate Units will have the right, at any time on or prior to the fifth business day immediately preceding November 16, 2005 (except during the six business day period ending November 16, 2004, to substitute for any related Series K Notes held by the collateral agent zero-coupon U.S. Treasury securities (CUSIP No. 912803AB9) maturing on November 15, 2004, which are referred to as 3-year Treasury securities, and for any related Series L Notes held by the collateral agent zero-coupon U.S. Treasury securities (CUSIP No. 912820BQ9) maturing on November 15, 2005, which are referred to as 4-year Treasury securities, in each case, in a total principal amount at maturity equal to the aggregate principal amount of the Senior Notes for which substitution is being made. In these circumstances, on or prior to the fifth business day immediately preceding November 16, 2004, holders may only create Treasury Units by making substitutions of Treasury securities for both Series K Notes and Series L Notes. These substitutions will create Treasury Units, and the applicable Senior Notes will be released to the holder. Because Treasury securities are issued in multiples of $1,000, holders of Corporate Units may make these substitutions only in integral multiples of 40 Corporate Units.

     If a 3-year Treasury portfolio has replaced Series K Notes as a component of the Corporate Units as the result of a successful remarketing of the Series K Notes and a tax event redemption has not occurred, holders of Corporate Units may create Treasury Units by making substitutions of 3-year Treasury securities for the applicable ownership interest in the 3-year Treasury portfolio and 4-year Treasury securities for Series L Notes. These substitutions may be made at any time on or prior to the fifth business day immediately preceding November 16, 2005 (except during the three business day period ending November 16, 2004) and only in multiples of 1,600,000 Corporate Units. In these circumstances, on or prior to the second business day immediately preceding November 16, 2004, holders may only create Treasury Units by making substitutions of Treasury securities for both the applicable ownership interest in the 3-year Treasury portfolio and the Series L Notes. In such a case, holders would also obtain the release of the applicable ownership interest in the 3-year Treasury portfolio and the Series L Notes for which substitution is being made.

     If a Treasury portfolio has replaced the Series L Notes as a component of the Corporate Units as the result of a successful remarketing of the Series L Notes or a tax event redemption has occurred, holders of Corporate Units may create Treasury Units by making substitutions of Treasury securities for the applicable ownership interest in the relevant Treasury portfolio, at any time on or prior to the second business day immediately preceding November 16, 2005 (except during the three business day period ending November 16, 2004) and only in multiples of 1,600,000 Corporate Units. In such a case, holders would also obtain the release of the appropriate applicable ownership interest in the Treasury portfolio rather than a release of the applicable Senior Notes.

     Each Treasury Unit will consist of a unit with a stated amount of $50 prior to November 16, 2004 and a remaining stated amount of $25 thereafter, comprising:

     (1)  a purchase contract pursuant to which

               o the holder will purchase from TXU Corp. no later than November 16, 2004, for $25, a fraction of a newly issued share of TXU Corp. common stock equal to the settlement rate described below under Description of the Purchase Contracts-- "Purchase of TXU Corp. Common Stock,"

               o the holder will purchase from TXU Corp. no later than November 16, 2005, for $25, a fraction of a newly issued share of TXU Corp. common stock equal to that settlement rate, and

               o TXU Corp. will make unsecured contract adjustment payments to the holder at the rate of 3.65% of the $50 initial stated amount per year until November 16, 2004 and at the rate of 3.30% of the $25 remaining stated amount thereafter, in each case, paid quarterly, and subject to TXU Corp.'s right to defer these payments; and

     (2)  either

               o prior to November 16, 2004, a 1/40, or 2.5%, undivided beneficial ownership interest in a 3-year Treasury security and a 4-year Treasury security, each having a principal amount at maturity of $1,000, or

               o on and after November 16, 2004, a 1/40 or 2.5%, undivided beneficial ownership interest in a 4-year Treasury security having a principal amount at maturity of $1,000.

     For example, to create 40 Treasury Units prior to November 16, 2004 if a Treasury portfolio has not replaced Senior Notes as a component of the Corporate Units, the Corporate Unit holder will:

     o deposit with the collateral agent a 3-year Treasury security and a 4-year Treasury security, each having a principal amount at maturity of $1,000; and

     o transfer 40 Corporate Units to the purchase contract agent accompanied by a notice stating that the holder has deposited the required Treasury securities with the collateral agent and requesting the release to the holder of the 40 Series K Notes and 40 Series L Notes relating to the 40 Corporate Units.

     Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will release the related 40 Series K Notes and 40 Series L Notes from the pledge under the pledge agreement, free and clear of TXU Corp.'s security interest, to the purchase contract agent. The purchase contract agent then will:

     o    cancel the 40 Corporate Units;

     o transfer the related 40 Series K Notes and 40 Series L Notes to the holder; and

     o    deliver 40 Treasury Units to the holder.

     The Treasury securities will be substituted for the Senior Notes and will be pledged to the collateral agent to secure the holder's obligation to purchase TXU Corp. common stock under the related purchase contracts. The related Senior Notes released to the holder thereafter will trade separately from the resulting Treasury Units. Contract adjustment payments will be payable by TXU Corp. on these Treasury Units on each payment date from the later of November 16, 2001 and the last payment date on which contract adjustment payments were made. In addition, OID will accrue on the related Treasury securities. See MATERIAL FEDERAL INCOME TAX CONSEQUENCES -- "Treasury Securities -- Original Issue Discount."

RECREATING CORPORATE UNITS

     If a Treasury portfolio has not replaced any Senior Notes as a component of the Corporate Units as a result of a successful remarketing of Senior Notes or a tax event redemption, each holder of Treasury Units will have the right, at any time on or prior to the fifth business day immediately preceding November 16, 2005 (except during the six business day period ending November 16, 2004), to substitute Series K Notes for any related 3-year Treasury securities held by the collateral agent and Series L Notes for any related 4-year Treasury securities held by the collateral agent, in each case, in an aggregate principal amount equal to the aggregate principal amount at maturity of the Treasury securities for which substitution is being made. In these circumstances, on or prior to the fifth business day immediately preceding November 16, 2004, holders may only recreate Corporate Units by making substitutions of Senior Notes for both Treasury securities. These substitutions would create Corporate Units, and the applicable Treasury securities would be released to the holder. Because Treasury securities are issued in integral multiples of $1,000, holders of Treasury Units may make these substitutions only in integral multiples of 40 Treasury Units.

     If a 3-year Treasury portfolio has replaced Series K Notes as a component of the Corporate Units as the result of a successful remarketing of the Series K Notes and a tax event redemption has not occurred, holders of Treasury Units may create Corporate Units by making substitutions of the applicable ownership interest in the 3-year Treasury portfolio for 3-year Treasury securities and Series L Notes for 4-year Treasury securities. These substitutions may be made at any time on or prior to the fifth business day immediately preceding November 16, 2005 (except during the three business day period ending November 16, 2004) and only in multiples of 1,600,000 Treasury Units. In these circumstances, on or prior to the second business day immediately preceding November 16, 2004, holders may only recreate Corporate Units by making substitutions of the applicable ownership interest in the 3-year Treasury portfolio and the Series L Notes, as the case may be, for both Treasury securities. In such a case, holders would also obtain the release of the applicable Treasury securities.

     If a Treasury portfolio has replaced the Series L Notes as a component of the Corporate Units as the result of a successful remarketing of the Series L Notes or a tax event redemption has occurred, holders of the Treasury Units may create Corporate Units by making substitutions of the appropriate applicable ownership interest in the relevant Treasury portfolio for the applicable Treasury securities at any time on or prior to the second business day immediately preceding November 16, 2005 (except during the three business day period ending November 16, 2004) and only in integral multiples of 1,600,000 Treasury Units. In such a case, holders would also obtain the release of the applicable Treasury securities.

     For example, to create 40 Corporate Units prior to November 16, 2004 if a Treasury portfolio has not replaced Senior Notes as a component of the Corporate Units, the Treasury Unit holder will:

     o deposit with the collateral agent 40 Series K Notes and 40 Series L Notes, which Senior Notes must have been purchased in the open market at the holder's expense; and

     o transfer 40 Treasury Unit certificates to the purchase contract agent accompanied by a notice stating that the Treasury Unit holder has deposited 40 Series K Notes and 40 Series L Notes with the collateral agent and requesting that the purchase contract agent instruct the collateral agent to release the Treasury securities relating to those Treasury Units.

     Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will release the related Treasury securities from the pledge under the pledge agreement, free and clear of TXU Corp.'s security interest, to the purchase contract agent. The purchase contract agent will then:

     o    cancel the 40 Treasury Units;

     o transfer the related Treasury securities to the holder of Treasury Units; and

     o    deliver 40 Corporate Units to the holder.

     The substituted Senior Notes will be pledged with the collateral agent to secure the Corporate Unit holder's obligation to purchase TXU Corp. common stock under the related purchase contracts.

     Holders that elect to substitute pledged securities, thereby creating Treasury Units or recreating Corporate Units, will be responsible for any fees or expenses payable in connection with the substitution.

CURRENT PAYMENTS

     Holders of Corporate Units are entitled to receive aggregate cash payments at the rate of 8.75% of the $50 initial stated amount per year from and after the original issue date to but excluding November 16, 2004 and at the rate of 8.75% of the $25 remaining stated amount per year thereafter, payable quarterly in arrears. Prior to November 16, 2004, the quarterly payments on the Corporate Units will consist of interest on the related Series K Note or cash distributions on the applicable ownership interest in the 3-year Treasury portfolio, as applicable, payable at the rate of 4.75% of $25 per year, interest on the related Series L Notes or cash distributions on the applicable ownership interest in the 4-year Treasury portfolio at the rate of 5.45% of $25 per year, and quarterly contract adjustment payments payable by TXU Corp. at the rate of 3.65% of $50 per year, subject to TXU Corp.'s right to defer the payment of such contract adjustment payments. From November 16, 2004, cash distributions will consist of interest on the related Series L Notes or cash distributions on the applicable ownership interest in the 4-year Treasury portfolio at a rate of 5.45% of $25 per year and distributions of contract adjustment payments payable by TXU Corp. at the rate of 3.30% of $25 per year, subject to TXU Corp.'s right to defer the payment of such contract adjustment payments. In addition, OID for United States federal income tax purposes will accrue on the related Senior Notes.

     Holders who create Treasury Units will be entitled to receive quarterly contract adjustment payments payable by TXU Corp. at the rate of 3.65% of $50 per year prior to November 16, 2004, and at a rate of 3.30% of $25 per year thereafter, in each case, subject to TXU Corp.'s right to defer the payments of such contract adjustment payments. Each Treasury Unit has an initial stated amount of $50 until November 16, 2004 and a remaining stated amount of $25 thereafter. In addition, OID will accrue on the related Treasury securities.

     TXU Corp.'s obligations with respect to the contract adjustment payments will be subordinate and junior in right of payment to its senior indebtedness. "Senior indebtedness" with respect to the contract adjustment payments means indebtedness of any kind provided the instrument under which such indebtedness is incurred does not expressly provide otherwise. The Senior Notes will be senior unsecured obligations of TXU Corp. and will rank equal in right of payment with all of TXU Corp.'s other senior unsecured obligations. See Description of Debt Securities in the accompanying prospectus.

VOTING AND CERTAIN OTHER RIGHTS

     Holders of purchase contracts forming part of the Corporate Units or Treasury Units, in their capacities as such holders, will have no voting or other rights in respect of TXU Corp. common stock or under the TXU Corp. shareholder rights plan.

LISTING OF THE SECURITIES

     The Corporate Units have been approved for listing on the NYSE under the symbol "TXU PrC," subject to official notice of issuance. Unless and until substitution has been made as described in -- "Creating Treasury Units" or -- "Recreating Corporate Units," neither the Senior Notes nor the Treasury portfolio component of a Corporate Unit nor the Treasury securities component of a Treasury Unit will trade separately from Corporate Units or Treasury Units. The Senior Notes or Treasury portfolio component will trade as a unit with the purchase contract component of the Corporate Units, and the Treasury securities component will trade as a unit with the purchase contract component of the Treasury Units. TXU Corp. has no obligation or current intention to apply for listing of the Treasury Units or Senior Notes.

MISCELLANEOUS

     TXU Corp., its subsidiaries or its affiliates may from time to time, to the extent permitted by law, purchase any of the Corporate Units, Treasury Units or Senior Notes which are then outstanding by tender, in the open market or by private agreement.

                      DESCRIPTION OF THE PURCHASE CONTRACTS

     Material provisions of the purchase contract agreement, purchase contracts, pledge agreement, remarketing agreement, and the officer's certificate establishing the terms of the Senior Notes are summarized below. Forms of these documents were filed with the SEC, and you should read these documents for provisions that may be important to you.

PURCHASE OF TXU CORP. COMMON STOCK

     Each purchase contract underlying an Equity Unit will obligate the holder of the purchase contract to purchase, and TXU Corp. to sell, on November 16, 2004 and on November 16, 2005, for $25 in cash, a fraction of a newly issued share of TXU Corp. common stock equal to the "settlement rate." The settlement rate for each purchase of TXU Corp. common stock under a purchase contract will be calculated, subject to adjustment under the circumstances described in -- "Anti-Dilution Adjustments," as follows:

     o if the applicable market value is equal to or greater than the threshold appreciation price of $55.68, which is approximately 22% above the reference price of $45.64, the settlement rate will be 0.4490, which is equal to $25 divided by the threshold appreciation price. Accordingly, if, between the date of this prospectus supplement and the period during which the applicable market value is measured, the market price for TXU Corp. common stock increases to an amount that is higher than the threshold appreciation price, the aggregate market value of the shares of TXU Corp. common stock issued upon settlement of the applicable portion of each purchase contract will be higher than $25, assuming that the market price of TXU Corp. common stock on the applicable date of settlement is the same as the applicable market value of TXU Corp. common stock. If the market price is the same as the threshold appreciation price, the aggregate market value of those shares of TXU Corp. common stock will be equal to $25, assuming that the market price of the TXU Corp. common stock on the applicable date of settlement is the same as the applicable market value of TXU Corp. common stock;

     o if the applicable market value is less than the threshold appreciation price but greater than the reference price, the settlement rate will be equal to $25 divided by the applicable market value. Accordingly, if the market price for TXU Corp. common stock increases between the date of this prospectus supplement and the period during which the applicable market value is measured, but the market price is less than the threshold appreciation price, the aggregate market value of the shares of TXU Corp. common stock issued upon settlement of the applicable portion of each purchase contract will be equal to $25, assuming that the market price of TXU Corp. common stock on the applicable date of settlement is the same as the applicable market value of TXU Corp. common stock; and

     o if the applicable market value is less than or equal to the reference price, the settlement rate will be 0.5478, which is equal to $25 divided by the reference price. Accordingly, if the market price for TXU Corp. common stock decreases between the date of this prospectus supplement and the period during which the applicable market value is measured, the aggregate market value of the shares of TXU Corp. common stock issued upon settlement of the applicable portion of each purchase contract will be less than $25, assuming that the market price of TXU Corp. common stock on the applicable date of settlement is the same as the applicable market value of TXU Corp. common stock. If the market price stays the same, the aggregate market value of those shares of TXU Corp. common stock will be equal to the stated amount, assuming that the market price of the TXU Corp. common stock on the applicable date of settlement is the same as the applicable market value of TXU Corp. common stock.

     "Applicable market value" with respect to each settlement of purchase contracts means the average of the closing price per share of TXU Corp. common stock on each of the twenty consecutive trading days ending on the third trading day immediately preceding November 16, 2004 or November 16, 2005, as the case may be.

     "Closing price" of TXU Corp. common stock on any date of determination means the closing sale price (or, if no closing price is reported, the last reported sale price) of TXU Corp. common stock on the NYSE on that date or, if TXU Corp. common stock is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States national or regional securities exchange on which TXU Corp. common stock is so listed. If TXU Corp. common stock is not so listed on a United States national or regional securities exchange, the closing price means the last sale price of TXU Corp. common stock as reported by the Nasdaq Stock Market, or, if TXU Corp. common stock is not so reported, the last quoted bid price for TXU Corp. common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization. If the bid price is not available, the closing price means the market value of TXU Corp. common stock on the date of determination as determined by a nationally recognized independent investment banking firm retained by TXU Corp. for this purpose.

     A "trading day" means a day on which TXU Corp. common stock is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of TXU Corp. common stock.

     TXU Corp. will not issue any fractional shares of its common stock pursuant to the purchase contracts. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis) in respect of the applicable portion of purchase contracts being settled on any settlement date by a holder of Corporate Units or Treasury Units, the holder will be entitled to receive an amount of cash equal to the fraction of a share multiplied by the applicable market value.

     On the business day immediately preceding November 16, 2004 or November 16, 2005, unless:

     o a holder of Corporate Units or Treasury Units has settled the applicable portion of the related purchase contracts through the early delivery of cash to the purchase contract agent in the manner described under -- "Early Settlement;"

     o a holder of Equity Units has settled the applicable portion of the related purchase contracts with separate cash on the business day immediately preceding November 16, 2004 or November 16, 2005, as the case may be, pursuant to prior notice given in the manner described under -- "Notice to Settle with Cash;"

     o on the business day immediately preceding November 16, 2004, a holder of Corporate Units has had the Series K Notes related to the applicable portion of the holder's purchase contracts successfully remarketed on the third business day immediately preceding August 16, 2004 or the third business day immediately preceding November 16, 2004 in the manner described herein;

     o on the business day immediately preceding November 16, 2005, a holder of Corporate Units has had the Series L Notes related to the applicable portion of the holder's purchase contracts successfully remarketed on the third business day immediately preceding August 16, 2005 or the third business day immediately preceding November 16, 2005 in the manner described herein; or

     o    an event described under-- "Termination" below has occurred,

     then

     o in the case of Corporate Units, unless the Treasury portfolio has replaced the applicable Senior Notes as a component of the Corporate Units as the result of a successful remarketing of the applicable Senior Notes on the third business day immediately preceding August 16, 2004 or August 16, 2005, as the case may be, or there has been a successful remarketing of the applicable Senior Notes on the third business day immediately preceding November 16, 2004 or November 16, 2005, as the case may be, or because a tax event redemption has occurred, TXU Corp. will exercise its rights as a secured party to dispose of the applicable Senior Notes in accordance with applicable law; and

     o in the case of Treasury Units or, in the event that the Treasury portfolio has replaced the applicable Senior Notes as a component of the Corporate Units as the result of a successful remarketing of the applicable Senior Notes or a tax event redemption, in the case of Corporate Units, the principal amount of the related Treasury securities, or the appropriate applicable ownership interest in a Treasury portfolio, as applicable, when paid at maturity, will automatically be applied to satisfy in full the holder's obligation to purchase TXU Corp. common stock under the applicable portion of the related purchase contracts.

     The TXU Corp. common stock will then be issued and delivered to the holder or the holder's designee, upon payment by the holder of any transfer or similar taxes payable in connection with the issuance of the TXU Corp. common stock to any person other than the holder. In addition, in connection with the settlement of purchase contracts on November 16, 2005, TXU Corp. common stock will only be delivered upon presentation and surrender of the certificate evidencing the Equity Units.

     Each holder and beneficial owner of Corporate Units or Treasury Units, by acceptance of these securities, will be deemed to have:

     o irrevocably agreed to be bound by the terms and provisions of the related purchase contracts and the pledge agreement and to have agreed to perform such holder's obligations thereunder for so long as the holder remains a holder of the Equity Units; and

     o duly appointed the purchase contract agent as the holder's attorney-in-fact to enter into and perform the related purchase contracts and pledge agreement on behalf of and in the name of the holder.

     In addition, each holder and beneficial owner of Corporate Units or Treasury Units, by acceptance of this interest, will be deemed to have agreed to treat:

     o itself as the owner of the related Senior Notes, the appropriate applicable ownership interest of the Treasury portfolio or the Treasury securities, as the case may be; and

     o the Senior Notes as indebtedness for all United States federal income tax purposes.

HOLDERS' OBLIGATIONS AND DEFAULTS

     In addition to the purchase price paid for the Equity Units, holders are obligated under each purchase contract to purchase for $25 in cash TXU Corp. common stock not later than November 16, 2004 and to purchase for $25 in cash TXU Corp. common stock not later than November 16, 2005. In addition, each holder of a Corporate Unit (unless the applicable Senior Notes are successfully remarketed on the third business day immediately preceding August 16, 2004 or August 16, 2005, or a tax event redemption has occurred) is obligated to notify the purchase contract agent of its intention to pay such amounts in cash not later than 5:00 p.m. (New York City time) on the fifth business day immediately preceding November 16, 2004 or November 16, 2005, as the case may be, unless such holder has already paid such amount. Each holder of a Treasury Unit (or Corporate Unit, if the applicable Senior Notes are successfully remarketed on the third business day immediately preceding August 16, 2004 or August 16, 2005, or a tax event redemption has occurred) is obligated to notify the purchase contract agent of its intention to pay such amounts in cash not later than 5:00 p.m. (New York City time) on the second business day immediately preceding November 16, 2004 or November 16, 2005, as the case may be, unless such holder has already paid such amount. So long as the Equity Units are held by the depositary, such payments must be made and such notices must be given by the beneficial owners through the procedures of the depositary.

     Failure to make such payments or give such notices will constitute a default under the related purchase contract and will entitle the collateral agent or TXU Corp., without further recourse to the holder or beneficial owner in respect of its related purchase obligations under the purchase contract to foreclose on the corresponding pledged Senior Notes, Treasury securities or applicable ownership interest in a Treasury portfolio. If the holder or beneficial owner of a Corporate Unit (unless the applicable Senior Notes are successfully remarketed on the third business day immediately preceding August 16, 2004 or August 16, 2005 or a tax event redemption has occurred) fails to give a required notice with respect to the applicable portion of a purchase contract, the collateral agent or TXU Corp. expects to offer and sell the corresponding pledged Senior Note in the immediately following remarketing or at a subsequent public or private sale and apply the proceeds to purchase the corresponding TXU Corp. common stock. If the holder or beneficial owner of a Corporate Unit (unless the applicable Senior Notes are successfully remarketed on the third business day immediately preceding August 16, 2004 or August 16, 2005, or a tax event redemption has occurred) gives the appropriate notice but fails to make the corresponding payment on time, then the collateral agent or TXU Corp. expects to sell the corresponding pledged Senior Note at a public sale at which TXU Corp. may bid its claim or at a private sale to one or more underwriters. If the holder or beneficial owner of a Treasury Unit (or a Corporate Unit, if the applicable Senior Notes are successfully remarketed on the third business day immediately preceding August 16, 2004 or August 16, 2005 or a tax event redemption has occurred) fails to give a required notice or make a required payment, the collateral agent or TXU Corp. expects to apply the proceeds of the pledged Treasury securities or applicable ownership interest in a Treasury portfolio to purchase the corresponding TXU Corp. common stock. So long as the Equity Units are held by the depositary, TXU Corp. expects that notice of such remarketing or public or private sale will be given to the beneficial owners through the procedures of the depositary.

REMARKETING

     Pursuant to the remarketing agreement and subject to the terms of the supplemental remarketing agreement among the remarketing agents, the purchase contract agent and TXU Corp., unless a tax event redemption has occurred, the Series K Notes of Corporate Unit holders will be remarketed on the third business day immediately preceding August 16, 2004 and the Series L Notes of Corporate Unit holders will be remarketed on the third business day immediately preceding August 16, 2005.

     The remarketing agents will use their reasonable efforts to remarket the applicable Senior Notes at an aggregate price of approximately 100.5% of the applicable Treasury portfolio purchase price described below. A portion of the proceeds from the remarketing equal to the applicable Treasury portfolio purchase price will be applied to purchase a Treasury portfolio. The 3-year Treasury portfolio to be purchased in connection with the remarketing of the Series K Notes on August 16, 2004 and the 4-year Treasury portfolio to be purchased in connection with the remarketing of the Series L Notes on August 16, 2005 will consist of:

     o interest or principal strips of U.S. Treasury securities that mature on or prior to November 15, 2004, in the case of the 3-year Treasury portfolio, and November 15, 2005, in the case of the 4-year Treasury portfolio, in an aggregate amount equal to the principal amount of the relevant Senior Notes included in Corporate Units; and

     o with respect to the scheduled interest payment date on the Series K Notes that occurs on November 16, 2004, in the case of the 3-year Treasury portfolio, and the scheduled interest payment date on the Series L Notes that occurs on November 16, 2005 in the case of the 4-year Treasury portfolio, interest or principal strips of U.S. Treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on that date on the principal amount of the applicable Senior Notes that would have been included in Corporate Units assuming no remarketing and that the interest rate on the applicable Senior Notes was not reset as described in SPECIFIC TERMS OF THE SENIOR NOTES-- "Market Rate Reset."

     The applicable Treasury portfolio will be substituted for the corresponding Senior Notes and will be pledged to the collateral agent to secure the Corporate Unit holders' obligation to purchase TXU Corp. common stock under the purchase contracts.

     In addition, the remarketing agents may deduct, as a remarketing fee, an amount not exceeding 25 basis points (0.25%) of the applicable Treasury portfolio purchase price from any amount of the proceeds from the remarketing of the corresponding Senior Notes in excess of the applicable Treasury portfolio purchase price. The remarketing agents will then remit any remaining portion of the proceeds for the benefit of the holders. Corporate Unit holders whose Senior Notes are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with any remarketing.

     As used in this context, "Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding August 16, 2004, in the case of the 3-year Treasury portfolio, or August 16, 2005, in the case of the 4-year Treasury portfolio for the purchase of the applicable Treasury portfolio described above for settlement on August 16, 2004, in the case of the 3-year Treasury portfolio, or on August 16, 2005, in the case of the 4-year Treasury portfolio.

     "Quotation agent" means Merrill Lynch Government Securities, Inc. or its successor or any other primary U.S. government securities dealer in New York City selected by TXU Corp.

     If (1) despite using their reasonable efforts, the remarketing agents cannot remarket the applicable Senior Notes, other than to TXU Corp., at a price equal to or greater than 100% of the applicable Treasury portfolio purchase price, or (2) the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case resulting in a failed remarketing, the applicable Senior Notes will continue to be a component of Corporate Units, and another remarketing may be attempted as described below.

     If the remarketing of the Series K Notes on the third business day preceding August 16, 2004 has resulted in a failed remarketing, and unless a tax event redemption has occurred, the Series K Notes of Corporate Unit holders who have failed to notify the purchase contract agent on or prior to the fifth business day immediately preceding November 16, 2004 of their intention to settle the applicable portion of the related purchase contracts with separate cash will be remarketed on the third business day immediately preceding November 16, 2004.

     If the remarketing of the Series L Notes on the third business day preceding August 16, 2005 has resulted in a failed remarketing, and unless a tax event redemption has occurred, the Series L Notes of Corporate Unit holders who have failed to notify the purchase contract agent on or prior to the fifth business day immediately preceding November 16, 2005 of their intention to settle the applicable portion of the related purchase contracts with separate cash will be remarketed on the third business day immediately preceding November 16, 2005.

     In each case, the remarketing agents will then use their reasonable efforts to remarket the applicable Senior Notes at a price of approximately 100.5% of the aggregate principal amount of the applicable Senior Notes. The portion of the proceeds from this remarketing equal to the aggregate principal amount of the applicable Senior Notes will be automatically applied to satisfy in full the Corporate Unit holders' obligations to purchase TXU Corp. common stock.

     In addition, the remarketing agents may deduct, as a remarketing fee, an amount not exceeding 25 basis points (0.25%) of the aggregate principal amount of the remarketed Senior Notes from any amount of the proceeds in excess of the aggregate principal amount of those remarketed Senior Notes. The remarketing agents will then remit any remaining portion of the proceeds for the benefit of the holders. Corporate Unit holders whose Senior Notes are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with any remarketing.

     If (1) despite using their reasonable efforts, the remarketing agents cannot remarket the applicable Senior Notes, other than to TXU Corp., at a price equal to or greater than 100% of the aggregate principal amount of the applicable Senior Notes, or (2) the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case resulting in a failed remarketing, TXU Corp. will exercise its rights as a secured party to dispose of the applicable Senior Notes in accordance with applicable law and satisfy in full each holder's obligation to purchase TXU Corp. common stock under the applicable portion of the related purchase contracts.

     TXU Corp. will cause a notice of any failed remarketing of Series K Notes to be published on the second business day immediately preceding August 16, 2004 or November 16, 2004, and of any failed remarketing of Series L Notes to be published on the second business day immediately preceding August 16, 2005 or November 16, 2005, in each case, as applicable, by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal. In addition, TXU Corp. will request, not later than seven nor more than 15 calendar days prior to the reset announcement date prior to each remarketing date, that the depositary notify its participants holding Senior Notes, Corporate Units and Treasury Units of the remarketing, including, in the case of a second failed remarketing for a series of Senior Notes, the procedures that must be followed if a holder of applicable Senior Notes wishes to exercise its right to put such Senior Notes to TXU Corp. as described in this prospectus supplement. It is currently anticipated that Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. will be the remarketing agents.

EARLY SETTLEMENT

     At any time prior to the fourth business day immediately preceding November 16, 2005 (except during the six business day period ending November 16, 2004), in the case of Corporate Units, or at any time prior to the business day immediately preceding November 16, 2005 (except during the three business day period ending November 16, 2004), in the case of Treasury Units, a holder of Equity Units may settle the related purchase contracts in their entirety by presenting and surrendering the related Equity Units certificate at the offices of the purchase contract agent with the form of "Election to Settle Early" on the reverse side of such certificate completed and executed as indicated, accompanied by payment to TXU Corp. in immediately available funds of an amount equal to

     (1)  in the case of Corporate Units,

               o $50 multiplied by the number of purchase contracts being settled, if settled on or prior to the fifth business day immediately preceding November 16, 2004 or $25 multiplied by the number of purchase contracts being settled, if settled between November 16, 2004 and the fifth business day immediately preceding November 16, 2005, plus

               o if the delivery is made with respect to any purchase contract during the period from the close of business on any record date next preceding any payment date to the opening of business on such payment date, an amount equal to the contract adjustment payments payable on the payment date with respect to the purchase contract; provided that no payment is required if TXU Corp. has elected to defer the contract adjustment payments which would otherwise be payable on the payment date, or

     (2) in the case of Treasury Units,

               o $50 multiplied by the number of purchase contracts being settled, if settled on or prior to the second business day immediately preceding November 16, 2004 or $25 multiplied by the number of purchase contracts being settled, if settled between November 16, 2004 and the second business day immediately preceding November 16, 2005, plus

               o if the delivery is made with respect to any purchase contract during the period from the close of business on any record date next preceding any payment date to the opening of business on such payment date, an amount equal to the contract adjustment payments payable on the payment date with respect to the purchase contract; provided that no payment is required if TXU Corp. has elected to defer the contract adjustment payments which would otherwise be payable on the payment date.

     Holders of Corporate Units may settle early only in integral multiples of 40 Corporate Units. If a Treasury portfolio has replaced any Senior Notes as a component of Corporate Units as a result of a successful remarketing of any Senior Notes or a tax event redemption, holders of the Corporate Units may settle early only in integral multiples of 1,600,000 Corporate Units.

     Holders of Treasury Units may settle early only in integral multiples of 40 Treasury Units.

     So long as the Equity Units are evidenced by one or more global security certificates deposited with the depositary, procedures for early settlement will also be governed by standing arrangements between the depositary and the purchase contract agent.

     Upon early settlement of the purchase contracts related to any Corporate Units or Treasury Units:

     o the holder will receive 0.8980 newly issued shares of TXU Corp. common stock per Corporate Unit or Treasury Unit, if settled on or prior to the fifth business day immediately preceding November 16, 2004, or
          0.4490 newly issued shares of TXU Corp. common stock per Corporate Unit or Treasury Unit, if settled on or after November 16, 2004, in each case, subject to adjustment under the circumstances described in -- "Anti-Dilution Adjustments" below, accompanied by this prospectus supplement, as amended or supplemented;

     o the Senior Notes, the appropriate applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, related to the Corporate Units or Treasury Units will be transferred to the holder free and clear of TXU Corp.'s security interest;

     o the holder's right to receive any deferred contract adjustment payments on the purchase contracts being settled will be forfeited;

     o the holder's right to receive future contract adjustment payments will terminate; and

     o no adjustment will be made to or for the holder on account of any deferred contract adjustment payments or any amounts accrued in respect of contract adjustment payments.

     TXU Corp. will not issue any fractional shares of its common stock in connection with early settlement of any purchase contracts. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis) in respect of purchase contracts being early settled on any date by a holder of Corporate Units or Treasury Units, the holder will be entitled to receive an amount of cash equal to the fraction of a share multiplied by $55.68, the threshold appreciation price.

     If the purchase contract agent receives an Equity Unit certificate, accompanied by the completed "Election to Settle Early" and required immediately available funds, from a holder of Equity Units by 5:00 p.m., New York City time, on a business day, that day will be considered the settlement date for those Equity Units. If the purchase contract agent receives the necessary documentation after 5:00 p.m., New York City time, on a business day or at any time on a day that is not a business day, the next business day will be considered the settlement date for those Equity Units.

     Upon early settlement of purchase contracts in the manner described above, presentation and surrender of the Equity Unit certificate evidencing the related Corporate Units or Treasury Units and payment of any transfer or similar taxes payable by the holder in connection with the issuance of the related TXU Corp. common stock to any person other than the holder of the Corporate Units or Treasury Units, TXU Corp. will cause the shares of its common stock being purchased to be issued, and the related Senior Notes, the appropriate applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, securing the purchase contracts to be released from the pledge under the pledge agreement described in -- "Pledged Securities and Pledge Agreement" and transferred, within three business days following the settlement date, to the purchasing holder or the holder's designee.

NOTICE TO SETTLE WITH CASH

     Unless a Treasury portfolio has replaced any Senior Notes as a component of Corporate Units as a result of a successful remarketing of those Senior Notes or a tax event redemption, a holder of Corporate Units may settle the applicable portion of the related purchase contract with separate cash prior to 11:00 a.m., New York City time, on the business day immediately preceding November 16, 2004 or November 16, 2005, as applicable. A holder of a Corporate Unit (of which the applicable Senior Notes remain a component) that wishes to settle the applicable portion of the related purchase contract with separate cash must notify the purchase contract agent by presenting at the offices of the purchase contract agent with the form of "Notice to Settle by Separate Cash" on the reverse side of the certificate completed and executed as indicated on or prior to 5:00 p.m., New York City time, on the fifth business day immediately preceding November 16, 2004 or November 16, 2005, as applicable. A holder of a Treasury Unit or a Corporate Unit (of which the applicable Senior Notes are no longer a component) that wishes to settle the applicable portion of the related purchase contract with separate cash must notify the purchase contract agent by presenting, at the offices of the purchase contract agent, the form of "Notice to Settle by Separate Cash" on the reverse side of the certificate completed and executed as indicated on or prior to 5:00 p.m., New York City time, on the second business day immediately preceding November 16, 2004 or November 16, 2005, as applicable. In connection with the settlement of purchase contracts on November 16, 2005, holders will be required to present and surrender, at the offices of the purchase contract agent, the Equity Unit certificate evidencing the relevant Equity Unit. If a holder who has given notice of its intention to settle the applicable portion of the related purchase contract with separate cash fails to deliver the cash to the collateral agent on the business day immediately preceding November 16, 2004 or November 16, 2005, as applicable, TXU Corp. will exercise its rights as a secured party to dispose of, in accordance with applicable law, the related pledged Senior Notes, Treasury security or applicable ownership interest in a Treasury portfolio, as the case may be, to satisfy in full, from the disposition of the Senior Notes, Treasury security or applicable ownership interest in a Treasury portfolio, as the case may be, the holder's obligation to purchase TXU Corp. common stock under the related purchase contracts.

CONTRACT ADJUSTMENT PAYMENTS

     Contract adjustment payments in respect of Corporate Units and Treasury Units will be fixed at the rate per year of 3.65% of $50 per purchase contract prior to November 16, 2004, and at the rate per year of 3.30% of $25 per purchase contract thereafter. Contract adjustment payments payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Contract adjustment payments will accrue from October 16, 2001 and will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing November 16, 2001.

     Contract adjustment payments will be payable to the holders of purchase contracts as they appear on the books and records of the purchase contract agent on the relevant record dates, which, as long as the Equity Units remain in book-entry form, will be one business day prior to the relevant payment date. These distributions will be paid through the purchase contract agent, who will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts relating to the Equity Units. Subject to any applicable laws and regulations, each such payment will be made as described under --"Book-Entry System." In the event that the Equity Units do not continue to remain in book-entry form, TXU Corp. shall have the right to select relevant record dates, which shall be at least one business day but not more than 60 business days prior to the relevant payment dates, and to make payments by check mailed to the address of the holder as of the relevant record date.

     If any date on which contract adjustment payments are to be made on the purchase contracts related to the Equity Units is not a business day, then payment of the contract adjustment payments payable on that date will be made on the next succeeding day which is a business day, and no interest or payment will be paid in respect of the delay. However, if that business day is in the next succeeding calendar year, that payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on that payment date. A "business day" means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in New York City are permitted or required by any applicable law to close.

     TXU Corp.'s obligations with respect to contract adjustment payments will be subordinated and junior in right of payment to its obligations under any of its senior indebtedness.

     Upon any payment or distribution of assets of TXU Corp. to its creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, the holders of all senior indebtedness shall first be entitled to receive payment in full of all amounts due or to become due thereon, or payment of such amounts shall have been provided for, before the holders of the Equity Units shall be entitled to receive any contract adjustment payments with respect to any Equity Unit.

     By reason of this subordination, in those events, holders of TXU Corp.'s senior indebtedness may receive more, ratably, and holders of the Equity Units may receive less, ratably, than TXU Corp.'s other creditors. Because TXU Corp. is a holding company, contract adjustment payments on the Equity Units are effectively subordinated to debt and preferred stock at the subsidiary level.

     In addition, no payment of contract adjustment payments with respect to any Equity Units may be made if:

     o any payment default on any senior indebtedness has occurred and is continuing beyond any applicable grace period; or

     o any default other than a payment default with respect to senior indebtedness occurs and is continuing that permits the acceleration of the maturity thereof and the purchase contract agent receives a written notice of such default from TXU Corp. or the holders of such senior indebtedness.

OPTION TO DEFER CONTRACT ADJUSTMENT PAYMENTS

     TXU Corp. may, at its option and upon prior written notice to the holders of the Equity Units and the purchase contract agent, defer the payment of contract adjustment payments on the related purchase contracts forming a part of the Equity Units until no later than November 16, 2004 if the deferral occurs before November 16, 2004, or November 16, 2005, if the deferral occurs on or after November 16, 2004. However, deferred contract adjustment payments will bear additional contract adjustment payments at the rate of 8.75% per year, which is equal to the rate of total distributions on the Corporate Units (compounding on each succeeding payment date), until paid. If the purchase contracts are terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to TXU Corp.), the right to receive contract adjustment payments and deferred contract adjustment payments will also terminate.

     In the event that TXU Corp. elects to defer the payment of contract adjustment payments on the purchase contracts until either November 16, 2004, or November 16, 2005, each holder of Equity Units will receive on that date in respect of the deferred contract adjustment payments, in lieu of a cash payment, a number of shares of TXU Corp. common stock equal to (a) the aggregate amount of deferred contract adjustment payments payable to the holder divided by (b) the applicable market value.

     TXU Corp. will not issue any fractional shares of its common stock with respect to the payment of deferred contract adjustment payments on November 16, 2004 or November 16, 2005. In lieu of fractional shares otherwise issuable with respect to such payment of deferred contract adjustment payments, the holder will be entitled to receive an amount in cash equal to the fraction of a share times the applicable market value described under -- "Purchase of TXU Corp. Common Stock."

     In the event that TXU Corp. exercises its option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, TXU Corp. will not declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock or make guarantee payments with respect to the foregoing other than:

     o purchases, redemptions or acquisitions of shares of TXU Corp. capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or agents or a stock purchase or dividend reinvestment plan, or the satisfaction by TXU Corp. of its obligations pursuant to any contract or security outstanding on the date of such event;

     o as a result of a reclassification of TXU Corp.'s capital stock or the exchange or conversion of one class or series of its capital stock for another class or series of the capital stock;

     o the purchase of fractional interests in shares of TXU Corp. capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged;

     o dividends or distributions in TXU Corp. capital stock (or rights to acquire capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of capital stock (or securities convertible into or exchangeable for shares of TXU Corp. capital stock); or

     o redemptions, exchanges or repurchases of any rights outstanding under a shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future.

     TXU Corp.'s subsidiaries will not be restricted from making any similar payments on their capital stock if TXU Corp. exercises its option to defer payment of any contract adjustment payments.

ANTI-DILUTION ADJUSTMENTS

     In order to maintain a holder's relative investment in TXU Corp.'s common stock upon the occurrence of certain events the formula for determining the settlement rate will be subject to adjustment, without duplication, upon the occurrence of those events, including:

     (a) the payment of dividends and other distributions of TXU Corp. common stock on such common stock;

     (b) the issuance to all holders of TXU Corp. common stock of rights, warrants or options (other than any dividend reinvestment or share purchase plans) entitling them, for a period of up to 45 days, to subscribe for or purchase such common stock at less than the current market price thereof;

     (c)  subdivisions, splits and combinations of TXU Corp. common stock;

     (d) distributions to all holders of TXU Corp. common stock of evidences of TXU Corp.'s indebtedness, shares of capital stock, securities, cash or property (excluding any dividend or distribution covered by clause (a) or (b) above and any dividend or distribution paid exclusively in cash);

     (e) distributions (other than regular quarterly cash dividends) consisting exclusively of cash to all holders of TXU Corp. common stock in an aggregate amount that, together with (1) other all-cash distributions (other than regular quarterly cash dividends) made within the preceding 12 months and (2) any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by TXU Corp. or any of its subsidiaries for such common stock concluded within the preceding 12 months, exceeds 15% of TXU Corp.'s aggregate market capitalization (aggregate market capitalization being the product of the current market price of TXU Corp.'s common stock multiplied by the number of shares of such common stock then outstanding) on the date of the distribution; and

     (f) the successful completion of a tender or exchange offer made by TXU Corp. or any of its subsidiaries for TXU Corp. common stock which involves an aggregate consideration that, together with (1) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by TXU Corp. or any of its subsidiaries for such common stock concluded within the preceding 12 months and (2) the aggregate amount of any all-cash distributions (other than regular quarterly cash dividends) to all holders of TXU Corp. common stock made within the preceding 12 months, exceeds 15% of TXU Corp.'s aggregate market capitalization on the expiration of the tender or exchange offer.

     The "current market price" per share of TXU Corp. common stock on any day means the average of the daily closing prices for the five consecutive trading days selected by TXU Corp. commencing not more than 30 trading days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring the computation. For purposes of this paragraph, the term "ex date," when used with respect to any issuance or distribution, shall mean the first date on which TXU Corp. common stock trades regular way on the applicable exchange or in the applicable market without the right to receive the issuance or distribution.

     In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which TXU Corp. common stock is converted into the right to receive other securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of the related Corporate Units or Treasury Units, as the case may be, become a contract to purchase only the kind and amount of securities, cash and other property receivable upon such reorganization event (except as otherwise specifically provided, without any interest thereon and without any right to dividends or distributions thereon which have a record date that is prior to the purchase contract settlement date) which would have been received by the holder of the related Corporate Units or Treasury Units immediately prior to the date of consummation of such transaction if such holder had then settled such purchase contract.

     If at any time TXU Corp. makes a distribution of property to its shareholders which would be taxable to those shareholders as a dividend for United States federal income tax purposes (e.g., distributions out of TXU Corp.'s current or accumulated earnings and profits or evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for capital stock) and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, this increase may give rise to a taxable dividend to holders of Equity Units. See MATERIAL FEDERAL INCOME TAX CONSEQUENCES --"Purchase Contracts -- Adjustment tO Settlement Rate."

     In addition, TXU Corp. may make increases in the settlement rate to avoid or diminish any income tax to holders of its capital stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes or for any other reasons.

     Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate shall be required unless the adjustment would require an increase or decrease of at least one percent in the settlement rate. However, any adjustments which are not required to be made because they would have required an increase or decrease of less than one percent shall be carried forward and taken into account in any subsequent adjustment.

     TXU Corp. will be required, within ten business days following the adjustment of the settlement rate, to provide written notice to the purchase contract agent of the occurrence of the adjustment and a statement in reasonable detail setting forth the method by which the adjustment to the settlement rate was determined and setting forth the revised settlement rate.

     Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of TXU Corp. common stock issuable upon early settlement of a purchase contract.

TERMINATION

     The purchase contracts, and TXU Corp.'s rights and obligations and the rights and obligations of the holders of the Equity Units under the purchase contracts, including the right and obligation to purchase TXU Corp. common stock and the right to receive accumulated contract adjustment payments or deferred contract adjustment payments, will immediately and automatically terminate upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to TXU Corp. Upon any termination, the collateral agent will release the related Senior Notes, the appropriate applicable ownership interest of a Treasury portfolio or the Treasury securities, as the case may be, held by it to the purchase contract agent for distribution to the holders, subject, in the case of a Treasury portfolio or the Treasury securities, to the purchase contract agent's disposition of the subject securities for cash, and the payment of this cash to the holders, to the extent that the holders would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any such security. Upon any termination, however, the release and distribution may be subject to a delay. In the event that TXU Corp. becomes the subject of a case under the U.S. Bankruptcy Code, the delay may occur as a result of the automatic stay under the Bankruptcy Code and continue until the automatic stay has been lifted.

PLEDGED SECURITIES AND PLEDGE AGREEMENT

     Pledged securities will be pledged to the collateral agent, for the benefit of TXU Corp., pursuant to the pledge agreement to secure the obligations of holders of Equity Units to purchase TXU Corp. common stock under the related purchase contracts. The rights of holders of Equity Units to the related pledged securities will be subject to TXU Corp.'s security interest created by the pledge agreement.

     No holder of Corporate Units or Treasury Units will be permitted to withdraw the pledged securities related to the Corporate Units or Treasury Units from the pledge arrangement except:

     o to substitute Treasury securities for the related Senior Notes or the appropriate applicable ownership interest of a Treasury portfolio, as the case may be, as provided for under DESCRIPTION OF THE EQUITY UNITS -- "Creating Treasury Units;"

     o to substitute Senior Notes or the appropriate applicable ownership interest of a Treasury portfolio, as the case may be, for the related Treasury securities, as provided for under DESCRIPTION OF THE EQUITY UNITS -- "Recreating Corporate Units;" or

     o upon the termination or early settlement of the related purchase contracts.

     Subject to the security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of Corporate Units will be entitled through the purchase contract agent and the collateral agent to all of the proportional rights and preferences of the related Senior Notes that are components of Corporate Units, including distribution, voting, redemption, repayment and liquidation rights. Each holder of Treasury Units and each holder of Corporate Units, if a Treasury portfolio has replaced any Senior Notes as a component of Corporate Units as a result of a successful remarketing of Senior

Notes or a tax event redemption, will retain beneficial ownership of the related Treasury securities or the appropriate applicable ownership interest of a Treasury portfolio, as applicable, pledged in respect of the related purchase contracts. TXU Corp. will have no interest in the pledged securities other than its security interest.

     Except as described in OTHER PROVISIONS OF THE PURCHASE CONTRACT AGREEMENT AND THE PLEDGE AGREEMENT --"General", the collateral agent will, upon receipt, if any, of payments on the pledged securities, distribute the payments to the purchase contract agent, which will in turn distribute those payments to the persons in whose names the related Corporate Units or Treasury Units are registered at the close of business on the record date immediately preceding the date of payment.

BOOK-ENTRY SYSTEM

     The Depository Trust Company, which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the Equity Units. The Equity Units will be issued only as fully-registered securities registered in the name of Cede & Co., the depositary's nominee. One or more fully-registered global security certificates, representing the total aggregate number of Equity Units, will be issued and will be deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

     The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Equity Units so long as the Equity Units are represented by global security certificates.

     The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary's system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

     Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time. TXU Corp. will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

     In the event that the depositary notifies TXU Corp. that the depositary is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice occurred and is continuing, certificates for the Equity Units will be printed and delivered in exchange for beneficial interests in the global security certificates. TXU Corp. may also decide to discontinue use of the system of book-entry transfers through the depository (or successor depository). In that event, Equity Units certificates will be printed and delivered.

     As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or the nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all Equity Units represented by these certificates for all purposes under the Equity Units and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have such global security certificates or the Equity Units represented by the global security certificates registered in their names, will not receive or be entitled to receive physical delivery of Equity Unit certificates in exchange for beneficial interests in global security certificates and will not be considered to be owners or holders of the global security certificates or any Equity Units represented by these certificates for any purpose under the Equity Units or the purchase contract agreement.

     All payments on the Equity Units represented by the global security certificates and all transfers and deliveries of related Senior Notes, Treasury portfolios, Treasury securities and TXU Corp. common stock will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

     Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants' interests, or any participant, with respect to interests of persons held by the participant on their behalf. Procedures for settlement of purchase contracts on November 16, 2004, November 16, 2005 or upon early settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither TXU Corp. nor any of its agents, nor the purchase contract agent nor any of its agents will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to these beneficial ownership interests.

     The information in this section concerning the depositary and its book-entry system has been obtained from sources that TXU Corp. believes to be reliable, but TXU Corp. has not attempted to verify the accuracy of this information.

                    OTHER PROVISIONS OF THE PURCHASE CONTRACT
                       AGREEMENT AND THE PLEDGE AGREEMENT

     Material provisions of the purchase contract agreement and the pledge agreement are summarized below. Forms of these documents were filed with the SEC, and you should read these documents for provisions that may be important to you.

GENERAL

     Except as described in DESCRIPTION OF THE PURCHASE CONTRACTS -- "Book-Entry System," distributions on the Equity Units will be payable, purchase contracts will be settled (and documents related to the Equity Units and purchase contracts will be delivered), and transfers of the Equity Units will be registrable, at the office of the purchase contract agent in the Borough of Manhattan, The City of New York. In addition, if the Equity Units do not remain in book-entry form, payment of distributions on the Equity Units may be made, at TXU Corp.'s option, by check mailed to the address of the person entitled to payment as shown on the security register.

     Shares of TXU Corp. common stock will be delivered on November 16, 2004 and November 16, 2005 (or earlier upon early settlement), or, if the purchase contracts have terminated, the related pledged securities will be delivered potentially after a delay as a result of the imposition of the automatic stay under the Bankruptcy Code (see DESCRIPTION OF THE PURCHASE CONTRACTS -- "Termination"), at the office of the purchase contract agent. In the case of the November 16, 2005 settlement date, any early settlement or any termination, delivery of the pledged securities will be made upon presentation and surrender of the related Equity Unit certificate.

     If a holder of outstanding Corporate Units or Treasury Units fails to present and surrender the Equity Unit certificate evidencing the Corporate Units or Treasury Units to the purchase contract agent on November 16, 2005 (or upon early settlement), the shares of TXU Corp. common stock issuable in settlement of the applicable portion of the related purchase contract will be registered in the name of the purchase contract agent. The shares, together with any distributions, will be held by the purchase contract agent as agent for the benefit of the holder until the Equity Unit certificate is presented and surrendered or the holder provides satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and TXU Corp.

     If the purchase contracts have terminated prior to November 16, 2005, the related pledged securities have been transferred to the purchase contract agent for distribution to the holders, and a holder fails to present and surrender the Equity Unit certificate evidencing the holder's Corporate Units or Treasury Units to the purchase contract agent, the related pledged securities delivered to the purchase contract agent and payments on the pledged securities will be held by the purchase contract agent as agent for the benefit of the holder until the Equity Unit certificate is presented or the holder provides the evidence and indemnity described above.

     The purchase contract agent will have no obligation to invest or to pay interest on any amounts held by the purchase contract agent pending distribution, as described above.

     No service charge will be made for any registration of transfer or exchange of the Equity Units, except for any tax or other governmental charge that may be imposed in connection with a transfer or exchange.

MODIFICATION

     The purchase contract agreement and the pledge agreement will contain provisions permitting TXU Corp. and the purchase contract agent, and in the case of the pledge agreement, the collateral agent, to modify the purchase contract agreement or the pledge agreement without the consent of the holders for any of the following purposes:

     o to evidence the succession of another person to TXU Corp.'s obligations;

     o to add to the covenants for the benefit of holders or to surrender any right or power of TXU Corp. under those agreements;

     o to evidence and provide for the acceptance of appointment of a successor purchase contract agent or a successor collateral agent, custodial agent or securities intermediary;

     o to make provision with respect to the rights of holders pursuant to adjustments in the settlement rate due to consolidations, mergers or other reorganization events; or

     o to cure any ambiguity, to correct or supplement any provisions that may be inconsistent, or to make any other provisions with respect to such matters or questions, provided that such action shall not adversely affect the interest of the holders in any material respect.

     The purchase contract agreement and the pledge agreement will contain provisions permitting TXU Corp. and the purchase contract agent, and in the case of the pledge agreement, the collateral agent, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding, to modify the terms of the purchase contracts, the purchase contract agreement and the pledge agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification:

     o    change any payment date;

     o change the amount or type of pledged securities related to the purchase contract;

     o impair the right of the holder of any pledged securities to receive distributions on the pledged securities or otherwise adversely affect the holder's rights in or to the pledged securities;

     o change the place or currency of payment or reduce any contract adjustment payments or deferred contract adjustment payments;

     o impair the right to institute suit for the enforcement of the purchase contract, any contract adjustment payments or any deferred contract adjustment payments;

     o reduce the number of shares of TXU Corp. common stock or the amount of any other property purchasable under the purchase contract, increase the price to purchase TXU Corp. common stock or any other property upon settlement of any portion of the purchase contract, change either purchase contract settlement date or the right to early settlement or otherwise adversely affect the holder's rights under the purchase contract; or

     o reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts, the purchase contract agreement or the pledge agreement.

     If any amendment or proposal referred to above would adversely affect only the Corporate Units or the Treasury Units, then only the affected class of holders will be entitled to vote on the amendment or proposal and the amendment or proposal will not be effective except with the consent of the holders of not less than a majority of the affected class or all of the holders of the affected class, as applicable.

NO CONSENT TO ASSUMPTION

     Each holder of Corporate Units or Treasury Units, by acceptance of these securities, will under the terms of the purchase contract agreement and the Corporate Units or Treasury Units, as applicable, be deemed expressly to have withheld any consent to the assumption (i.e., affirmance) of the related purchase contracts by TXU Corp. or its trustee if TXU Corp. becomes the subject of a case under the Bankruptcy Code.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     TXU Corp. will covenant in the purchase contract agreement that it will not merge or consolidate with or into any other entity or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to any person or entity, unless (1) TXU Corp. is the continuing entity or the successor entity is an entity organized and existing under the laws of any domestic jurisdiction and expressly assumes TXU Corp.'s obligations under the purchase contracts, the Senior Notes, the purchase contract agreement, the pledge agreement, the indenture and the remarketing agreement and (2) TXU Corp. or the successor entity is not, immediately after the merger, consolidation, sale, assignment, transfer, lease or conveyance, in default of its payment obligations under the purchase contracts, the Senior Notes, the purchase contract agreement, the pledge agreement, the indenture or the remarketing agreement or in material default in the performance of any of its other obligations under these agreements.

TITLE

     TXU Corp., the purchase contract agent and the collateral agent may treat the registered owner of an Equity Unit as the absolute owner of that Equity Unit for the purpose of making payment and settling the related purchase contracts and for all other purposes.

REPLACEMENT OF EQUITY UNIT CERTIFICATES

     In the event that physical certificates have been issued, any mutilated Equity Unit certificate will be replaced by TXU Corp. at the expense of the holder upon surrender of the certificate to the purchase contract agent. Equity Units certificates that become destroyed, lost or stolen will be replaced by TXU Corp. at the expense of the holder upon delivery to TXU Corp. and the purchase contract agent of evidence of the destruction, loss or theft satisfactory to TXU Corp. and the purchase contract agent. In the case of a destroyed, lost or stolen Equity Unit certificate, an indemnity satisfactory to the purchase contract agent and TXU Corp. may be required at the expense of the holder of the Equity Units evidenced by the certificate before a replacement will be issued.

     Notwithstanding the foregoing, TXU Corp. will not be obligated to issue any Corporate Units or Treasury Units on or after the business day immediately preceding November 16, 2004, on or after the business day immediately preceding November 16, 2005 (or after early settlement) or after the purchase contracts have terminated. The purchase contract agreement will provide that, in lieu of the delivery of a replacement Equity Unit certificate following November 16, 2005, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the TXU Corp. common stock issuable pursuant to the purchase contracts included in the Corporate Units or Treasury Units evidenced by the certificate, or, if the purchase contracts have terminated prior to November 16, 2005, transfer the pledged securities included in the Corporate Units or Treasury Units evidenced by the certificate.

DEFAULTS UNDER THE PURCHASE CONTRACT AGREEMENT

     Within 90 days after the occurrence of any default by TXU Corp. in any of its obligations under the purchase contract agreement of which a responsible officer of the purchase contract agent (as defined in the purchase contract agreement) has actual knowledge, the purchase contract agent will give notice of such default to the holders of the Equity Units unless such default has been cured or waived. Except for a default in any payment obligation under the purchase contract agreement, the purchase contract agent will be protected in withholding such notice if and so long as a responsible officer of the purchase contract agent in good faith determines that the withholding of such notice is in the interests of the holders of the Equity Units.

     The purchase contract agent is not required to enforce any of the provisions of the purchase contract agreement against TXU Corp. Each holder of Equity Units shall have the right to institute suit for the enforcement of any payment of contract adjustment payments then due and payable and the right to purchase TXU Corp. common stock as provided in such holder's purchase contracts and generally exercise any other rights and remedies provided by law.

     The holders of a majority of the outstanding purchase contracts voting as one class may waive any past default by TXU Corp. and its consequences, except a default (a) in any payment on any Equity Unit or (b) in respect of a provision of the purchase contract agreement which cannot be modified or amended without the consent of the holder of each outstanding Equity Unit affected.

     The Trust Indenture Act currently requires TXU Corp. to provide annually to the purchase contract agent a certificate of one of its principal officers as to TXU Corp.'s compliance with all conditions and covenants in the purchase contract agreement.

GOVERNING LAW

     The purchase contract agreement, the pledge agreement and the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

INFORMATION CONCERNING THE PURCHASE CONTRACT AGENT

     The Bank of New York will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of Corporate Units and Treasury Units from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the Corporate Units and Treasury Units or the purchase contract agreement.

     The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the appointment of a successor.

     The Bank of New York also acts, and may act, as trustee under various indentures, trusts and guarantees of TXU Corp. and its affiliates. TXU Corp. and its affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the purchase contract agent in the ordinary course of their business.

INFORMATION CONCERNING THE COLLATERAL AGENT

     The Chase Manhattan Bank will be the collateral agent. The collateral agent will act solely as TXU Corp.'s agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the Corporate Units and Treasury Units except for the obligations owed by a pledgee of property to the owner of the property under the pledge agreement and applicable law.

     The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will contain provisions under which the collateral agent may resign or be replaced. This resignation or replacement would be effective upon the appointment of a successor.

     The Chase Manhattan Bank and its affiliates act as agents under TXU Corp.'s revolving credit facilities and maintain various banking relationships with TXU Corp. and its affiliates.

MISCELLANEOUS

     The purchase contract agreement will provide that TXU Corp. will pay all fees and expenses related to the offering of the Equity Units, the retention of the collateral agent and the enforcement by the purchase contract agent of the rights of the holders of the Equity Units.

     However, holders who elect to substitute the related pledged securities, thereby creating Treasury Units or recreating Corporate Units, will be responsible for any fees or expenses payable in connection with the substitution, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and TXU Corp. will not be responsible for any of the fees or expenses.

                       SPECIFIC TERMS OF THE SENIOR NOTES

     Material provisions of the Senior Notes are summarized below and in the accompanying prospectus under DESCRIPTION OF DEBT SECURITIES. The following descriptions of specific provisions of the Senior Notes supplement and, to the extent inconsistent with, replace the description of the general terms and provisions of debt securities in the accompanying prospectus. Forms of the officer's certificate establishing the terms of the Senior Notes were filed with the SEC, and you should read these documents for provisions that may be important to you.

GENERAL

     The Senior Notes will be issued as new series of debt securities under an indenture between TXU Corp. and The Bank of New York, as trustee. While the indenture contemplates securing indebtedness issued thereunder in certain very limited circumstances (see, for example, DESCRIPTION OF DEBT SECURITIES -- "Limitation on Liens" in the accompanying prospectus), TXU Corp. has no current intention of securing the Senior Notes. The indenture provides for the issuance of debt securities (including the Senior Notes), notes or other unsecured evidences of indebtedness by TXU Corp. in an unlimited amount from time to time. The indenture provides that TXU Corp. may not grant a lien on the capital stock of any of its subsidiaries to secure debt obligations of TXU Corp. without similarly securing the Senior Notes, with certain exceptions. However, the indenture does not limit the aggregate amount of indebtedness TXU Corp. or its subsidiaries may issue nor does it limit the ability of TXU Corp.'s subsidiaries to grant a lien on the capital stock of their respective subsidiaries. TXU Corp. is a holding company that derives substantially all of its income from its operating subsidiaries. The Senior Notes therefore will be effectively subordinated to debt and preferred stock at the subsidiary level. The indenture does not permit TXU Corp. to assign its obligations under the Senior Notes to a subsidiary as contemplated in DESCRIPTION OF DEBT SECURITIES -- "Assignment of Obligations" in the accompanying prospectus.

     The Senior Notes will not be subject to a sinking fund provision. Unless an earlier tax event redemption has occurred the entire principal amount of the Series K Notes will mature and become due and payable, together with any accrued and unpaid interest, on November 16, 2006, and the entire principal amount of the Series L Notes will mature and become due and payable, together with any accrued and unpaid interest, on November 16, 2007. Except for a tax event redemption, the Senior Notes will not be redeemable by TXU Corp.

     Senior Notes forming a part of the Corporate Units will be issued in certificated form, will be in denominations of $25 and integral multiples of $25, without coupons, and may be transferred or exchanged, without service charge but upon payment of any taxes or other governmental charges payable in connection with the transfer or exchange, at the offices described below. Payments on Senior Notes issued as a global security will be made to the depositary, a successor depositary or, in the event that no depositary is used, to a paying agent for the Senior Notes. Principal and interest with respect to certificated Senior Notes will be payable, the transfer of the Senior Notes will be registrable and Senior Notes will be exchangeable for Senior Notes of other denominations of a like aggregate principal amount, at the office or agency maintained by TXU Corp. for this purpose in the Borough of Manhattan, The City of New York. However, at TXU Corp.'s option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to payment.

     The indenture does not contain provisions that afford holders of the Senior Notes protection in the event of a highly leveraged transaction or other similar transaction involving TXU Corp. that may adversely affect the holders.

INTEREST

     Each Series K Note shall bear interest initially at the rate of 4.75% per year and each Series L Note shall bear interest initially at the rate of 5.45% per year, in each case, from the original issue date. Interest will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, each an "interest payment date," commencing November 16, 2001, to the person in whose name the Senior Note is registered at the close of business on the first day of the month in which the interest payment date falls. In addition, OID for United States federal income tax purposes will accrue on the Senior Notes.

     The applicable interest rate on the Series K Notes will be reset on the third business day immediately preceding August 16, 2004 and the applicable interest rate on the Series L Notes will be reset on the third business day immediately preceding August 16, 2005 to the reset rates described below under -- "Market Rate Reset," unless the remarketing of the applicable Senior Notes on the relevant date fails. If a remarketing of the applicable Senior Notes on the relevant date fails, the interest rates on the applicable Senior Notes will not be reset at that time. However, in these circumstances, the interest rate on the applicable Senior Notes outstanding on and after August 16, 2004 or August 16, 2005, as the case may be, will be reset on the third business day immediately preceding November 16, 2004 or November 16, 2005, as the case may be, to the reset rates described below.

     The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed in the 90-day period. In the event that any date on which interest is payable on the Senior Notes is not a business day, the payment of the interest payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of the delay, except that, if the business day is in the next succeeding calendar year, then the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date.

MARKET RATE RESET

     Series K Market Rate Reset. The reset rate on the Series K Notes will be equal to the sum of the reset spread and the yield on the applicable benchmark Treasury in effect on the third business day immediately preceding August 16, 2004 or November 16, 2004, as the case may be, and will be determined by the reset agent. In the case of a reset on the third business day immediately preceding August 16, 2004, the reset rate will be the rate determined by the reset agent as the rate the Series K Notes should bear in order for the Series K Notes included in Corporate Units to have an approximate aggregate market value on the reset date of 100.5% of the 3-year Treasury portfolio purchase price described under DESCRIPTION OF THE PURCHASE CONTRACTS -- "Remarketing." In the case of a reset on the third business day immediately preceding November 16, 2004, the reset rate will be the rate determined by the reset agent as the rate the Series K Notes should bear in order for each Series K Note to have an approximate market value of 100.5% of the principal amount of the Series K Note. TXU Corp. may limit the reset rate to 200 basis points over the applicable benchmark Treasury. In addition, the reset rate will in no event exceed the maximum rate permitted by applicable law.

     Series L Market Rate Reset. The reset rate on the Series L Notes will be equal to the sum of the reset spread and the yield on the applicable benchmark Treasury in effect on the third business day immediately preceding August 16, 2005 or November 16, 2005, as the case may be, and will be determined by the reset agent. In the case of a reset on the third business day immediately preceding August 16, 2005, the reset rate will be the rate determined by the reset agent as the rate the Series L Notes should bear in order for the Series L Notes included in Corporate Units to have an approximate aggregate market value on the reset date of 100.5% of the 4-year Treasury portfolio purchase price described under DESCRIPTION OF THE PURCHASE CONTRACTS -- "Remarketing." In the case of a reset on the third business day immediately preceding November 16, 2005, the reset rate will be the rate determined by the reset agent as the rate the Series L Notes should bear in order for each Series L Note to have an approximate market value of 100.5% of the principal amount of the Series L Note. TXU Corp. may limit the reset rate to 200 basis points over the applicable benchmark Treasury. In addition, the reset rate will in no event exceed the maximum rate permitted by applicable law.

     The "applicable benchmark Treasury" means direct obligations of the United States, as agreed upon by TXU Corp. and the reset agent (which may be obligations traded on a when-issued basis only), having a maturity comparable to the remaining term to maturity of the applicable Senior Notes, which will be two years or two and one-quarter years, as applicable. The yield for the applicable benchmark Treasury will be the bid side yield displayed at 10:00 A.M., New York City time, on the third business day immediately preceding August 16, 2004 or November 16, 2004, as applicable with respect to the Series K Notes, and on the third business day immediately preceding August 16, 2005 or November 16, 2005, as applicable with respect to the Series L Notes, in the Telerate system (or if the Telerate system is no longer available on that date or, in the opinion of the reset agent (after consultation with TXU Corp.), no longer an appropriate system from which to obtain the yield, such other nationally recognized quotation system as, in the opinion of the reset agent (after consultation with TXU Corp.), is appropriate). If this yield is not so displayed, the yield for the applicable benchmark Treasury will be, as calculated by the reset agent, the yield to maturity for the applicable benchmark Treasury, expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, and computed by taking the arithmetic mean of the secondary market bid yields, as of 10:30 A.M., New York City time, on the third business day immediately preceding August 16, 2004 or November 16, 2004, as applicable with respect to the Series K Notes, and on the third business day immediately preceding August 16, 2005 or November 16, 2005, as applicable with respect to the Series L Notes, of three leading United States government securities dealers selected by the reset agent (after consultation with TXU Corp.) (which may include the reset agent or an affiliate thereof). It is currently anticipated that Merrill Lynch, Pierce, Fenner & Smith Incorporated will be the reset agent.

     On the seventh business day immediately preceding August 16, 2004 or November 16, 2004, with respect to the Series K Notes, and on the seventh business day immediately preceding August 16, 2005 or November 16, 2005, as applicable with respect to the Series L Notes, the applicable benchmark Treasury to be used to determine the reset rates will be selected, and the reset spread to be added to the yield on the applicable benchmark Treasury will be established by the reset agent, and the reset spread and the applicable benchmark Treasury will be announced by TXU Corp. (the "reset announcement date"). TXU Corp. will cause a notice of the reset spread and the applicable benchmark Treasury to be published on the business day following the reset announcement date by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal. TXU Corp. will request, not later than seven nor more than 15 calendar days prior to each reset announcement date, that the depositary notify its participants holding Senior Notes, Corporate Units or Treasury Units of the reset announcement date and of the procedures that must be followed if any owner of Equity Units wishes to settle the applicable portion of the related purchase contract with cash on the business day immediately preceding November 16, 2004 or November 16, 2005, as the case may be.

OPTIONAL REMARKETING

     On or prior to the fifth business day immediately preceding the applicable remarketing date but no earlier than the payment date immediately preceding that remarketing date, holders of Series K Notes, in the case of the remarketing to be conducted on the third business day immediately preceding August 16, 2004 or November 16, 2004, as applicable, or holders of Series L Notes, in the case of the remarketing to be conducted on the third business day immediately preceding

August 16, 2005 or November 16, 2005, as applicable, that are not components of Corporate Units may elect to have their Series K Notes or Series L Notes, as the case may be, remarketed in the same manner as Series K Notes or Series L Notes, as the case may be, that are components of Corporate Units by delivering their Series K Notes or Series L Notes, as the case may be, along with a notice of this election to the collateral agent. The collateral agent will hold the Series K Notes or Series L Notes, as the case may be, in an account separate from the collateral account in which the pledged securities will be held. Holders of Series K Notes or Series L Notes, as the case may be, electing to have those Senior Notes remarketed will also have the right to withdraw the election on or prior to the fifth business day immediately preceding the applicable remarketing date.

PUT OPTION FOLLOWING FAILED REMARKETINGS

     If the remarketing of the Series K Notes on the third business day immediately preceding November 16, 2004 has resulted in a failed remarketing, holders of Series K Notes following November 16, 2004 will have the right to put the Series K Notes to TXU Corp. on December 30, 2004, upon at least three business days' prior notice, at a price equal to 100% of the principal amount, plus accrued and unpaid interest, if any.

     If the remarketing of the Series L Notes on the third business day immediately preceding November 16, 2005 has resulted in a failed remarketing, holders of Series L Notes following November 16, 2005 will have the right to put the Series L Notes to TXU Corp. on December 30, 2005, upon at least three business days' prior notice, at a price equal to 100% of the principal amount, plus accrued and unpaid interest, if any.

TAX EVENT REDEMPTION

     If a tax event occurs and is continuing, TXU Corp. may, at its option, redeem the Senior Notes in whole, but not in part, at any time at a price, which is referred to as the redemption price, equal to, for each Senior Note, the redemption amount described below plus accrued and unpaid interest, if any, to the date of redemption. Installments of interest on Senior Notes which are due and payable on or prior to a redemption date will be payable to the holders of the Senior Notes registered as such at the close of business on the relevant record dates. If, following the occurrence of a tax event, TXU Corp. exercises its option to redeem the Senior Notes, the proceeds of the redemption will be payable in cash to the holders of the Senior Notes. If the tax event redemption occurs prior to August 16, 2005, or if the Series L Notes are not successfully remarketed on the third business day immediately preceding August 16, 2005, prior to November 16, 2005, the redemption price for the Senior Notes forming a part of the Corporate Units at the time of the tax event redemption will be distributed to the collateral agent, who in turn will purchase the applicable Treasury portfolio described below on behalf of the holders of Corporate Units and remit the remainder of the redemption price, if any, to the purchase contract agent for payment to the holders. In each case, the applicable Treasury portfolio will be substituted for corresponding Senior Notes and will be pledged to the collateral agent to secure the Corporate Unit holders' obligations to purchase TXU Corp. common stock under the purchase contracts.

     "Tax event" means the receipt by TXU Corp. of an opinion of nationally recognized independent tax counsel experienced in such matters (which may be Thelen Reid & Priest LLP) to the effect that there is more than an insubstantial risk that interest payable by TXU Corp. on the Series K Notes or the Series L Notes would not be deductible, in whole or in part, by TXU Corp. for United States federal income tax purposes as a result of any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, any amendment to or change in an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority or any interpretation or pronouncement that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on the date of this prospectus supplement, which amendment, change or proposed change is effective or which interpretation or pronouncement is announced on or after the date of this prospectus supplement.

     "Redemption amount" means

     o in the case of a tax event redemption occurring prior to August 16, 2004, or prior to November 16, 2004 if the remarketing of the Series K Notes on the third business day immediately preceding August 16, 2004 resulted in a failed remarketing, for each Senior Note, the product of the principal amount of that Senior Note and a fraction whose numerator is the applicable Treasury portfolio purchase price and whose denominator is the aggregate principal amount of Senior Notes included in Corporate Units,

     o in the case of a tax event redemption occurring (a) on or after August 16, 2004, or November 16, 2004 if the remarketing of the Series K Notes on the third business day immediately preceding August 16, 2004 resulted in a failed remarketing and (b) prior to August 16, 2005, or November 16, 2005 if the remarketing of the Series L Notes on the third business day immediately preceding August 16, 2005 resulted in a failed remarketing, for each Senior Note, the product of the principal amount of that Senior Note and a fraction whose numerator is the applicable Treasury portfolio purchase price and whose denominator is the sum of the aggregate principal amount of the Series K Notes outstanding on the tax event redemption date and the aggregate principal amount of Series L Notes included in Corporate Units on the tax event redemption date, and

     o in the case of a tax event redemption occurring on or after August 16, 2005, or November 16, 2005 if the remarketing of the Series L Notes on the third business day immediately preceding August 16, 2005 resulted in a failed remarketing, for each Senior Note, the product of the principal amount of the Senior Note and a fraction whose numerator is the applicable Treasury portfolio purchase price and whose denominator is the aggregate principal amount of the Senior Notes outstanding on the tax event redemption date.

     "Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the tax event redemption date for the purchase of applicable tax event Treasury portfolio for settlement on the tax event redemption date.

     "Quotation agent" means Merrill Lynch Government Securities, Inc. or its successor or any other primary U.S. government securities dealer in New York City selected by TXU Corp.

     The Treasury portfolio to be purchased in connection with a tax event redemption, or tax event Treasury portfolio, will consist of:

     (1) if the tax event redemption occurs prior to August 16, 2004, or if the Series K Notes are not successfully remarketed on the third business day immediately preceding August 16, 2004, prior to November 16, 2004:

               o interest or principal strips of U.S. Treasury securities that mature on or prior to November 15, 2004 in an aggregate amount equal to the principal amount of Series K Notes included in the Corporate Units, and interest or principal strips of U.S. Treasury securities that mature on or prior to November 15, 2005 in an aggregate amount equal to the principal amount of Series L Notes included in the Corporate Units, and

               o with respect to each scheduled interest payment date on each series of Senior Notes that occurs after the tax event redemption and on or before November 16, 2004, in the case of the Series K Notes, or on or before November 16, 2005, in the case of Series L Notes, interest or principal strips of U.S. Treasury securities which mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the Series K Notes and the Series L Notes, as applicable, on that date if the respective interest rates of the Senior Notes was not reset on any applicable reset date;

     (2) If the tax event redemption (a) occurs on or after August 16, 2004, or if the Series K Notes are not successfully remarketed on the third business day immediately preceding August 16, 2004, on or after November 16, 2004 and (b) prior to August 16, 2005, or if the Series L Notes are not successfully remarketed on the third business day preceding August 16, 2005, prior to November 16, 2005:

               o interest or principal strips of U.S. Treasury securities that mature on or prior to November 16, 2006 in an aggregate amount equal to the principal amount of Series K Notes outstanding, and interest or principal strips of U.S. Treasury securities that mature on or prior to November 15, 2005 in an aggregate amount equal to the principal amount of Series L Notes included in the Corporate Units, and

               o with respect to each scheduled interest payment date on each series of Senior Notes that occurs after the tax event redemption and on or before November 16, 2006, in the case of the Series K Notes, or on or before November 16, 2005, in the case of the Series L Notes, interest or principal strips of U.S. Treasury securities which mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the Series K Notes outstanding and Series L Notes included in the Corporate Units, as applicable, on that date if the interest rate of the Series L Notes was not reset on any applicable reset date; or

     (3) if the tax event redemption occurs on or after August 16, 2005, or if the Series L Notes are not successfully remarketed on the third business day preceding August 16, 2005, on or after November 16, 2005:

               o interest or principal strips of U.S. Treasury securities that mature on or prior to November 16, 2006 in an aggregate amount equal to the principal amount of Series K Notes outstanding, and interest or principal strips of U.S. Treasury securities that mature on or prior to November 16, 2007 in an aggregate amount equal to the principal amount of Series L Notes outstanding, and

               o with respect to each scheduled interest payment date on each series of Senior Notes that occurs after the tax event redemption and on or before November 16, 2006, in the case of the Series K Notes, or on or before November 16, 2007, in the case of the Series L Notes, interest or principal strips of U.S. Treasury securities which mature on or prior to that interest payment in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the Series K Notes outstanding and Series L Notes outstanding, as applicable, on that date.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of Senior Notes to be redeemed at its registered address. Unless TXU Corp. defaults in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the Senior Notes. In the event any Senior Notes are called for redemption, neither TXU Corp. nor the trustee will be required to register the transfer of or exchange the Senior Notes to be redeemed.

BOOK-ENTRY AND SETTLEMENT

     Senior Notes which are released from the pledge following substitution or settlement of the applicable portion of the purchase contracts will be issued in the form of one or more global certificates, which are referred to as global securities, registered in the name of the depositary or its nominee. Except under the limited circumstances described below or except upon recreation of Corporate Units, Senior Notes represented by the global securities will not be exchangeable for, and will not otherwise be issuable as, Senior Notes in certificated form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

     The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

     Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of Senior Notes in certificated form and will not be considered the holders (as defined in the indenture) thereof for any purpose under the indenture, and no global security representing Senior Notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

     In the event that

     o the depositary notifies TXU Corp. that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice, or

     o the depositary at any time ceases to be a clearing agency registered under the Securities Exchange Act at which time the depositary is required to be so registered to act as the depositary and no successor depositary has been appointed within 90 days after TXU Corp. learns that the depositary has ceased to be so registered, or

     o TXU Corp. determines in its sole discretion that it will no longer have debt securities represented by global securities or permit any the global security certificates to be exchangeable,

certificates for the Senior Notes will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global note that is exchangeable pursuant to the preceding sentence shall be exchangeable for Senior Note certificates registered in the names directed by the depositary. TXU Corp. expects that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the Equity Units, Senior Notes and TXU Corp. common stock acquired under a purchase contract. Unless otherwise stated, this summary deals only with Equity Units, Senior Notes and TXU Corp. common stock held as capital assets (generally, assets held for investment) by holders that are U.S. persons (defined below) that purchase Equity Units upon original issuance. The tax treatment of a holder may vary depending on the holder's particular situation. This summary does not address all of the tax consequences that may be relevant to holders that may be subject to special tax treatment such as, for example, insurance companies, broker dealers, tax-exempt organizations, foreign taxpayers, regulated investment companies, persons holding Equity Units, Senior Notes, or shares of TXU Corp. common stock as part of a straddle, hedge, conversion transaction or other integrated investment and persons whose functional currency is not the U.S. dollar. In addition, this summary does not address any aspects of state, local, or foreign tax laws. This summary is based on the United States federal income tax laws, regulations, rulings and decisions in effect as of the date hereof, which are subject to change or differing interpretations, possibly on a retroactive basis. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF PURCHASING, OWNING, AND DISPOSING OF THE EQUITY UNITS OR SENIOR NOTES OR TXU CORP. COMMON STOCK, INCLUDING THE APPLICATION AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

     No statutory, administrative or judicial authority directly addresses the treatment of Equity Units or instruments similar to Equity Units for United States federal income tax purposes. As a result, no assurance can be given that the IRS will agree with the tax consequences described herein.

     For purposes of this summary, the term "U.S. person" means (1) an individual who is a citizen or resident of the United States, (2) a corporation or partnership created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or
(4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or
(b) the trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.

EQUITY UNITS

     Allocation of Purchase Price. A holder's acquisition of an Equity Unit will be treated as an acquisition of a unit consisting of three components, the two Senior Notes and the purchase contract constituting the Equity Unit. The purchase price of each Equity Unit will be allocated among the components in proportion to their respective fair market values at the time of purchase. The allocation will establish a holder's initial tax basis in each of the Senior Notes and the purchase contract. TXU Corp. will report the fair market value of each Series K Note as $25, the fair market value of each Series L Note as $25 and the fair market value of each purchase contract as $0. This position will be binding upon holders (but not on the IRS) unless holders explicitly disclose a contrary position on a statement attached to their timely filed United States federal income tax returns for the taxable year in which an Equity Unit is acquired. Thus, absent such disclosure, holders should allocate the purchase price for an Equity Unit in accordance with the foregoing. The remainder of this discussion assumes that this allocation of purchase price will be respected for United States federal income tax purposes.

     Ownership of Senior Notes or Treasury Securities. Holders will be treated as owning the Senior Notes or Treasury securities constituting a part of the Corporate Units or Treasury Units, respectively, for United States federal income tax purposes. TXU Corp. and, by virtue of their acquisition of Equity Units, holders agree to treat the Senior Notes or Treasury securities constituting a part of the Equity Units as owned by holders for United States federal income tax purposes, and the remainder of this summary assumes such treatment. The United States federal income tax consequences of owning the Senior Notes or Treasury securities are discussed below (see -- "Senior Notes," -- "Treasury Securities" and -- "Remarketing and Tax Event Redemption of Senior Notes").

     Sales, Exchanges or Other Taxable Dispositions of Equity Units. If holders sell, exchange or otherwise dispose of Equity Units in a taxable disposition (collectively, a "disposition"), they will be treated as having sold, exchanged or disposed of each of the purchase contract and the Senior Notes, the applicable ownership interest in the Treasury portfolio or the Treasury securities that constitute such Equity Units, and the proceeds realized on such disposition will be allocated among the purchase contract and the Senior Notes, the applicable ownership interest in the Treasury portfolio or the Treasury securities in proportion to their respective fair market values. As a result, as to each of the purchase contract and the Senior Notes, the applicable ownership interest in the Treasury portfolio or the Treasury securities, holders generally will recognize gain or loss equal to the difference between the portion of the proceeds received by holders that is allocable to the purchase contract and the Senior Notes, the applicable ownership interest in the Treasury portfolio or Treasury securities, as the case may be, and their adjusted tax basis in the purchase contract and the Senior Notes, the applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, except to the extent that holders are treated as receiving an amount with respect to accrued but unpaid interest on the applicable ownership interest in the Treasury portfolio, which amount will be treated as ordinary interest income, or to the extent holders are treated as receiving an amount with respect to accrued contract adjustment payments or deferred contract adjustment payments, which may be treated as ordinary income, in each case to the extent not previously included in income. In the case of the purchase contract, the applicable ownership interest in the Treasury portfolio and Treasury securities, such gain or loss will generally be capital gain or loss, and such gain or loss generally will be long-term capital gain or loss if holders held the Equity Units for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. The rules governing the determination of the character of gain or loss on the disposition of the Senior Notes are summarized under -- "Senior Notes -- Sales, Exchanges or Other Taxable Dispositions of SenioR Notes."

     If the disposition of an Equity Unit occurs when the purchase contract has a negative value, holders should be considered to have received additional consideration for the Senior Notes, the applicable ownership interest in the Treasury portfolio or Treasury securities, as the case may be, in an amount equal to such negative value and to have paid such amount to be released from their obligations under the related purchase contract. Because, as discussed below, any gain on the disposition of Senior Notes prior to the purchase contract settlement date generally will be treated as ordinary interest income for United States federal income tax purposes, the ability to offset such interest income with a loss on the purchase contract may be limited. Holders should consult their tax advisors regarding a disposition of an Equity Unit at a time when the purchase contract has a negative value.

     In determining gain or loss, contract adjustment payments or deferred contract adjustment payments that have been received by holders, but have not previously been included in their income, should either reduce their adjusted tax basis in the purchase contract or result in an increase in the amount realized on the disposition of the purchase contract. Any contract adjustment payments or deferred contract adjustment payments previously included in holders' income, but not received by the holders, should increase their adjusted tax basis in the purchase contract (see -- "Purchase Contracts -- Contract Adjustment Payments and Deferred Contract Adjustment Payments" below).

SENIOR NOTES

     The discussion in this section will apply to holders if they hold Senior Notes or Corporate Units that include Senior Notes.

     Classification of the Senior Notes. In connection with the issuance of the Senior Notes, Thelen Reid & Priest LLP, TXU Corp.'s special counsel, will deliver an opinion that, under current law, and based on certain representations, facts and assumptions set forth in such opinion, the Senior Notes will be classified as indebtedness for United States federal income tax purposes. TXU Corp. and, by virtue of their acquisition of Corporate Units, holders, agree to treat the Senior Notes as indebtedness of TXU Corp. for United States federal income tax purposes.

     Original Issue Discount. Because of the manner in which the interest rates on the Senior Notes are reset, the Senior Notes should be classified as contingent payment debt instruments subject to the "noncontingent bond method" for accruing original issue discount, as set forth in the applicable Treasury Regulations. TXU Corp. intends to treat the Senior Notes in that manner, and the remainder of this discussion assumes that the Senior Notes will be so treated for United States federal income tax purposes. As discussed more fully below, the effects of applying such method will be (1) to require holders, regardless of their usual method of tax accounting, to use an accrual method with respect to the interest income on Senior Notes, (2) for all accrual periods through August 16, 2004, with respect to the Series K Notes and through August 16, 2005, with respect to the Series L Notes, and possibly for accrual periods thereafter, to require holders to accrue interest income in excess of interest payments actually received and (3) generally to result in ordinary, rather than capital, treatment of any gain or loss on the sale, exchange or other disposition of the Senior Notes. See -- "Sales, Exchanges or Other Taxable Dispositions of Senior Notes."

     In the case of each of the Series K Notes and the Series L Notes, holders will be required to accrue original issue discount on a constant yield to maturity basis based on the "comparable yield" of such series of the Senior Notes. The comparable yield of each series of Senior Notes will generally be the rate at which TXU Corp. would issue a fixed rate debt instrument with terms and conditions similar to that series of Senior Notes (which rate will exceed the current interest payments on that series of the Senior Notes). TXU Corp. has determined that, for the Series K Notes, per $25 of principal amount, the comparable yield is 5.60% and the projected payments are $0.10 on November 16, 2001, $0.30 for each subsequent quarter ending on or prior to August 16, 2004 and $0.42 for each quarter ending after August 16, 2004. TXU Corp. has determined that, for the Series L Notes, per $25 of principal amount, the comparable yield is 5.90% and the projected payments are $0.11 on November 16, 2001, $0.34 for each subsequent quarter ending on or prior August 16, 2005 and $0.42 for each quarter ending after August 16, 2005. TXU Corp. has also determined that the projected payment for the Series K Notes, per $25 of principal amount, at the maturity date is $25.42 (which includes the stated principal amount of the Series K Notes as well as the final projected interest payment), and that the projected payment for the Series L Notes, per $25 of principal amount, at the maturity date is $25.42 (which includes the stated principal amount of the Series L Notes as well as the final projected interest payment). The amount of original issue discount on a Senior Note for each accrual period is determined by multiplying the comparable yield of the Senior Note (adjusted for the length of the accrual period) by the Senior Note's adjusted issue price at the beginning of the accrual period. Based on the allocation of the purchase price of each unit described above, the adjusted issue price of each Senior Note, per $25 of principal amount, at the beginning of the first accrual period will be $25, and the adjusted issue price of each Senior Note at the beginning of each subsequent accrual period will be equal to $25, increased by any original issue discount previously accrued by holders on such Senior Note and decreased by the amount of projected payments on such Senior Note through such date. The amount of original issue discount so determined will then be allocated on a ratable basis to each day in the accrual period that holders hold the Senior Note.

     If after the date on which the interest rate on a series of Senior Notes is reset, the remaining amounts of principal and interest payable on such series of Senior Notes differ from the payments set forth on the applicable projected payment schedule, negative or positive adjustments reflecting such difference should generally be taken into account by holders as adjustments to interest income in a reasonable manner over the period to which they relate. TXU Corp. expects to account for any such difference with respect to a period as an adjustment for that period.

     As to each series of Series Notes, holders are generally bound by the comparable yield and projected payment schedule provided by TXU Corp. unless either is unreasonable. If holders decide to use their own comparable yield and projected payment schedule, holders must explicitly disclose this fact and the reason that they have used their own comparable yield and projected payment schedule. In general, this disclosure must be made on a statement attached to holders' timely filed United States federal income tax return for the taxable year that includes the date of their acquisition of the Senior Notes.

     The foregoing comparable yield and projected payment schedules are supplied by TXU Corp. solely for computing income under the noncontingent bond method for United States federal income tax purposes and do not constitute projections or representations as to the amounts that holders will actually receive as a result of owning Senior Notes or Corporate Units.

     Adjustment to Tax Basis in Senior Notes. A holder's tax basis in a Senior Note will be increased by the amount of original issue discount included in income with respect to the Senior Note and decreased by the amount of projected payments with respect to the Senior Note through the computation date.

     Sales, Exchanges or Other Taxable Dispositions of Senior Notes. Holders will recognize gain or loss on a disposition of Senior Notes (including a redemption for cash or the remarketing thereof) in an amount equal to the difference between the amount realized by holders on the disposition of the Senior Notes and their adjusted tax basis in such Senior Notes. Selling expenses incurred by holders, including the remarketing fee, will reduce the amount of gain or increase the amount of loss recognized by holders upon a disposition of Senior Notes. Gain recognized on the disposition of a Senior Note prior to the related purchase contract settlement date will be treated as ordinary interest income. Loss recognized on the disposition of a Senior Note prior to the related purchase contract settlement date will be treated as ordinary loss to the extent of holders' prior inclusions of original issue discount on the Senior Note. Any loss in excess of such amount will be treated as a capital loss. In general, gain recognized on the disposition of a Senior Note on or after the related purchase contract settlement date will be ordinary interest income to the extent attributable to the excess, if any, of the total remaining principal and interest payments due on the Senior Note over the total remaining payments set forth on the projected payment schedule for the Senior Note. Any gain recognized in excess of such amount and any loss recognized on such a disposition will generally be treated as a capital gain or loss. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

TREASURY SECURITIES

     The discussion in this section will apply to holders who hold Treasury Units or Treasury securities.

     Original Issue Discount. If holders hold Treasury Units, they will be required to treat their ownership interest in the Treasury securities included in a Treasury Unit as an interest in a bond that was originally issued on the date they acquired the Treasury securities. Any such Treasury securities that are owned or treated as owned by holders will have OID equal to the excess of the amount payable at maturity of such Treasury securities over the purchase price thereof. Holders will be required to include such OID in income on a constant yield to maturity basis over the period between the purchase date of the Treasury securities and the maturity date of the Treasury securities, regardless of their regular method of tax accounting and in advance of the receipt of cash attributable to such OID. A holder's adjusted tax basis in the Treasury securities will be increased by the amounts of such OID included in such holder's gross income.

     Sales, Exchanges or Other Taxable Dispositions of Treasury Securities. As discussed below, in the event that holders obtain the release of Treasury securities by delivering Senior Notes to the collateral agent, holders generally will not recognize gain or loss upon such substitution. Holders will recognize gain or loss on a subsequent disposition of the Treasury securities in an amount equal to the difference between the amount realized by holders on such disposition and their adjusted tax basis in the Treasury securities. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if holders held such Treasury securities for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

PURCHASE CONTRACTS

     Contract Adjustment Payments and Deferred Contract Adjustment Payments. There is no direct authority addressing the treatment, under current law, of the contract adjustment payments or deferred contract adjustment payments, and such treatment is, therefore, unclear. Contract adjustment payments and deferred contract adjustment payments may constitute taxable ordinary income to holders when received or accrued, in accordance with their regular method of tax accounting. TXU Corp. intends to file information returns that report contract adjustment payments and deferred contract adjustment payments as taxable ordinary income to holders. Holders should consult their tax advisors concerning the treatment of contract adjustment payments and deferred contract adjustment payments, including the possibility that any contract adjustment payment or deferred contract adjustment payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis.

     The treatment of contract adjustment payments and deferred contract adjustment payments could affect a holder's adjusted tax basis in a purchase contract or TXU Corp. common stock received under a purchase contract or the amount realized by a holder upon the sale or disposition of an Equity Unit or the termination of a purchase contract. In particular, any contract adjustment payments or deferred contract adjustment payments (i) that have been included in holders' income, but that have not been paid to them, should increase their adjusted tax basis in the purchase contract and (ii) that have been paid to them, but that have not been included in their income, should either reduce their adjusted tax basis in the purchase contract or result in an increase in the amount realized on the disposition of the purchase contract. See -- "Acquisition of TXU Corp. Common Stock Under a Purchase Contract," -- "Equity

Units -- Sales, Exchanges or Other Taxable Dispositions of Equity Units" and -- "Termination of PurchasE Contract."

     Acquisition of TXU Corp. Common Stock Under a Purchase Contract. Holders generally will not recognize gain or loss on the purchase of TXU Corp. common stock under a purchase contract, except with respect to any cash paid to holders in lieu of a fractional share of TXU Corp. common stock. Holders' aggregate initial tax basis in the TXU Corp. common stock received under a purchase contract should generally equal the purchase price paid for such common stock, plus the properly allocable portion of their adjusted tax basis (if any) in the purchase contract, less the portion of such purchase price and adjusted tax basis allocable to the fractional share. The holding period for TXU Corp. common stock received under a purchase contract will commence on the day following the acquisition of such common stock.

     Ownership of TXU Corp. Common Stock Acquired Under the Purchase Contract. Any distribution on TXU Corp. common stock paid by TXU Corp. out of its current or accumulated earnings and profits (as determined for United States federal income tax purposes) will constitute a dividend and will be includible in income by holders when received. Any such dividend will be eligible for the dividends received deduction if the holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction.

     Upon a disposition of TXU Corp. common stock, holders generally will recognize capital gain or loss equal to the difference between the amount realized and their adjusted tax basis in the TXU Corp. common stock. Such capital gain or loss generally will be long-term capital gain or loss if they held such common stock for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

     Early Settlement of Purchase Contract. Holders will not recognize gain or loss on the receipt of their proportionate share of Senior Notes or Treasury securities or the applicable ownership interest in the Treasury portfolio upon early settlement of a purchase contract, and holders will have the same adjusted tax basis in such Senior Notes, Treasury securities or the Treasury portfolio as before such early settlement.

     Termination of Purchase Contract. If a purchase contract terminates, holders will recognize gain or loss equal to the difference between the amount realized (if any) upon such termination and their adjusted tax basis (if any) in the purchase contract at the time of such termination. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if holders held such purchase contract for more than one year immediately prior to such termination. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. A holder will not recognize gain or loss on the receipt of such holder's proportionate share of the Senior Notes or Treasury securities or applicable ownership interest in the Treasury portfolio upon termination of the purchase contract and will have the same adjusted tax basis in such Senior Notes, Treasury securities or applicable ownership interest in the Treasury portfolio as before such distribution.

     Adjustment to Settlement Rate. A holder may be treated as receiving a constructive dividend distribution from TXU Corp. if (1) the settlement rate is adjusted and as a result of such adjustment the proportionate interest of holders of Equity Units in TXU Corp.'s assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a holder for certain taxable distributions with respect to the TXU Corp. common stock. Thus, under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend to holders even though holders would not receive any cash related thereto.

SUBSTITUTION OF TREASURY SECURITIES TO CREATE OR RECREATE TREASURY UNITS

     Holders of Corporate Units who deliver Treasury securities to the collateral agent in substitution for Senior Notes will not recognize gain or loss upon their delivery of such Treasury securities or their receipt of the Senior Notes. Holders will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by holders with respect to such Treasury securities and Senior Notes, and their adjusted tax bases in the Treasury securities, the Senior Notes and the purchase contract will not be affected by such delivery and release.

SUBSTITUTION OF SENIOR NOTES TO RECREATE CORPORATE UNITS

     Holders of Treasury Units who deliver Senior Notes to the collateral agent in substitution for Treasury securities will not recognize gain or loss upon their delivery of such Senior Notes or their receipt of the Treasury securities. Holders will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by holders with respect to such Treasury securities and Senior Notes, and their adjusted tax bases in the Treasury securities, the Senior Notes and the purchase contract will not be affected by such delivery and release.

REMARKETING AND TAX EVENT REDEMPTION OF SENIOR NOTES

     A remarketing or a tax event redemption will be a taxable event for holders of Senior Notes, which will be subject to tax in the manner described under -- "Senior Notes -- Sales, Exchanges or Other Taxable Dispositions oF Senior Notes."

     Ownership of Treasury Portfolio. In the event of a remarketing of the Series K Notes on the third business day preceding August 16, 2004 or the Series L Notes on the third business day preceding August 16, 2005, or a tax event redemption prior to the purchase contract settlement date, TXU Corp. and, by virtue of their acquisition of Corporate Units, holders agree to treat the applicable ownership interest in the Treasury portfolio constituting a part of their Corporate Units as owned by holders for United States federal income tax purposes. In such a case, holders will be required to include in income any amount earned on such pro rata portion of the Treasury portfolio for United States federal income tax purposes. The remainder of this summary assumes that holders of Corporate Units will be treated as the owners of the applicable ownership interest in the Treasury portfolio constituting a part of such Corporate Units for United States federal income tax purposes.

     Interest Income and Original Issue Discount. The Treasury portfolio will consist of stripped U.S. Treasury securities. Following a remarketing of the Senior Notes on the third business day preceding August 16, 2004 or the Series L Notes on the third business day preceding August 16, 2005, or a tax event redemption prior to purchase contract settlement date, holders will be required to treat their pro rata portion of each U.S. Treasury security in the Treasury portfolio as a bond that was originally issued on the date the collateral agent acquired the relevant U.S. Treasury securities and that has OID equal to their pro rata portion of the excess of the amounts payable on such U.S. Treasury securities over the value of the U.S. Treasury securities at the time the collateral agent acquires them on behalf of holders of Corporate Units. Holders will be required to include such OID (other than OID on short-term U.S. Treasury securities as defined below) in income for United States federal income tax purposes as it accrues on a constant yield to maturity basis, regardless of their regular method of tax accounting. The portion of each scheduled interest payment to holders in respect of the Treasury portfolio that exceeds the amount of such OID will be treated as a return of their investment in the Treasury portfolio and will not be considered current income for United States federal income tax purposes.

     In the case of any U.S. Treasury security with a maturity of one year or less from the date of its issue (a "short-term U.S. Treasury Security"), holders will generally be required to include OID in income as it accrues only if they are accrual basis taxpayers. If holders are accrual basis taxpayers, they will generally accrue such OID on a straight-line basis, unless they make an election to accrue such OID on a constant yield to maturity basis.

     Tax Basis of the Applicable Ownership Interest in a Treasury Portfolio. The initial tax basis of holders in their applicable ownership interest in a Treasury portfolio will equal their pro rata portion of the amount paid by the collateral agent for the Treasury portfolio. A holder's adjusted tax basis in the applicable ownership interest in the Treasury portfolio will be increased by the amount of OID included in income with respect thereto and decreased by the amount of cash received in respect of the Treasury portfolio.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     Unless holders are exempt recipients, such as corporations, interest, OID, contract adjustment payments or deferred contract adjustment payments, and dividends received on, and proceeds received from the sale of, Equity Units, Senior Notes, purchase contracts, Treasury securities, the applicable ownership interests in a Treasury portfolio, or TXU Corp. common stock, as the case may be, may be subject to information reporting and may also be subject to United States federal backup withholding tax if holders fail to supply accurate taxpayer identification numbers or otherwise fail to comply with applicable United States information reporting or certification requirements. The backup withholding rate for 2001 is 30.5%; for 2002 and 2003 is 30%; for 2004 and 2005 is 29%; and for 2006 and thereafter is 28%.

     Any amounts withheld under the backup withholding rules will be allowed as a credit against holders' United States federal income tax liability provided the required information is furnished to the IRS.

                                  UNDERWRITING

     TXU Corp. is selling the Corporate Units to the underwriters named in the table below pursuant to an underwriting agreement dated on or about the date of this prospectus supplement. TXU Corp. has agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the number of Corporate Units set forth below opposite each underwriter's name.

                                                                 NUMBER OF
             UNDERWRITER                                      CORPORATE UNITS
             -----------                                      ---------------


Merrill Lynch, Pierce, Fenner & Smith
             Incorporated................................          6,300,000
Goldman, Sachs & Co......................................          6,300,000
Credit Suisse First Boston Corporation...................            875,000
Lehman Brothers Inc......................................            875,000
Salomon Smith Barney Inc.................................            875,000
UBS Warburg LLC..........................................            875,000
ABN AMRO Rothschild LLC..................................            350,000
Banc of America Securities LLC...........................            350,000
Commerzbank Capital Markets Corp.........................            350,000
First Union Securities, Inc..............................            350,000
                                                                ------------
             Total                                                17,500,000
                                                                ============

     Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the Corporate Units, if they buy any of them. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters will sell the Corporate Units to the public when and if the underwriters buy the Corporate Units from TXU Corp.

     TXU Corp. estimates that its expenses in connection with the offer and sale of the Corporate Units, not including the underwriting discount, will be $1,130,000.

     TXU Corp. has agreed to indemnify the underwriters against, or contribute to payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

COMMISSIONS AND DISCOUNTS

     The Corporate Units sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any Corporate Units sold by the underwriters to securities dealers may be sold at a discount from the public offering prices of up to $.90 per Corporate Unit. Any such securities dealers may resell any Corporate Units purchased from the underwriters to certain other brokers or dealers at a discount from the public offering price of up to $.10 per Corporate Unit. If all of the Corporate Units are not sold at the initial public offering price, the underwriters may change the offering price and other selling terms.

     The following table shows the per unit and total public offering price, underwriting discount to be paid by TXU Corp. to the underwriters and proceeds before expenses to TXU Corp. The information is presented assuming either no exercise or full exercise by the underwriters of the overallotment option.

                                                         Per
                                                      Corporate
                                                         Unit           Without Option       With Option
                                                     ------------      ----------------    ---------------
Public offering price.........................         $50.00             $875,000,000      $1,000,000,000
Underwriting discount.........................          $1.50              $26,250,000         $30,000,000
Proceeds, before expenses, to TXU Corp........         $48.50             $848,750,000        $970,000,000



OVERALLOTMENT

     TXU Corp. has granted an option to the underwriters to purchase up to an additional 2,500,000 Corporate Units at the public offering price less the underwriting discount. The underwriters may exercise this option from time to time for 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase approximately the same percentage of additional Corporate Units as the number set forth next to the underwriter's name in the preceding table bears to the total number of Corporate Units set forth next to the names of all underwriters in the preceding table.

NO SALE OF SIMILAR SECURITIES

     TXU Corp. has agreed, for a period of 90 days after the date of this prospectus supplement, to not, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated (Merrill Lynch) and Goldman, Sachs & Co., the representatives of the underwriters, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, or enter into any agreement to sell, any Corporate Units, purchase contracts or TXU Corp. common stock, or any securities of TXU Corp. similar to the Corporate Units, purchase contracts or TXU Corp. common stock or any security convertible into or exchangeable or exercisable for Corporate Units, purchase contracts or its common stock other than shares of its common stock or options for shares of its common stock issued pursuant to or sold in connection with any employee benefit, dividend reinvestment, stock option and stock purchase plans of TXU Corp. and its subsidiaries and other than shares issuable in connection with the Treasury Units or Corporate Units to be created or recreated upon substitution of pledged securities, or shares of its common stock issuable upon settlement of the Corporate Units or Treasury Units or other similar securities issued by TXU Corp.

NEW YORK STOCK EXCHANGE LISTING

     The Corporate Units have been approved for listing on the NYSE under the symbol "TXU PrC," subject to official notice of issuance. TXU Corp. does not intend to apply for any separate listing of the Senior Notes or any Treasury Units. TXU Corp. has been advised by the underwriters that they intend to make a market in the Corporate Units. The underwriters are not obligated to do so and may discontinue their market making at any time without notice. There can be no assurance that an active trading market will develop for the Corporate Units or that the Corporate Units will trade at or above the initial public offering price in the public market subsequent to the offering.

PRICE STABILIZATION AND SHORT POSITIONS

     Until the distribution of the Corporate Units offered hereby is completed, SEC rules may limit the underwriters and selling group members from bidding for or purchasing the Corporate Units or shares of TXU Corp. common stock. However, the underwriters may engage in transactions that stabilize the price of the Corporate Units or TXU Corp. common stock, such as bids or purchases that peg, fix or maintain the price of the Corporate Units or TXU Corp. common stock.

     In connection with the offering, the underwriters may make short sales of the Corporate Units. Short sales involve the sale by the underwriters, at the time of the offering, of a greater number of Corporate Units than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the overallotment option. The underwriters may close out any covered short position by either exercising the overallotment option or purchasing Corporate Units in the open market. In determining the source of Corporate Units to close out the covered short position, the representatives will consider, among other things, the price of Corporate Units available for purchase in the open market as compared to the price at which they may purchase the Corporate Units through the overallotment option. Naked short sales are sales in excess of the overallotment option. The representatives must close out any naked short position by purchasing Corporate Units in the open market. A naked short position is more likely to be created if the representatives are concerned that there may be downward pressure on the price of the Corporate Units or TXU Corp. common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, purchases by the underwriters to cover syndicate short positions may have the effect of raising or maintaining the market price of the Corporate Units and TXU Corp. common stock or preventing or retarding a decline in the market price of the Corporate Units and TXU Corp. common stock. As a result, the prices of the Corporate Units and TXU Corp. common stock may be higher than they would otherwise be in the absence of these transactions.

     Neither TXU Corp. nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Corporate Units or TXU Corp. common stock. In addition, neither TXU Corp. nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

ELECTRONIC PROSPECTUS

     A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of Corporate Units to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Merrill Lynch will be facilitating distribution for this offering to certain of their internet subscription customers. Merrill Lynch intends to allocate a limited number of Corporate Units for sale to their online brokerage customers. An electronic preliminary prospectus supplement is available on the internet website maintained by Merrill Lynch. Other than the preliminary prospectus supplement in electronic format, the information on the Merrill Lynch website is not intended to be part of this prospectus supplement.

OTHER RELATIONSHIPS

     Certain of the underwriters and their affiliates engage in transactions with, and perform services for, TXU Corp., its subsidiaries and its affiliates in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with TXU Corp., its subsidiaries and its affiliates.

MISCELLANEOUS

     This prospectus supplement, as amended or supplemented, may be used by the remarketing agents for remarketing the Senior Notes at such time as is necessary or upon early settlement or cash settlement of the purchase contracts.

                                     EXPERTS

     The consolidated financial statements of TXU Corp. and subsidiaries, except TXU Eastern Holdings Limited (now known as TXU Europe Limited) with respect to the year ended December 31, 1998, included in the latest Annual Report of TXU Corp. on Form 10-K, and incorporated in this prospectus by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in the TXU Corp. Annual Report on Form 10-K for the year ended December 31, 2000. The consolidated financial statements of TXU Europe Limited for the year ended December 31, 1998, have been audited by PricewaterhouseCoopers, independent accountants, as stated in their report included in the TXU Corp. Annual Report on Form 10-K for the year ended December 31, 2000. The TXU Europe Limited financial statements referred to above are not included in the TXU Corp. Annual Report on Form 10-K for the year ended December 31, 2000. The consolidated financial statements of TXU Corp. and subsidiaries have been incorporated by reference in this prospectus in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

     With respect to any unaudited condensed consolidated interim financial information of TXU Corp. included in TXU Corp.'s Quarterly Reports on Form 10-Q which are or will be incorporated in this prospectus by reference, Deloitte & Touche LLP has applied limited procedures in accordance with professional standards for a review of such information. As stated in any of their reports included in TXU Corp.'s Quarterly Reports on Form 10-Q which are or will be incorporated by reference in this prospectus, Deloitte & Touche LLP did not audit and did not express an opinion on that interim financial information. Accordingly, the degree of reliance on the reports on that information should be restricted in light of the limited nature of the review procedures applied.

                                    LEGALITY

     The validity of the purchase contracts, the TXU Corp. common stock issuable upon settlement thereof, and the Senior Notes will be passed upon for TXU Corp. by Worsham Forsythe Wooldridge LLP, Dallas, Texas, General Counsel to TXU Corp., and Thelen Reid & Priest LLP, New York, New York, of counsel to TXU Corp., and for the Underwriters by Pillsbury Winthrop LLP, New York, New York. Certain federal income tax matters will be passed upon for TXU Corp. by Thelen Reid & Priest LLP.

PROSPECTUS


                                 $2,000,000,000
                                AGGREGATE AMOUNT
                                 ---------------

                                    TXU CORP.

                                 DEBT SECURITIES

                                PREFERENCE STOCK

     COMMON STOCK WITH ATTACHED RIGHTS TO PURCHASE SERIES A PREFERENCE STOCK

                            STOCK PURCHASE CONTRACTS
                                       AND
                              STOCK PURCHASE UNITS

                                 ---------------

                                 TXU CAPITAL III
                                 TXU CAPITAL IV

                           PREFERRED TRUST SECURITIES

                   FULLY AND UNCONDITIONALLY GUARANTEED AS SET
                                 FORTH HEREIN BY

                                    TXU CORP.


              -----------------------------------------------------

  We will provide specific terms of these securities, their offering prices and how they will be offered in supplements to this prospectus.

          You should read this prospectus and any supplement carefully before you invest.

         Our common stock is listed on the New York, Chicago and Pacific stock exchanges under the symbol "TXU."

              -----------------------------------------------------


THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is dated October 5, 2001.

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have previously filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf process, we may, over a period we currently do not expect to exceed two years, sell combinations of the securities described in this prospectus in one or more offerings up to a total dollar amount of $2,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

     For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

                       WHERE YOU CAN FIND MORE INFORMATION

     TXU Corp., a Texas corporation which changed its name from Texas Utilities Company on May 15, 2000, was formed in 1997 as a holding company. TXU Corp. owns all of the outstanding common stock of its predecessor company, Texas Energy Industries, Inc. now known as TXU Energy Industries Company. TXU Corp. files annual, quarterly and special reports, proxy statements and other information with the SEC under File No. 1-12833. Before TXU Corp. began filing quarterly and annual reports with the SEC, TXU Energy Industries Company filed those reports under its old name, Texas Utilities Company, File No. 1-3591. These SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any of these SEC filings at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities described in this prospectus.

TXU Corp.'s Annual Report on Form 10-K for the year ended December 31, 2000.

TXU Corp.'s Quarterly Report on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001.

TXU Corp.'s Current Reports on Form 8-K filed with the SEC on June 12, 2001, July 26, 2001, August 31, 2001 and September 21, 2001.

     You may request a copy of these filings at no cost, by writing or contacting TXU Corp. at the following address: Secretary, TXU Corp., Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201; telephone number (214) 812-4600.

                                    TXU CORP.

     TXU Corp. is a multinational energy services holding company with operations primarily in the United States, Europe and Australia.

     Through its direct and indirect subsidiaries, TXU Corp. engages in:

     o the generation, purchase, transmission, distribution and sale of electricity;

     o    the purchase, transmission, distribution and sale of natural gas;

     o    energy marketing; and

     o    energy services, telecommunications and other businesses.

     TXU Corp.'s principal subsidiaries are:

     o TXU Electric Company, an electric utility company engaged in the generation, purchase, transmission, distribution and sale of electric energy in the north-central, eastern and western parts of Texas;

     o TXU Gas Company, an integrated company engaged in the purchase, transmission, distribution, and sale of natural gas in the north-central, eastern and western parts of Texas and wholesale and retail marketing of natural gas and electricity throughout the United States and parts of Canada;

     o TXU Europe Limited, which is the holding company for TXU Corp.'s United Kingdom and other European operations. Almost all of TXU Europe Limited's operations in the United Kingdom and other parts of Europe are conducted through subsidiaries of TXU Europe Group Plc. TXU Europe Limited is the largest supplier (retailer) and distributor of electricity in England and Wales. Subsidiaries of TXU Europe Limited also include one of the largest generators of electricity and one of the largest retail suppliers of natural gas in the United Kingdom, and an energy trading company that manages price and volume risks associated with energy related businesses; and

     o TXU Australia Holdings (Partnership) Limited Partnership, which is a holding company for TXU Corp.'s Australian operations. Its principal operating subsidiaries include TXU Electricity Limited (formerly known as Eastern Energy Limited), which purchases, distributes and retails electricity in the State of Victoria, Australia, the gas operations of TXU Networks (Gas) Pty. Ltd. (formerly known as Westar Pty. Ltd.), which distributes natural gas in Victoria, and TXU Pty. Ltd. (formerly known as Kinetik Energy Pty. Ltd.) which retails natural gas in Victoria. TXU Australia also owns the only underground natural gas storage facilities in Victoria and operates the 1,280 megawatt Torrens Island power station in Australia.

     TXU Corp. also owns 50% of Pinnacle One Partners, L.P., a joint venture that owns TXU Communications Ventures Company, a diversified telecommunications provider competing primarily in the Texas market.

     Other wholly-owned subsidiaries perform specialized functions within the TXU Corp. system.

     The principal executive offices of TXU Corp. are located at Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201 and its telephone number is (214) 812-4600.

                       TXU CAPITAL III AND TXU CAPITAL IV

     TXU Capital III and TXU Capital IV are identical Delaware business trusts, and each will be referred to in this prospectus as TXU Capital. Each was created pursuant to a separate trust agreement among TXU Corp. as depositor of TXU Capital, The Bank of New York as the property trustee, The Bank of New York (Delaware) as the Delaware trustee and one or more administrative trustees appointed by TXU Corp. Each trust agreement will be amended and restated substantially in the form filed as an exhibit to the registration statement. TXU Capital exists only to issue its preferred trust securities and common trust securities and to hold the junior subordinated debentures of TXU Corp. as trust assets. All of the common trust securities will be owned by TXU Corp. The common trust securities will represent at least 3% of the total capital of TXU Capital. Payments on any distribution payment date or redemption date will be made on the common trust securities pro rata with the preferred trust securities, except that the common trust securities' right to payment will be subordinated to the rights of the preferred trust securities if there is a default under the trust agreement. TXU Capital has a term of approximately 40 years, but may dissolve earlier as provided in the trust agreement. TXU Capital's business and affairs will be conducted by its administrative trustees. The office of the Delaware trustee in the State of Delaware is White Clay Center, Route 273, Newark, Delaware 19711. The principal place of business of TXU Capital is c/o TXU Corp., Energy Plaza, 1601 Bryan Street, Dallas, Texas 75201.

                                 USE OF PROCEEDS

     Unless otherwise described in a prospectus supplement, the net proceeds from the offering of the securities will be used for general corporate purposes of TXU Corp., which may include the repayment of short-term indebtedness.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
      RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

     The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preference dividends for TXU Corp. for each of the years ended December 31, 1996 through 2000 and for the six months ended June 30, 2001 and 2000 are set forth in the table below. The ratios for the six months ended June 30, 2001 and 2000, respectively, are not necessarily indicative of the results that may be expected for an entire year.

                                                                        Ratio of Earnings
                                           Ratio of Earnings          to Fixed Charges and
                     Period                to Fixed Charges           Preference Dividends
                     ------                ----------------           --------------------

Year ended December 31, 1996                     2.18                         2.18

Year ended December 31, 1997                     2.14                         2.14

Year ended December 31, 1998                     1.84                         1.84

Year ended December 31, 1999                     1.87                         1.87

Year ended December 31, 2000                     1.74                         1.72

Six months ended June 30, 2000                   1.72                         1.72

Six months ended June 30, 2001                   1.71                         1.68


                     DESCRIPTION OF TXU CORP. CAPITAL STOCK

     The authorized capital stock of TXU Corp. consists of common stock, without par value, of which 264,906,693 shares were outstanding at September 30, 2001, and shares of preference stock, $25 par value. Currently, 10,000,000 shares of TXU Corp.'s Series A Preference Stock are authorized and are reserved for issuance pursuant to TXU Corp.'s share rights plan described below, 3,000 shares of TXU Corp.'s Flexible Money Market Cumulative Preference Stock, Series B, are authorized and are outstanding and 810,000 shares of TXU Corp.'s Mandatorily Convertible Single Reset Preference Stock, Series C, are authorized, outstanding and held by a wholly-owned subsidiary trust.

     Each share of common stock is entitled to one vote on all questions submitted to shareholders and to cumulative voting at all elections of directors.

     The common stock has no other preemptive or conversion rights. When the shares of common stock offered in this prospectus are issued and sold, they will be fully paid and non-assessable.

     Because TXU Corp. is a holding company that conducts all of its operations through subsidiaries, holders of preference stock will generally have a position junior to claims of creditors and preferred shareholders of the subsidiaries of TXU Corp. as well as to all holders of debt of TXU Corp. These subsidiaries have outstanding indebtedness and liabilities, and TXU Gas Company and TXU Electric Company have outstanding shares of preferred stock.

     The Texas Business Corporation Act and the Restated Articles of Incorporation and Restated Bylaws of TXU Corp. determine the rights and privileges of holders of capital stock. The information below is a summary of those terms. For a fuller understanding of those terms, you should read the corporate documents, which have been filed with the SEC, and the Texas corporate law.

     TXU Corp. may issue one or more series of preference stock without the approval of its shareholders. The preference stock of all series will rank equally as to dividends and distributions upon liquidation or dissolution of TXU Corp.

     Some terms of a series may differ from those of another series. A prospectus supplement will describe terms of any preference stock being offered. They will also be described in a Statement of Resolution Establishing a Series of Preference Stock. That document also will be filed in Texas and with the SEC, and you should read it for a full understanding of any special terms of a series. These terms will include any of the following that apply to that series:

     o    The title of that series of preference stock;

     o    The number of shares in the series;

     o The dividend rate or how such rate will be determined and the dividend payment dates for the series of preference stock;

     o    Whether the series will be listed on a securities exchange;

     o The date or dates on which the series of preference stock may be redeemed at the option of TXU Corp. and any restrictions on such redemptions;

     o Any sinking fund or other provisions that would obligate TXU Corp. to repurchase, redeem or retire the series of preference stock;

     o The amount payable on the series of preference stock in case of the liquidation, dissolution or winding up of TXU Corp. and any additional amount, or method of determining such amount, payable in case any such event is voluntary; and

     o Any rights to convert the shares of that series of preference stock into shares of another series or into shares of any other class of capital stock.

     Shares of preference stock issued by TXU Corp. will be fully paid and non-assessable.

     TXU Corp. must first pay all dividends due on preference stock before it pays dividends to holders of its common stock. Upon any dissolution or liquidation of TXU Corp., amounts due to holders of preference stock will be paid before any distribution of assets to holders of common stock. Each share of the common stock is equal to every other share of the common stock with respect to dividends and also with respect to distributions upon any dissolution or liquidation.

     TXU Corp. has issued junior subordinated debentures in connection with preferred trust securities previously issued by its subsidiaries, TXU Capital I and TXU Capital II. TXU Corp. has a right, from time to time, to delay interest payments for those junior subordinated debentures for up to 20 consecutive quarters. TXU Corp. may issue, from time to time, additional junior subordinated debentures in connection with the preferred trust securities described in this prospectus. TXU Corp. may have a similar right to delay interest payments for those additional junior subordinated debentures. If TXU Corp. exercises any right to delay an interest payment, it would not be able to pay dividends on its common stock or preference stock during the extension period. For a further description of TXU Corp.'s rights to delay payment, read DESCRIPTION OF TXU CAPITAL'S PREFERRED TRUST SECURITIES AND COMMON TRUST SECURITIES and DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES in this prospectus.

     The holders of preference stock have voting rights only in the following circumstances:

     o If dividends have not been paid for four full quarters, holders of preference stock may elect one-third of TXU Corp.'s Board of Directors or two directors, whichever is greater;

     o If dividends have not been paid for eight full quarters, holders of preference stock may elect a majority of TXU Corp.'s full Board of Directors;

     o TXU Corp. needs the approval of the holders of two-thirds of the outstanding shares of the preference stock in order to make the following changes in its capital structure:

          - Authorizing a new class of stock that ranks senior to the preference stock as to dividends or liquidation rights or any security that could be converted into or exercised to acquire any new senior class of stock, and

          - Materially altering the Restated Articles of Incorporation in such a way as to change the terms of the preference stock, unless the change does not affect every series of preference stock, in which case holders of only those series affected may vote.

TXU Corp. will notify holders of preference stock of any meeting at which they may vote. Shares of preference stock have no preemptive rights.

     After the payment of all dividends due on the shares of any outstanding preference stock, holders of shares of the common stock are entitled to dividends when and as declared by the board of directors.

     The common stock of TXU Corp. is listed on the New York, Chicago and Pacific stock exchanges. The transfer agent for the common stock is TXU Business Services Company, Dallas, Texas.

     On February 19, 1999, TXU Corp.'s Board of Directors adopted a shareholder rights plan pursuant to which holders of common stock were granted rights to purchase one one-hundredth of a share of Series A Preference Stock (Rights) for each share of TXU Corp.'s common stock held. In the event that any person acquires more than 15% of TXU Corp.'s outstanding common stock, the Right becomes exercisable, entitling each holder (other than the person who acquired more than 15%) to purchase that number of shares of securities or other property of TXU Corp. having a market value equal to two times the exercise price of the Right. If TXU Corp. were acquired in a merger or other business combination, each Right would entitle its holder to purchase a number of the acquiring company's common shares having a market value of two times the exercise price of the Right. In either case, TXU Corp.'s Board of Directors may choose to redeem the Rights before they become exercisable.

                          DESCRIPTION OF STOCK PURCHASE
                       CONTRACTS AND STOCK PURCHASE UNITS

     TXU Corp. may issue stock purchase contracts, including contracts that obligate holders to purchase from TXU Corp., and TXU Corp. to sell to these holders, a specified number of shares of common stock at a future date or dates. The consideration per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of stock purchase units consisting of a stock purchase contract and either debt securities or debt obligations of third parties, including U.S. Treasury securities, that are pledged to secure the holders' obligations to purchase the common stock under the stock purchase contracts. The stock purchase contracts may require the Company to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under these stock purchase contracts in a specified manner.

     A prospectus supplement will summarize material terms of any stock purchase contracts or stock purchase units being offered. The description in the prospectus supplement will refer to the forms of stock purchase contracts. Material United States federal income tax considerations applicable to the stock purchase units and stock purchase contracts will also be discussed in the applicable prospectus supplement.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities will be TXU Corp.'s direct unsecured general obligations. The debt securities will be senior debt securities and will be issued under one or more separate indentures between TXU Corp. and The Bank of New York as trustee under each indenture.

     Material terms of the debt securities and each indenture are summarized below. The form of the indenture has been filed with the SEC, and you should read the indenture for provisions that may be important to you. The indenture will be qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act for provisions that apply to the debt securities. Whenever particular provisions or defined terms in the indenture are referred to in this prospectus, those provisions or defined terms are incorporated by reference in this prospectus.

     The debt securities will rank equally with all of TXU Corp.'s other senior and unsubordinated debt.

     Because TXU Corp. is a holding company that conducts all of its operations through subsidiaries, holders of debt securities will generally have a position junior to claims of creditors and preferred shareholders of the subsidiaries of TXU Corp. All these subsidiaries have outstanding indebtedness and liabilities, and TXU Gas Company and TXU Electric Company have outstanding shares of preferred stock.

     A prospectus supplement and an officer's certificate relating to any series of debt securities being offered will include specific terms relating to that offering. These terms will include some or all of the following terms that apply to that series:

     The title of the debt securities;

     Any limit upon the total principal amount of the debt securities;

     The dates, or the method to determine these dates, on which the principal of the debt securities will be payable and how it will be paid;

     The interest rate or rates which the debt securities will bear, or how the rate or rates will be determined, the interest payment dates for the debt securities and the regular record dates for interest payments;

     Any right to delay the interest payments for the debt securities;

     The percentage, if less than 100%, of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated;

     Any date or dates on which the debt securities may be redeemed at the option of TXU Corp. and any restrictions on those redemptions;

     Any sinking fund or other provisions that would obligate TXU Corp. to repurchase or otherwise redeem the debt securities;

     Any additions to the events of default under the indenture or additions to the covenants of TXU Corp. under the indenture for the benefit of the holders of debt securities;

     If the debt securities will be issued in denominations other than multiples of $1,000;

     If payments on the debt securities may be made in a currency or currencies other than United States dollars;

     Any rights or duties of another entity to assume the obligations of TXU Corp. with respect to the debt securities;

     Any collateral, security, assurance or guarantee for the debt securities;
     and

     Any other terms of the debt securities not inconsistent with the terms of the indenture.

     (Indenture, Section 301.)

     The indenture does not limit the principal amount of debt securities that TXU Corp. may issue.

     TXU Corp. may sell debt securities at a discount below their principal amount. United States federal income tax considerations applicable to debt securities sold at an original issue discount may be described in the prospectus supplement. In addition, important United States federal income tax or other tax considerations applicable to any debt securities denominated or payable in a currency or currency unit other than United States dollars may be described in the prospectus supplement.

     Except as may otherwise be described in the applicable prospectus supplement, the covenants contained in the indenture will not afford holders of debt securities protection in the event of a highly-leveraged transaction involving TXU Corp.

PAYMENT AND PAYING AGENTS

     Except as may be provided in the prospectus supplement, interest, if any, on each debt security payable on any interest payment date will be paid to the person in whose name that debt security is registered at the close of business on the regular record date for that interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any debt security, the defaulted interest may be paid to the holder of such debt security as of the close of business on a date between 10 and 15 days before the date proposed by TXU Corp. for payment of such defaulted interest or in any other manner permitted by any securities exchange on which that debt security may be listed, if the trustee finds it workable. (Indenture, Section 307.)

     Unless otherwise specified in the prospectus supplement, principal, premium, if any, and interest on the debt securities at maturity will be payable upon presentation of the debt securities at the corporate trust office of The Bank of New York, in The City of New York, as paying agent for TXU Corp. However, TXU Corp. may choose to make payment of interest by check mailed to the address of the persons entitled to it. TXU Corp. may change the place of payment on the debt securities, may appoint one or more additional paying agents (including TXU Corp.) and may remove any paying agent, all at the discretion of TXU Corp. (Indenture, Section 602.)

REGISTRATION AND TRANSFER

     Unless otherwise specified in the prospectus supplement, the transfer of debt securities may be registered, and debt securities may be exchanged for other debt securities of the same series or tranche, of authorized denominations and with the same terms and principal amount, at the offices of TXU Business Services Company in Dallas, Texas. TXU Corp. may change the place for registration of transfer and exchange of the debt securities and may designate additional places for registration and exchange. (Indenture, Section 602.) Unless otherwise provided in the prospectus supplement, no service charge will be made for any transfer or exchange of the debt securities. However, TXU Corp. may require payment to cover any tax or other governmental charge that may be imposed. TXU Corp. will not be required to execute or to provide for the registration of, transfer of, or the exchange of, (a) any debt security during the 15 days before giving any notice of redemption or (b) any debt security selected for redemption except the unredeemed portion of any debt security being redeemed in part. (Indenture, Section 305.)

DEFEASANCE

     TXU Corp. will be discharged from its obligations on the debt securities of a particular series if it irrevocably deposits with the trustee or any paying agent, other than TXU Corp., sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of that series of debt securities. (Indenture, Section 701.)

LIMITATION ON LIENS

     The indenture provides that, except as otherwise specified with respect to a particular series of debt securities, so long as any series of debt securities are outstanding, TXU Corp. will not pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any capital stock of any Subsidiary, as defined below, now or hereafter owned by TXU Corp., to secure any Indebtedness, as defined below, without also securing the outstanding debt securities, and all other Indebtedness entitled to be so secured, equally and ratably with the Indebtedness and any other indebtedness similarly entitled to be equally and ratably secured.

     This restriction does not apply to, or prevent the creation or existence of, and in connection with (1) and (2) below, any extension, renewal or refunding of:

     (1) any mortgage, pledge, security interest, lien or encumbrance upon any capital stock created at the time the capital stock is acquired by TXU Corp. or within 270 days after that time to secure all or a portion of the purchase price for the capital stock;

     (2) any mortgage, pledge, security interest, lien or encumbrance upon any capital stock existing at the time the capital stock is acquired by TXU Corp., whether or not the secured obligations are assumed by TXU Corp.; or

     (3) any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided that either:

               (a) the execution or enforcement of the lien is effectively stayed within 30 days after entry of the corresponding judgment, or the corresponding judgment has been discharged within that 30 day period, and the claims secured by the lien are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted;

               (b) the payment of each lien is covered in full by insurance and the insurance company has not denied or contested coverage thereof; or

               (c) so long as each lien is adequately bonded, any appropriate and duly initiated legal proceedings for the review of the corresponding judgment, decree or order shall not have been fully terminated or the period within which these proceedings may be initiated shall not have expired.

     For purposes of the restriction described in the preceding paragraph, "Indebtedness" means:

     (1) all indebtedness created or assumed by TXU Corp. for the repayment of money borrowed;

     (2) all indebtedness for money borrowed secured by a lien upon property owned by TXU Corp. and upon which indebtedness for money borrowed TXU Corp. customarily pays interest, although TXU Corp. has not assumed or become liable for the payment of the indebtedness for money borrowed; and

     (3) all indebtedness of others for money borrowed which is guaranteed as to payment of principal by TXU Corp. or in effect guaranteed by TXU Corp. through a contingent agreement to purchase the indebtedness for money borrowed, but excluding from this definition any other contingent obligation of TXU Corp. in respect of indebtedness for money borrowed or other obligations incurred by others.

     "Subsidiary" means an entity in which more than 50% of the outstanding voting stock is owned, directly or indirectly, by TXU Corp. and/or by one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock or its equivalent ownership interest that ordinarily has voting power for the election of directors or their equivalent, whether at all times or only so long as no senior class of stock has that voting power by reason of any contingency.

     Notwithstanding the foregoing, except as otherwise specified in the officer's certificate setting out the terms of a particular series of debt securities, TXU Corp. may, without securing the debt securities, pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien, in addition to liens expressly permitted as described in the preceding paragraphs, upon, capital stock of any Subsidiary now or hereafter owned by TXU Corp. to secure any Indebtedness, which would otherwise be subject to the foregoing restriction, up to an aggregate amount which, together with all other such Indebtedness, does not exceed 5% of Consolidated Capitalization. For this purpose, "Consolidated Capitalization" means the sum of:

     (1) Consolidated Shareholders' Equity;

     (2) Consolidated Indebtedness for money borrowed, which is total indebtedness as shown on the consolidated balance sheet of the Company and its Consolidated Subsidiaries, exclusive of any that is due and payable within one year of the date the sum is determined; and, without duplication

     (3) any preference or preferred stock of TXU Corp. or any Consolidated Subsidiary which is subject to mandatory redemption or sinking fund provisions.

     The term "Consolidated Shareholders' Equity", as used above, means the total Assets of TXU Corp. and its Consolidated Subsidiaries less all liabilities of TXU Corp. and its Consolidated Subsidiaries. As used in this definition, "liabilities" means all obligations that would, in accordance with generally accepted accounting principles in the United States, be classified on a balance sheet as liabilities, including without limitation:

     (1) indebtedness secured by property of TXU Corp. or any of its Consolidated Subsidiaries whether or not TXU Corp. or the Consolidated Subsidiary is liable for the payment of the indebtedness unless, in the case that TXU Corp. or the Consolidated Subsidiary is not so liable, the property has not been included among the Assets of TXU Corp. or the Consolidated Subsidiary on the balance sheet;

     (2) deferred liabilities; and

     (3) indebtedness of TXU Corp. or any of its Consolidated Subsidiaries that is expressly subordinated in right and priority of payment to other liabilities of TXU Corp. or such Consolidated Subsidiary.

     As used in this definition, "liabilities" includes preference or preferred stock of TXU Corp. or any Consolidated Subsidiary only to the extent of any preference or preferred stock that is subject to mandatory redemption or sinking fund provisions.

     The term "Consolidated Subsidiary", as used above, means at any date any Subsidiary the financial statements of which under generally accepted accounting principles would be consolidated with those of TXU Corp. in its consolidated financial statements as of that date.

     The "Assets" of any entity means the whole or any part of its business, property, assets, cash and receivables. The term "Consolidated Indebtedness" means total indebtedness as shown on the consolidated balance sheet of TXU Corp. and its Consolidated Subsidiaries. (Indenture, Section 608.)

     As of June 30, 2001, the Consolidated Capitalization of TXU Corp. was approximately $24.5 billion.

     For situations in which the limitation on liens will not apply, see -- "Assignment of Obligations" below.

ASSIGNMENT OF OBLIGATIONS

     TXU Corp. may assign its obligations under the debt securities and the indenture to a wholly-owned subsidiary, provided that no event of default under the indenture, or event which with the passage of time or the giving of required notice, or both, would become an event of default under the indenture, has occurred and is continuing. The subsidiary must assume in writing TXU Corp.'s payment obligations under the debt securities and under the indenture. TXU Corp. must fully and unconditionally guarantee payment of the obligations of the assuming subsidiary under the debt securities and the indenture.

     If such an assignment is made, unless the terms of the assigned debt securities state otherwise, TXU Corp. will be released and discharged from all its other obligations under the debt securities and the indenture. In that case, any covenants made by TXU Corp. with respect to the debt securities would become solely covenants of, and would relate only to, the subsidiary. Unless the terms of the assigned debt securities state otherwise, there would be no limitation on liens on the capital stock of TXU Corp.'s subsidiaries.

CONSOLIDATION, MERGER, AND SALE OF ASSETS

     Under the terms of the indenture, TXU Corp. may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

     o The surviving or successor entity or an entity which acquires by conveyance or transfer or which leases the properties and assets of TXU Corp. substantially as an entirety, is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes TXU Corp.'s obligations on all debt securities and under the indenture;

     o Immediately after giving effect to the transaction, no event of default under the indenture or no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

     o TXU Corp. shall have delivered to the trustee an officer's certificate and an opinion of counsel as provided in the indenture.

     The terms of the indenture do not restrict TXU Corp. in a merger in which TXU Corp. is the surviving entity. (Indenture, Section 1101.)

EVENTS OF DEFAULT

     "Event of default" when used in the indenture with respect to any series of debt securities, means any of the following:

     o Failure to pay interest on any debt security for 30 days after it is due;

     o Failure to pay the principal of or any premium on any debt security when due;

     o Failure to perform any other covenant in the indenture, other than a covenant that does not relate to that series of debt securities, that continues for 90 days after TXU Corp. receives written notice from the trustee, or TXU Corp. and the trustee receives a written notice from the holders of at least 33% in aggregate principal amount of the outstanding debt securities of that series;

     o Events of bankruptcy, insolvency or reorganization of TXU Corp. specified in the indenture; or

     o Any other event of default included in any supplemental indenture or officer's certificate for that series of debt securities.

     (Indenture, Section 801.)

     An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. The trustee may withhold notice to the holders of debt securities of any default, except default in the payment of principal or interest, if it considers the withholding of notice to be in the interests of the holders.

REMEDIES

     If an event of default under the indenture for any series of debt securities occurs and continues, the trustee or the holders of at least 33% in aggregate principal amount of all the debt securities of that series may declare the entire principal amount of all the debt securities of that series, together with accrued interest, to be due and payable immediately. However, if the event of default is applicable to all outstanding debt securities under the indenture, only the trustee or holders of at least 33% in aggregate principal amount of all outstanding debt securities of all series, voting as one class, and not the holders of any one series, may make that declaration of acceleration.

     At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the trustee, the event of default under the indenture giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

     o TXU Corp. has paid or deposited with the trustee a sum sufficient to pay:

          (1)  all overdue interest on all debt securities of the series;

          (2) the principal of and premium, if any, on any debt securities of the series which have otherwise become due and interest that is currently due;

          (3)  interest on overdue interest; and

          (4)  all amounts due to the trustee under the indenture; and

     o Any other event of default under the indenture with respect to the debt securities of that series has been cured or waived as provided in the indenture.

     There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of TXU Corp. (Indenture, Section 802.)

     Other than its duties in case of an event of default under the indenture, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless the holders offer the trustee a reasonable indemnity. (Indenture, Section 903.) If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee. However, if the event of default under the indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series, considered as one class, will have the right to give this direction. The trustee is not obligated to comply with directions that conflict with law or other provisions of the indenture. (Indenture, Section 812.)

     No holder of debt securities of any series will have any right to institute any proceeding under the indenture, or any remedy under the indenture, unless:

     o The holder has previously given to the trustee written notice of a continuing event of default under the indenture;

     o The holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default under the indenture has occurred and is continuing have made a written request to the trustee, and have offered reasonable indemnity to the trustee to institute proceedings; and

     o The trustee has failed to institute any proceeding for 60 days after notice and has not received during such period any direction from the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an event of default under the indenture has occurred and is continuing, inconsistent with the written request of holders referred to above.

     (Indenture, Section 807.)

     However, these limitations do not apply to a suit by a holder of a debt security for payment of the principal, premium, if any, or interest on the debt security on or after the applicable due date. (Indenture, Section 808.)

     TXU Corp. will provide to the trustee an annual statement by an appropriate officer as to TXU Corp.'s compliance with all conditions and covenants under the indenture. (Indenture, Section 606.)

MODIFICATION AND WAIVER

     Without the consent of any holder of debt securities issued under an indenture, TXU Corp. and the trustee may enter into one or more supplemental indentures for any of the following purposes:

     o To evidence the assumption by any permitted successor of the covenants of TXU Corp. in the indenture and in the debt securities;

     o To add additional covenants of TXU Corp. or to surrender any right or power of TXU Corp. under the indenture;

     o    To add additional events of default under the indenture;

     o To change or eliminate or add any provision to the indenture; provided, however, if the change will adversely affect the interests of the holders of debt securities of any series in any material respect, the change, elimination or addition will become effective only:

          (1) when the consent of the holders of debt securities of such series has been obtained in accordance with the indenture; or

          (2) when no debt securities of the affected series remain outstanding under the indenture;

     o To provide collateral security for all but not part of the debt securities;

     o To establish the form or terms of debt securities of any other series as permitted by the indenture;

     o To provide for the authentication and delivery of bearer securities with or without coupons;

     o To evidence and provide for the acceptance of appointment of a successor trustee;

     o To provide for the procedures required for use of a noncertificated system of registration for the debt securities of all or any series;

     o To change any place where principal, premium, if any, and interest shall be payable, debt securities may be surrendered for registration of transfer or exchange and notices to TXU Corp. may be served; or

     o To cure any ambiguity or inconsistency or to make any other changes to or add provisions with respect to matters and questions arising under the indenture; provided that the action will not adversely affect the interests of the holders of debt securities of any series in any material respect.

     (Indenture, Section 1201.)

     The holders of at least a majority in aggregate principal amount of the debt securities of all series then outstanding may waive compliance by TXU Corp. with some restrictive provisions of the indenture. (Indenture, Section 607.) The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of the series affected. (Indenture, Section 813.)

     If the Trust Indenture Act is amended after the date of the indenture in such a way as to require changes to the indenture, the indenture will be deemed to be amended so as to conform to that amendment to the Trust Indenture Act. TXU Corp. and the trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence the amendment. (Indenture, Section 1201.)

     The consent of the holders of a majority in aggregate principal amount of the debt securities of all series then outstanding, considered as one class, is required for all other modifications to the indenture. However, if less than all of the series of debt securities outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series that are directly affected, considered as one class, will be required. No such amendment or modification may:

     o Change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of any debt security or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security, without the consent of the holder;

     o Reduce the percentage in principal amount of the outstanding debt securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the debt securities of that series; or

     o Modify some of the provisions of the indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the debt securities of any series, without the consent of the holder of each outstanding debt security affected by them.

     A supplemental indenture which changes the indenture solely for the benefit of one or more particular series of debt securities, or modifies the rights of the holders of debt securities of one or more series, will not affect the rights under the indenture of the holders of the debt securities of any other series. (Indenture, Section 1202.)

     The indenture provides that debt securities owned by TXU Corp. or anyone else required to make payment on the debt securities shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Indenture, Section 101.)

     TXU Corp. may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but TXU Corp. shall have no obligation to do so. If TXU Corp. fixes a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding debt securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same debt securities and the holder of every debt security issued upon the registration of transfer of or in exchange for these debt securities. A transferee will be bound by acts of the trustee or TXU Corp. in reliance thereon, whether or not notation of that action is made upon the debt security. (Indenture, Section 104.)

RESIGNATION OF A TRUSTEE

     The trustee may resign at any time by giving written notice to TXU Corp. or may be removed at any time by act of the holders of a majority in principal amount of all series of debt securities then outstanding delivered to the trustee and TXU Corp. No resignation or removal of the trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if TXU Corp. has delivered to the trustee a resolution of its Board of Directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the respective indenture, the trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the indenture. (Indenture, Section 910.)

NOTICES

     Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register for debt securities. (Indenture, Section 106.)

TITLE

     TXU Corp., the trustee, and any agent of TXU Corp. or the trustee, may treat the person in whose name debt securities are registered as the absolute owner thereof, whether or not the debt securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Indenture, Section 308.)

GOVERNING LAW

     The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. (Indenture, Section 112.)

INFORMATION ABOUT THE TRUSTEE

     The trustee under the indenture will be The Bank of New York. In addition to acting as trustee, The Bank of New York, as described in this prospectus, also acts as property trustee under the trust agreement, the guarantee trustee under the guarantee and the debenture trustee under the subordinated indenture; The Bank of New York (Delaware) acts as the Delaware trustee under the trust agreement. The Bank of New York also acts, and may act, as trustee under various other indentures, trusts and guarantees of TXU Corp. and its affiliates. TXU Corp. and its affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the trustee in the ordinary course of their businesses.


    DESCRIPTION OF TXU CAPITAL'S PREFERRED TRUST SECURITIES AND COMMON TRUST
                                   SECURITIES

     TXU Capital will issue preferred trust securities and common trust securities under a trust agreement. The preferred trust securities will represent preferred undivided beneficial interests in the assets of TXU Capital and will entitle their holders to a preference over the common trust securities with respect to distributions and amounts payable on redemption or liquidation. Material terms of the trust agreement are summarized below. The form of trust agreement was filed with the SEC, and you should read the trust agreement for provisions that may be important to you. The trust agreement will be qualified as an indenture under the Trust Indenture Act. You should also refer to the Trust Indenture Act for provisions that apply to the preferred trust securities. Wherever particular defined terms of the trust agreement are referred to, those defined terms are incorporated in this prospectus by reference.

     The preferred trust securities and common trust securities issued by TXU Capital will be substantially the same except that, if TXU Capital fails to make required payments, the rights of TXU Corp., as the holder of the common trust securities, to payment of distributions and upon liquidation or redemption will be subordinated to the rights of the holders of the preferred trust securities. (Trust Agreement, Section 4.03.) If there is a continuing event of default under the subordinated indenture described below, holders of the preferred trust securities may vote to appoint, remove or replace the property trustee and the Delaware trustee. All of the common trust securities of TXU Capital will be owned by TXU Corp.

     TXU Corp. will fully and unconditionally guarantee payments due on the preferred trust securities through a combination of the following:

     o TXU Corp.'s obligations under the junior subordinated debentures discussed below;

     o The rights of holders of preferred trust securities to enforce those obligations;

     o    TXU Corp.'s agreement to pay the expenses of TXU Capital; and

     o TXU Corp.'s guarantee of payments due on the preferred trust securities to the extent of TXU Capital's assets.

     No single one of the documents listed above standing alone or operating in conjunction with fewer than all of the other documents constitutes the guarantee by TXU Corp. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee by TXU Corp. of the preferred trust securities.

     TXU Capital will use the proceeds from the sale of the preferred trust securities and common trust securities to purchase junior subordinated debentures from TXU Corp. in an aggregate principal amount equal to the aggregate liquidation preference amount of the preferred trust securities and the common trust securities. The junior subordinated debentures will be issued under one or more separate subordinated indentures between TXU Corp. and The Bank of New York, as debenture trustee under each indenture. The property trustee will hold the junior subordinated debentures in trust for the benefit of the holders of the preferred trust securities and common trust securities. (Trust Agreement, Section 2.09.)

     A prospectus supplement relating to the preferred trust securities will include specific terms of those securities and of the junior subordinated debentures. For a description of some specific terms that will affect both the preferred trust securities and the junior subordinated debentures and your rights under each, see DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES below.

DISTRIBUTIONS

     The only income of TXU Capital available for distribution to the holders of preferred trust securities will be payments on the junior subordinated debentures. If TXU Corp. does not make interest payments on the junior subordinated debentures (or does not pay the expenses of TXU Capital), TXU Capital will not have funds available to pay distributions on preferred trust securities. The payment of distributions, if and to the extent TXU Capital has sufficient funds available for the payment of such distributions, is guaranteed on a limited basis by TXU Corp.

     So long as there is no default in the payment of interest on the junior subordinated debentures, TXU Corp. may extend the interest payment period from time to time on the junior subordinated debentures for one or more periods. As a consequence, distributions on preferred trust securities would be deferred during any such period. Interest would, however, continue to accrue. If TXU Corp. extends the interest period or is in default under the guarantee or with respect to payments on the junior subordinated debentures, TXU Corp. may not:

     o Declare or pay any dividend or distribution on its capital stock, other than dividends paid in shares of common stock of TXU Corp.;

     o Redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock;

     o Redeem any indebtedness that is equal in right of payment with junior subordinated debentures; or

     o    Make any guarantee payments with respect to any of the above.

     Any extension period with respect to payment of interest on the junior subordinated debentures, or any extended interest payment period in respect of other securities issued under the subordinated indenture or on any similar securities, will apply to all securities of the same type. Those extensions will also apply to distributions on preferred trust securities and common trust securities and all other securities with terms substantially the same as preferred trust securities and common trust securities. Before an extension period ends, TXU Corp. may further extend the interest payment period. No extension period as further extended may exceed 20 consecutive quarters. After any extension period and the payment of all amounts then due, TXU Corp. may select a new extended interest payment period. No interest period may be extended beyond the maturity of the junior subordinated debentures.

REDEMPTION OF PREFERRED TRUST SECURITIES AND COMMON TRUST SECURITIES

     Whenever junior subordinated debentures are repaid, whether at maturity or earlier redemption, the proceeds will be applied to redeem a like amount of preferred trust securities and common trust securities. Holders of preferred trust securities and common trust securities will be given not less than 30 nor more than 60 days' notice of any redemption.

REDEMPTION PROCEDURES

     Preferred trust securities and common trust securities will be redeemed at the redemption price plus accrued and unpaid distributions with the proceeds from the contemporaneous redemption of junior subordinated debentures. Redemptions of the preferred trust securities shall be made on a redemption date only to the extent that TXU Capital has funds available for the payment of the redemption price plus accrued and unpaid distributions. (Trust Agreement, Section 4.02(c).)

     Notice of redemption of preferred trust securities will be irrevocable. On or before the redemption date, the property trustee will irrevocably deposit with the paying agent for preferred trust securities sufficient funds and will give the paying agent irrevocable instructions and authority to pay the redemption price plus accrued and unpaid distributions to the holders upon surrender of their preferred trust securities. Distributions payable on or before a redemption date will be payable to the holders on the record date for the distribution payment. If notice is given and funds are deposited as required, then on the redemption date all rights of holders of the preferred trust securities called for redemption will cease, except the right of the holders to receive the redemption price plus accrued and unpaid distributions, and the preferred trust securities will cease to be outstanding. No interest will accrue on amounts payable on the redemption date. In the event that any date fixed for redemption of preferred trust securities is not a business day, then payment will be made on the next business day. No interest will be payable because of any such delay. If payment of preferred trust securities called for redemption is improperly withheld or refused and not paid either by TXU Capital or by TXU Corp. pursuant to the guarantee, distributions on such preferred trust securities will continue to accrue to the date of payment. That date will be considered the date fixed for redemption for purposes of calculating the redemption price plus accrued and unpaid distributions. (Trust Agreement, Section 4.02(d).)

     Subject to applicable law, including United States federal securities law, TXU Corp. may purchase outstanding preferred trust securities by tender, in the open market or by private agreement.

     If preferred trust securities are partially redeemed on a redemption date other than as a result of an event of default under the trust agreement, a corresponding percentage of the common trust securities will be redeemed. The particular preferred trust securities to be redeemed shall be selected not more than 60 days before the redemption date by the property trustee by such method as the property trustee shall deem fair, taking into account the denominations in which they were issued. The property trustee shall promptly notify the preferred trust security transfer agent and registrar in writing of the preferred trust securities selected for redemption and, where applicable, the partial amount to be redeemed. (Trust Agreement, Section 4.02(f).)

SUBORDINATION OF COMMON TRUST SECURITIES

     Payment of distributions on, and the redemption price, plus accrued and unpaid distributions, of, the preferred trust securities and common trust securities shall be made proportionally based on the liquidation preference amount. However, if on any distribution payment date or redemption date an event of default under the trust agreement has occurred and is continuing, no payment on any common trust security shall be made until all payments due on the preferred trust securities have been made. In that case, funds available to the property trustee will first be applied to the payment in full of all distributions on, or the redemption price plus accrued and unpaid distributions, of, preferred trust securities then due and payable. (Trust Agreement, Section 4.03(a).)

     If an event of default under the trust agreement results from an event of default under the subordinated indenture, the holders of common trust securities cannot take action with respect to the trust agreement default until the effect of all defaults with respect to preferred trust securities has been cured, waived or otherwise eliminated. Until the event of default under the trust agreement with respect to preferred trust securities has been cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of preferred trust securities and not the holders of the common trust securities. Only holders of preferred trust securities will have the right to direct the property trustee to act on their behalf. (Trust Agreement, Section 4.03(b).)

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     TXU Capital will be dissolved and shall be liquidated by the property trustee on the first to occur of:

     o    The expiration of the term of TXU Capital;

     o    The bankruptcy, dissolution or liquidation of TXU Corp.;

     o    Redemption of all of the preferred trust securities;

     o The entry of an order for dissolution of TXU Capital by a court of competent jurisdiction; or

     o    At any time, at the election of TXU Corp. (Trust Agreement, Sections
          9.01 and 9.02.)

     If an early dissolution occurs because of bankruptcy, dissolution or liquidation of TXU Corp., if all the preferred trust securities are redeemed, or if TXU Corp. so elects, TXU Capital will be liquidated by the property trustee as expeditiously as the property trustee determines to be appropriate. The property trustee will provide for the satisfaction of liabilities of creditors, if any, and distribute to each holder of the preferred trust securities and common trust securities a proportionate amount of junior subordinated debentures. If a distribution of junior subordinated debentures is determined by the property trustee not to be practical, trust property will be liquidated and the holders of the preferred trust securities will be entitled to receive, out of the assets of TXU Capital after adequate provision for the satisfaction of liabilities of creditors, if any, an amount equal to the aggregate liquidation preference of the preferred trust securities plus accrued and unpaid distributions thereon to the date of payment. If this liquidation distribution can be paid only in part because TXU Capital has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by TXU Capital on the preferred trust securities shall be paid to the holders proportionally based on the total liquidation preference amount of the preferred trust securities they hold. TXU Corp., as holder of the common trust securities, will be entitled to receive distributions upon any dissolution proportionally with the holders of the preferred trust securities, except that if an event of default has occurred and is continuing under the subordinated indenture or if a default has occurred under the subordinated indenture but has not become an event of default solely because of the requirement that time lapse or notice be given, the preferred trust securities shall have a preference over the common trust securities upon dissolution of TXU Capital. (Trust Agreement, Section 9.04.)

EVENTS OF DEFAULT; NOTICE

     Any one of the following events will be an event of default under the trust agreement whether it will be voluntary or involuntary or be effected by operation of law or in accordance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

     o The occurrence of an event of default under the subordinated indenture;

     o Default by TXU Capital in the payment of any distribution when it becomes due and payable, and continuation of that default for a period of 30 days;

     o Default by TXU Capital in the payment of any redemption price, plus accrued and unpaid distributions, of any preferred trust security or common trust security when it becomes due and payable;

     o Default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement which is not dealt with above, and the continuation of that default or breach for a period of 60 days after notice to TXU Capital by the holders of preferred trust securities having at least 10% of the total liquidation preference amount of the outstanding preferred trust securities; or

     o The occurrence of specified events of bankruptcy or insolvency with respect to TXU Capital.

     (Trust Agreement, Section 1.01.)

     Within ninety business days after the occurrence of any event of default under the trust agreement, the property trustee will transmit to the holders of preferred trust securities and common trust securities and TXU Corp. notice of any default actually known to the property trustee, unless that default has been cured or waived. (Trust Agreement, Section 8.02.)

     A holder of preferred trust securities may directly institute a proceeding to enforce payment when due directly to the holder of the preferred trust securities of the principal of or interest on junior subordinated debentures having a principal amount equal to the aggregate liquidation preference amount of the holder's preferred trust securities. The holders of preferred trust securities have no other rights to exercise directly any other remedies available to the holder of the junior subordinated debentures unless the trustees under the trust agreement fail to do so. (Trust Agreement, Section 6.01(a).)

     Unless an event of default under the subordinated indenture has occurred and is continuing, the holder of the common trust securities may remove the property trustee at any time. If an event of default under the subordinated indenture has occurred and is continuing, the holders of a majority of the total liquidation preference amount of the outstanding preferred trust securities may remove the property trustee. Any resignation or removal of the property trustee will take effect only on the acceptance of appointment by the successor property trustee. (Trust Agreement, Section 8.10.)

MERGER OR CONSOLIDATION OF THE PROPERTY TRUSTEE OR THE DELAWARE TRUSTEE

     If the property trustee or the Delaware trustee merges or consolidates with another entity, or if any entity succeeds to all or substantially all the corporate trust business of the property trustee or the Delaware trustee, the successor or surviving company shall be the successor to the property trustee or the Delaware trustee under the trust agreement, so long as it is otherwise qualified and eligible. (Trust Agreement, Section 8.12.)

VOTING RIGHTS

     Except with respect to amendments to the trust agreement and amendments and assignment of the guarantee, the holders of preferred trust securities will not in any manner control the administration, operation and management of TXU Capital or have any voting rights not otherwise required by law or the trust agreement. (Trust Agreement, Section 6.01(a).)

     While junior subordinated debentures are held by the property trustee, the property trustee will not:

     o Direct the time, method and place to conduct any proceeding for any remedy available to the debenture trustee, or to execute any trust or power conferred on the debenture trustee with respect to the junior subordinated debentures;

     o    Waive any past default under the subordinated indenture;

     o Exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures will be due and payable; or

     o Consent to any amendment, modification or termination of the subordinated indenture or the junior subordinated debentures, where that consent will be required;

without, in each case, obtaining the prior approval of the holders of preferred trust securities having at least 66 2/3% of the liquidation preference amount of the outstanding preferred trust securities. Where a consent of each holder of junior subordinated debentures affected is required, no consent will be given by the property trustee without the prior consent of each holder of the preferred trust securities. The property trustee shall not revoke any action previously authorized or approved by a vote of the holders of preferred trust securities. If the property trustee fails to enforce its rights under the junior subordinated debentures or the trust agreement, to the fullest extent permitted by law, a holder of the preferred trust securities may institute a legal proceeding directly against TXU Corp. to enforce the property trustee's rights under the junior subordinated debentures or the trust agreement without first instituting any legal proceeding against the property trustee or any one else. The property trustee shall notify all holders of preferred trust securities of any notice of default received from the debenture trustee. The property trustee will not take any action approved by the consent of the holders of the preferred trust securities without an opinion of counsel experienced in those matters to the effect that TXU Capital will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of that action. (Trust Agreement, Sections 6.01(a) and 6.01(b).)

     Holders of preferred trust securities may give any required approval at a meeting convened for that purpose or by written consent without prior notice. (Trust Agreement, Section 6.06.) The administrative trustees will give notice of any meeting at which holders of preferred trust securities are entitled to vote.

     No vote or consent of the holders of preferred trust securities will be required for TXU Capital to redeem and cancel preferred trust securities in accordance with the trust agreement.

     Although holders of preferred trust securities are entitled to vote or consent under any of the circumstances described above, any of the preferred trust securities that are owned by TXU Corp., any trustee under the trust agreement or any affiliate of TXU Corp., shall be treated as if they were not outstanding for purposes of that vote or consent. (Trust Agreement, Section 1.01.)

     Holders of preferred trust securities will have no rights to appoint or remove the administrative trustees of TXU Capital, who may be appointed, removed or replaced solely by TXU Corp. as the holder of the common trust securities. (Trust Agreement, Section 8.10.)

AMENDMENTS

     The trust agreement may be amended from time to time by TXU Capital, with the approval of a majority of the administrative trustees and TXU Corp., without the consent of any holders of preferred trust securities and common trust securities or the other trustees:

     o To cure any ambiguity, correct or supplement inconsistent provisions, make any other provisions with respect to matters or questions arising under the trust agreement that do not conflict with the other provisions of the trust agreement or any amendments of the trust agreement; or to change the name of the trust; or

     o To modify, eliminate or add to any provisions of the trust agreement to the extent necessary to ensure that TXU Capital will not be classified for United States federal income tax purposes as an association taxable as a corporation at any time that any preferred trust securities and common trust securities are outstanding or to ensure TXU Capital's exemption from the status of an "investment company" under the Investment Company Act of 1940.

No amendment described above may materially adversely affect the interests of any holder of preferred trust securities and common trust securities. The amendments of the trust agreement which cure ambiguity, correct inconsistencies or supplement existing provisions will become effective when notice of the amendment is given to the holders of preferred trust securities and common trust securities.

     Except as provided below, any provision of the trust agreement may be amended by the administrative trustees and TXU Corp. with:

     o The consent of holders of preferred trust securities and common trust securities representing not less than a majority in aggregate liquidation preference amount of the preferred trust securities and common trust securities then outstanding; and

     o Receipt by the trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the trustees in accordance with the amendment will not cause TXU Capital to be classified for United States federal income tax purposes as an association taxable as a corporation or affect TXU Capital's exemption from the status of an "investment company" under the Investment Company Act.

     Each holder of preferred trust securities or common trust securities must consent to any amendment to the trust agreement that:

     o Changes the amount or timing of any distribution with respect to preferred trust securities or common trust securities or otherwise adversely affects the amount of any distribution required to be made in respect of preferred trust securities and common trust securities as of a specified date; or

     o Restricts the right of a holder of preferred trust securities or common trust securities to institute suit for the enforcement of any such payment on or after that date.

     (Trust Agreement, Section 10.03.)

CO-TRUSTEES AND SEPARATE TRUSTEE

     If no event of default under the trust agreement has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property of TXU Capital may at the time be located, TXU Corp., as depositor, and the property trustee may appoint one or more persons approved by the property trustee either to act as co-trustee, jointly with the property trustee, of all or any part of the trust property, or to act as separate trustee of any trust property. Upon the written request of the property trustee, TXU Corp., as depositor, will for that purpose join with the property trustee in the execution, delivery and performance of all instruments necessary or proper to make that appointment. The appointment will vest in that person or persons in that capacity, any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. If TXU Corp., as depositor, does not join in that appointment within 15 days after the receipt by it of a request so to do, or in case an event of default under the subordinated indenture has occurred and is continuing, the property trustee alone shall have power to make that appointment. (Trust Agreement, Section 8.09.)

FORM, EXCHANGE, AND TRANSFER

     Preferred trust securities of any TXU Capital trust may be exchanged for other preferred trust securities of that trust in any authorized denomination and with the same terms and total liquidation preference.

     Subject to the terms of the trust agreement, preferred trust securities may be presented for exchange as provided above or for registration of transfer, duly endorsed or accompanied by a duly executed instrument of transfer, at the office of the preferred trust security registrar or at the office of any transfer agent designated by TXU Corp. for such purpose. TXU Corp. may designate itself the preferred trust security registrar. No service charge will be made for any registration of transfer or exchange of preferred trust securities, but the transfer agent and registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer. In that case, the holder requesting transfer must pay the tax or charges and give any indemnity that TXU Capital or TXU Corp. may require. (Trust Agreement, Section 5.04.) A transfer or exchange will be made when the transfer agent is satisfied with the documents of title and identity of the person making the request. TXU Corp. may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that TXU Corp. will be required to maintain a transfer agent in each place of payment for preferred trust securities.

     TXU Capital will not be required to (1) issue, register the transfer of, or exchange any preferred trust securities during the period beginning 15 calendar days before the mailing of a notice of redemption of any preferred trust securities called for redemption and ending at the close of business on the day the notice is mailed or (2) register the transfer of or exchange any preferred trust securities so selected for redemption, in whole or in part, except the unredeemed portion of any preferred trust securities being redeemed in part. (Trust Agreement, Section 5.04.)

REGISTRAR AND TRANSFER AGENT

     TXU Business Services Company will act as registrar and transfer agent for the preferred trust securities.

     Registration of transfers of the preferred trust securities will be made without charge by TXU Capital, unless tax or other governmental charges are imposed. In that case, the holder requesting transfer must pay the tax or charges and give such indemnity as TXU Capital or TXU Corp. may require.

INFORMATION ABOUT THE PROPERTY TRUSTEE AND THE DELAWARE TRUSTEE

     The property trustee and the Delaware trustee under the trust agreement will be The Bank of New York and The Bank of New York (Delaware), respectively. In addition to acting as property trustee, The Bank of New York, as described in this prospectus, also acts as trustee under the indenture, the guarantee trustee under the guarantee and the debenture trustee under the subordinated indenture. The Bank of New York also acts, and may act, as trustee under various other indentures, trusts and guarantees of TXU Corp. and its affiliates. TXU Corp. and its affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the property trustee in the ordinary course of their businesses.

DUTIES OF THE TRUSTEES

     The Delaware trustee will act as the resident trustee in the State of Delaware and will have no other significant duties. (Trust Agreement, Section 2.06.) The property trustee will hold the junior subordinated debentures on behalf of TXU Capital and will maintain a payment account with respect to the preferred trust securities and common trust securities, and will also act as trustee under the trust agreement for the purposes of the Trust Indenture Act.

     The administrative trustees of TXU Capital are authorized and directed to conduct the affairs of TXU Capital and to operate TXU Capital so that TXU Capital will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified for United States federal income tax purposes as an association taxable as a corporation and so that the junior subordinated debentures will be treated as indebtedness of TXU Corp. for United States federal income tax purposes. In this regard, TXU Corp. and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust or the trust agreement, that each of TXU Corp. and the administrative trustees determine in their discretion to be necessary or desirable for those purposes, as long as the action does not materially adversely affect the interests of the holders of the preferred trust securities. (Trust Agreement, Section 2.07(d).)

GOVERNING LAW

     The trust agreement and the preferred trust securities will be governed by, and construed in accordance with, the laws of the State of Delaware. (Trust Agreement, Section 10.05.)

MISCELLANEOUS

     Holders of the preferred trust securities have no preemptive or similar rights.

                          DESCRIPTION OF THE GUARANTEE

     Material terms of the guarantee that TXU Corp. will execute and deliver for the benefit of the holders of the preferred trust securities are summarized below. The form of guarantee was filed with the SEC, and you should read the guarantee for provisions that may be important to you. The guarantee will be qualified as an indenture under the Trust Indenture Act. You should refer to the Trust Indenture Act for provisions that apply to the guarantee. Whenever particular provisions or defined terms of the guarantee are referred to in this prospectus, those defined terms are incorporated herein by reference.

     The Bank of New York will act as guarantee trustee under the guarantee. The guarantee trustee will hold the guarantee for the benefit of the holders of the preferred trust securities.

GENERAL TERMS OF THE GUARANTEE

     TXU Corp. will irrevocably and unconditionally agree to make the guarantee payments listed below in full to the holders of the preferred trust securities if they are not made by TXU Capital, as and when due, regardless of any defense, right of set-off or counterclaim that TXU Corp. may have or assert. The following payments will be subject to the guarantee (without duplication):

     o Any accrued and unpaid distributions required to be paid on preferred trust securities, to the extent TXU Capital has funds available therefor;

     o The redemption price, plus all accrued and unpaid distributions, for any preferred trust securities called for redemption by TXU Capital, to the extent TXU Capital has sufficient funds for payments; and

     o Upon a voluntary or involuntary dissolution, winding-up or termination of TXU Capital except in connection with the distribution of junior subordinated debentures to the holders in exchange for preferred trust securities as provided in the trust agreement or upon a redemption of all of the preferred trust securities upon maturity or redemption of the junior subordinated debentures as provided in the trust agreement, the lesser of:

          (1) the aggregate of the liquidation preference and all accrued and unpaid distributions on preferred trust securities to the date of payment, to the extent that TXU Capital has funds available therefor; and

          (2) the amount of assets of TXU Capital remaining available for distribution to holders of preferred trust securities in liquidation of TXU Capital. (Guarantee Agreement, Sections 1.01 and 5.01.)

TXU Corp.'s obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by TXU Corp. to the holders of preferred trust securities or by causing TXU Capital to pay those amounts to those holders. (Guarantee Agreement, Section 5.01.)

     The guarantee will be a guarantee with respect to the preferred trust securities, but will not apply to any payment of distributions if and to the extent that TXU Capital does not have funds available to make those payments or to any collection of payment.

     If TXU Corp. does not make interest payments on the junior subordinated debentures held by TXU Capital, TXU Capital will not have funds available to pay distributions on the preferred trust securities. The guarantee will rank subordinate and junior in right of payment to all liabilities of TXU Corp. including junior subordinated debentures, except liabilities that are equal in right of payment by their terms. (Guarantee Agreement, Section 6.01.)

     TXU Corp. will enter into an Agreement as to Expenses and Liabilities with TXU Capital, to provide funds to TXU Capital as needed to pay obligations of TXU Capital to parties other than holders of preferred trust securities. The junior subordinated debentures and the guarantee, together with the obligations of TXU Corp. with respect to the preferred trust securities under the subordinated indenture, the trust agreement, the guarantee and the agreement as to expenses and liabilities, constitute a full and unconditional guarantee of the preferred trust securities by TXU Corp. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes that guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee by TXU Corp. of the preferred trust securities.

AMENDMENTS AND ASSIGNMENT

     No vote is required for changes to the guarantee that do not materially adversely affect the rights of holders of preferred trust securities. Other terms of the guarantee may be changed only with the prior approval of the holders of the preferred trust securities having at least 66 2/3% of the total liquidation preference amount of the outstanding preferred trust securities. (Guarantee Agreement, Section 8.02.) All guarantees and agreements contained in the guarantee will bind the successors, assigns, receivers, trustees and representatives of TXU Corp. and will inure to the benefit of the holders of the preferred trust securities then outstanding. (Guarantee Agreement, Section 8.01.)

EVENTS OF DEFAULT

     An event of default under the guarantee will occur if TXU Corp. fails to perform any of its payment obligations under the guarantee. The holders of the preferred trust securities having a majority of the liquidation preference of the preferred trust securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee under the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. (Guarantee Agreement, Section 5.04.)

     If the guarantee trustee fails to enforce the guarantee, any holder of the preferred trust securities may enforce the guarantee, or institute a legal proceeding directly against TXU Corp. to enforce the guarantee trustee's rights under the guarantee without first instituting a legal proceeding against TXU Capital, the guarantee trustee or anyone else. (Guarantee Agreement, Section 5.04.)

     TXU Corp. will be required to provide an annual statement to the guarantee trustee about TXU Corp.'s performance of some of its obligations under the guarantee and any default in its performance of the obligations.

     TXU Corp. will also be required to file annually with the guarantee trustee an officer's certificate as to TXU Corp.'s compliance with all conditions under the guarantee. (Guarantee Agreement, Section 2.04.)

INFORMATION ABOUT THE GUARANTEE TRUSTEE

     The guarantee trustee will undertake to perform only those duties specifically set forth in the guarantee until a default occurs. After a default under the guarantee, the guarantee trustee must exercise the same degree of care in its duties as a prudent individual would exercise in the conduct of his or her own affairs. (Guarantee Agreement, Section 3.01(b).) Otherwise, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of the preferred trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur. (Guarantee Agreement, Section 3.02(a).)

     The guarantee trustee under the guarantee will be The Bank of New York. In addition to acting as guarantee trustee, The Bank of New York, as described in this prospectus, also acts as trustee under the indenture, property trustee under the trust agreement, the debenture trustee under the subordinated indenture; The Bank of New York (Delaware) acts as the Delaware trustee under the trust agreement. The Bank of New York also acts, and may act, as trustee under various other indentures, trusts and guarantees of TXU Corp. and its affiliates. TXU Corp. and its affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the guarantee trustee in the ordinary course of their businesses.

TERMINATION OF THE GUARANTEE

     Subject to certain payment, reimbursement and indemnity obligations of TXU Corp. to the guarantee trustee, the guarantee will terminate and be of no further force and effect upon:

     o Full payment of the redemption price, plus accrued and unpaid distributions, for all the preferred trust securities;

     o The distribution of junior subordinated debentures to holders of the preferred trust securities in exchange for all of the preferred trust securities; or

     o    Full payment of the amounts payable upon liquidation of TXU Capital.

     The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred trust securities must restore payment of any sums paid under the preferred trust securities or the guarantee. (Guarantee Agreement, Section 7.01.)

STATUS OF THE GUARANTEE

     The guarantee will be an unsecured obligation of TXU Corp. and will rank:

     o Subordinate and junior in right of payment to all liabilities of TXU Corp. including the junior subordinated debentures, except any liabilities that are equal in right of payment by their terms;

     o Equal in right of payment with the most senior preferred or preference stock that may be issued by TXU Corp. and with any guarantee that may be entered into by TXU Corp. in respect of any preferred or preference stock of any affiliate of TXU Corp.; and

     o    Senior to TXU Corp.'s common stock.

     (Guarantee Agreement, Section 6.01.)

     The trust agreement provides that by accepting preferred trust securities, a holder agrees to the subordination provisions and other terms of the guarantee.

     The guarantee will be a guarantee of payment and not of collection, that is, the guaranteed party may institute a legal proceeding directly against TXU Corp. to enforce its rights under the guarantee without first instituting a legal proceeding against anyone else.

     Because TXU Corp. is a holding company that conducts all of its operations through subsidiaries, obligations under the guarantee, as obligations of a holding company, will generally have a position junior to claims of creditors and preferred stockholders of the subsidiaries of TXU Corp.

GOVERNING LAW

     The guarantee will be governed by and construed in accordance with the laws of the State of New York. (Guarantee Agreement, Section 8.06.)

                DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

     The junior subordinated debentures which the property trustee will hold on behalf of TXU Capital as trust assets will be subordinated obligations of TXU Corp. The junior subordinated debentures will be issued under one or more separate subordinated indentures between TXU Corp. and The Bank of New York, as debenture trustee with respect to the junior subordinated debentures.

     Material terms of the junior subordinated debentures and each subordinated indenture are summarized below. The form of the subordinated indenture has been filed with the SEC, and you should read the subordinated indenture for provisions that may be important to you. The subordinated indenture will be qualified under the Trust Indenture Act. You should refer to the Trust Indenture Act for provisions that apply to the junior subordinated debentures. Whenever particular provisions or defined terms in a subordinated indenture are referred to in this prospectus, those provisions or defined terms are incorporated by reference in this prospectus.

     The subordinated indenture provides for the issuance of junior subordinated debentures and other subordinated debt in an unlimited amount from time to time. The junior subordinated debentures issued to TXU Capital will constitute a separate series of junior subordinated debentures under the subordinated indenture.

     Because TXU Corp. is a holding company that conducts all its operations through subsidiaries, holders of the junior subordinated debentures will generally have a position junior to claims of creditors and preferred shareholders of the subsidiaries of TXU Corp. All these subsidiaries have outstanding indebtedness, and TXU Gas Company and TXU Electric Company have outstanding shares of preferred stock.

     A prospectus supplement and an officer's certificate relating to any series of the junior subordinated debentures being offered will include specific terms relating to that offering. These terms will include some or all of the following terms that apply to that series:

     o    The title of the junior subordinated debentures;

     o Any limit upon the total principal amount of the junior subordinated debentures;

     o The dates, or the method to determine these dates, on which the principal of the junior subordinated debentures will be payable and how it will be paid;

     o The interest rate or rates which the junior subordinated debentures will bear, or how the rate or rates will be determined, the interest payment dates for the junior subordinated debentures and the regular record dates for interest payments;

     o Any right to extend the interest payment periods for the junior subordinated debentures;

     o The percentage, if less than 100%, of the principal amount of the junior subordinated debentures, that will be payable if the maturity of the junior subordinated debentures is accelerated;

     o Any date or dates on which the junior subordinated debentures may be redeemed at the option of TXU Corp. and any restrictions on those redemptions;

     o Any sinking fund or other provisions that would obligate TXU Corp. to repurchase or otherwise redeem the junior subordinated debentures;

     o Any additions to the events of default under the subordinated indenture or additions to the covenants of TXU Corp. under the subordinated indenture for the benefit of the holders of junior subordinated debentures;

     o If the junior subordinated debentures will be issued in denominations other than $25 or a multiple thereof;

     o If payments on the junior subordinated debentures may be made in a currency or currencies other than United States dollars;

     o Any rights or duties of another entity to assume the obligations of TXU Corp. with respect to the junior subordinated debentures;

     o Any collateral, security, assurance or guarantee for the junior subordinated debentures; and

     o Any other terms of the junior subordinated debentures not inconsistent with the terms of the subordinated indenture.

     (Subordinated Indenture, Section 301.)

     The junior subordinated debentures of each series will be limited in total principal amount to the sum of the aggregate liquidation preference amount of the preferred trust securities and the consideration paid by TXU Corp. for the common trust securities for the related TXU Capital trust. The junior subordinated debentures are unsecured, subordinated obligations of TXU Corp. which rank junior to all of TXU Corp.'s Senior Indebtedness. (Subordinated Indenture, Section 1501.) Senior Indebtedness is defined in the subordinated indenture to include all notes and other obligations, including guarantees of TXU Corp., for borrowed money that is not subordinate or junior in right of payment to any other indebtedness of TXU Corp. unless by its terms it is equal in right of payment to the junior subordinated debentures. The obligations of TXU Corp. under the guarantee and the junior subordinated debentures will not be deemed to be Senior Indebtedness. (Subordinated Indenture, Section 101.) The amounts payable as principal and interest on the junior subordinated debentures will be sufficient to provide for payment of distributions payable on preferred trust securities and common trust securities.

     If junior subordinated debentures are distributed to holders of preferred trust securities in a dissolution of TXU Capital, the junior subordinated debentures will be issued in fully registered certificated form in the denominations and integral multiples of the denominations in which the preferred trust securities have been issued, and they may be transferred or exchanged at the offices of the debenture trustee.

PAYMENT AND PAYING AGENTS

     Except as may be provided in the prospectus supplement, interest, if any, on each junior subordinated debenture payable on any interest payment date will be paid to the person in whose name that junior subordinated debenture is registered at the close of business on the regular record date for that interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any junior subordinated debenture, the defaulted interest may be paid to the holder of such junior subordinated debenture as of the close of business on a date between 10 and 15 days before the date proposed by TXU Corp. for payment of such defaulted interest or in any other manner permitted by any securities exchange on which that junior subordinated debenture may be listed, if the debenture trustee finds it workable. (Indenture, Section 307.)

     Unless otherwise specified in the prospectus supplement, principal, premium, if any, and interest on the junior subordinated debentures at maturity will be payable upon presentation of the junior subordinated debentures at the corporate trust office of The Bank of New York, in The City of New York, as paying agent for TXU Corp. However, TXU Corp. may choose to make payment of interest by check mailed to the address of the persons entitled to it. TXU Corp. may change the place of payment on the junior subordinated debentures, may appoint one or more additional paying agents (including TXU Corp.) and may remove any paying agent, all at the discretion of TXU Corp. (Indenture, Section 602.)

REGISTRATION AND TRANSFER

     Unless otherwise specified in the prospectus supplement, the transfer of junior subordinated debentures may be registered, and junior subordinated debentures may be exchanged for other junior subordinated debentures of the same series of authorized denominations and with the same terms and principal amount, at the offices of TXU Business Services Company in Dallas, Texas. TXU Corp. may change the place for registration of transfer and exchange of the junior subordinated debentures and may designate additional places for registration and exchange. (Indenture, Section 602.) Unless otherwise provided in the prospectus supplement, no service charge will be made for any transfer or exchange of the junior subordinated debentures. However, TXU Corp. may require payment to cover any tax or other governmental charge that may be imposed. TXU Corp. will not be required to execute or to provide for the registration of, transfer of, or the exchange of, (a) any junior subordinated debenture during the 15 days before giving any notice of redemption or (b) any junior subordinated debenture selected for redemption except the unredeemed portion of any junior subordinated debenture being redeemed in part. (Indenture, Section 305.)

OPTIONAL REDEMPTION

     For so long as TXU Capital is the holder of all the related outstanding junior subordinated debentures, the proceeds of any optional redemption will be used by TXU Capital to redeem preferred trust securities and common trust securities in accordance with their terms.

     The debenture trustee will give notice to the holders of any optional redemption of junior subordinated debentures, not less than 30 nor more than 60 days prior to that redemption. All notices of redemption will state the redemption date and the redemption price plus accrued and unpaid interest. If less than all the junior subordinated debentures are to be redeemed, the notice will identify those to be redeemed and the portion of the principal amount of any junior subordinated debentures to be redeemed in part. The notice will state that on the redemption date, subject to the debenture trustee's receipt of the redemption monies, the redemption price plus accrued and unpaid interest will become due and payable on each junior subordinated debenture to be redeemed and that interest thereon will cease to accrue on and after that date. It will name the place or places where the junior subordinated debentures are to be surrendered for payment of the redemption price plus accrued and unpaid interest. (Subordinated Indenture, Section 4.04.)

INTEREST

     The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full month, on the basis of the actual number of days elapsed. In the event that any date on which interest is payable on the junior subordinated debentures is not a business day, then payment will be made on the next business day. No interest will be paid in respect of any such delay. However, if the delayed payment date is in the next calendar year, the payment will be made on the immediately preceding business day. These payments will have the same force and effect as if made on the date the payment was originally payable. (Subordinated Indenture, Section 113.)

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     So long as there is no default in the payment of interest on the junior subordinated debentures, TXU Corp. may extend the interest payment period from time to time on the junior subordinated debentures for one or more periods. As a consequence, distributions on preferred trust securities would be deferred during any extension period. Interest would, however, continue to accrue. If TXU Corp. extends the interest period or is in default under the guarantee or with respect to payments on the junior subordinated debentures or there has occurred and is continuing an event of default under the junior subordinated indenture, TXU Corp. may not:

     o Declare or pay any dividend or distribution on its capital stock, other than dividends paid in shares of common stock of TXU Corp.;

     o Redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock;

     o Redeem any indebtedness that is equal in right of payment with the junior subordinated debentures; or

     o    Make any guarantee payments with respect to any of the above.

     (Subordinated Indenture, Section 608.)

     Any extension period with respect to payment of interest on the junior subordinated debentures, or any extended interest payment period in respect of other securities issued under the subordinated indenture or on any similar securities, will apply to all securities of the same type. Those extensions will also apply to distributions on preferred trust securities and common trust securities and all other securities with terms substantially the same as preferred trust securities and common trust securities. Before an extension period ends, TXU Corp. may further extend the interest payment period. No extension period as further extended may exceed 20 consecutive quarters. After any extension period and the payment of all amounts then due, TXU Corp. may select a new extension period. No interest period may be extended beyond the maturity of the junior subordinated debentures. TXU Corp. will give TXU Capital and the debenture trustee notice of its election of an extension period prior to the earlier of (1) one business day before the record date for the distribution which would occur if TXU Corp. did not make the election to extend or (2) the date TXU Corp. is required to give notice to the New York Stock Exchange or any other applicable self-regulatory organization of the record date. TXU Corp. will cause TXU Capital to send notice of that election to the holders of preferred trust securities.

ADDITIONAL INTEREST

     So long as any preferred trust securities remain outstanding, if TXU Capital is required to pay any taxes, duties, assessments or governmental charges imposed by the United States or any other taxing authority on income derived from the interest payments on the junior subordinated debentures, then TXU Corp. will pay as interest on the junior subordinated debentures any additional interest that may be necessary in order that the net amounts retained by TXU Capital after the payment of those taxes, duties, assessments or governmental charges will be the same as TXU Capital would have had in the absence of the payment of those taxes, duties, assessments or governmental charges. (Subordinated Indenture, Section 312.)

ASSIGNMENT OF OBLIGATIONS

     TXU Corp. may assign its obligations under the junior subordinated debentures and the subordinated indenture to a wholly-owned subsidiary, provided that no event of default under the subordinated indenture, or event which with the passage of time or the giving of required notice, or both, would become an event of default under the subordinated indenture, has occurred and is continuing. The subsidiary must assume in writing TXU Corp.'s payment obligations under the junior subordinated debentures and under the subordinated indenture. TXU Corp. must fully and unconditionally guarantee payment of the obligations of the assuming subsidiary under the junior subordinated debentures and the subordinated indenture.

     If such an assignment is made, unless the terms of the assigned junior subordinated debentures state otherwise, TXU Corp. will be released and discharged from all its other obligations under the junior subordinated debentures and the subordinated indenture. In that case, any covenants made by TXU Corp. with respect to the junior subordinated debentures would become solely covenants of, and would relate only to, the subsidiary.

DEFEASANCE

     TXU Corp. will be discharged from its obligations on the junior subordinated debentures of a particular series if it irrevocably deposits with the debenture trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of that series of the junior subordinated debentures. (Subordinated Indenture, Section 701.)

SUBORDINATION

     The junior subordinated debentures will be subordinate and junior in right of payment to all Senior Indebtedness of TXU Corp. (Subordinated Indenture,
Section 1501.) No payment of the principal of the junior subordinated debentures (including redemption and sinking fund payments), or interest on the junior subordinated debentures may be made until all amounts due to holders of Senior Indebtedness have been paid, if any of the following occurs:

     o    Specified events of bankruptcy, insolvency or reorganization of TXU
          Corp.;

     o Any Senior Indebtedness is not paid when due and that default continues without waiver;

     o Any other default has occurred and continues without waiver pursuant to which the holders of Senior Indebtedness have accelerated the maturity of the indebtedness; or

     o The maturity of any series of junior subordinated debentures under the subordinated indenture has been accelerated, because of an event of default under the subordinated indenture which remains uncured.

     (Subordinated Indenture, Section 1502.)

     Upon any distribution of assets of TXU Corp. to creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, and premium, if any, and interest due or to become due on all Senior Indebtedness must be paid in full before the holders of the junior subordinated debentures are entitled to receive or retain any payment. (Subordinated Indenture, Section 1504.)

     The subordinated indenture does not limit the aggregate amount of Senior Indebtedness that may be issued. As of June 30, 2001, TXU Corp. had approximately $5.58 billion principal amount of indebtedness for borrowed money constituting Senior Indebtedness.

CONSOLIDATION, MERGER, AND SALE OF ASSETS

     Under the terms of the subordinated indenture, TXU Corp. may not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, unless:

     o The surviving or successor entity or an entity which acquires by conveyance or transfer or which leases the properties and assets of TXU Corp. substantially as an entirety, is organized and validly existing under the laws of any domestic jurisdiction and it expressly assumes TXU Corp.'s obligations on all junior subordinated debentures and the subordinated indenture;

     o Immediately after giving effect to the transaction, no event of default under the subordinated indenture or no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

     o TXU Corp. shall have delivered to the debenture trustee an officer's certificate and an opinion of counsel as provided in the subordinated indenture.

     The terms of the subordinated indenture do not restrict TXU Corp. in a merger in which TXU Corp. is the surviving entity.

     (Subordinated Indenture, Section 1101.)

EVENTS OF DEFAULT

     "Event of default" when used in the subordinated indenture with respect to any series of junior subordinated debentures, means any of the following:

     (1) Failure to pay interest including any additional interest on any junior subordinated debenture for 30 days after it is due;

     (2) Failure to pay the principal of or any premium on any junior subordinated debenture when due;

     (3) Failure to perform any other covenant in the subordinated indenture, other than a covenant that does not relate to that series of junior subordinated debentures, that continues for 90 days after TXU Corp. receives written notice from the debenture trustee or TXU Corp. and the debenture trustee receives a written notice from the holders of at least 33% in aggregate principal amount of the outstanding junior subordinated debentures of that series;

     (4) Events of bankruptcy, insolvency or reorganization of TXU Corp. specified in the junior subordinated indenture; or

     (5) Any other event of default included in any supplemental indenture or officer's certificate for that series of junior subordinated debentures.

     (Subordinated Indenture, Section 801.)

     An event of default under the subordinated indenture for a particular series of junior subordinated debentures does not necessarily constitute an event of default for any other series of junior subordinated debentures issued under the subordinated indenture. The debenture trustee may withhold notice to the holders of junior subordinated debentures of any default, except a default in the payment of principal or interest, if it considers such withholding of notice to be in the interests of the holders.

REMEDIES

     If an event of default under the subordinated indenture for any series of junior subordinated debentures occurs and continues, the debenture trustee or the holders of at least 33% in aggregate principal amount of all the junior subordinated debentures of that series may declare the entire principal amount of all the junior subordinated debentures of that series, together with accrued interest thereon, to be due and payable immediately. However, if the event of default is applicable to all outstanding junior subordinated debentures under the subordinated indenture, only the debenture trustee or holders of at least 33% in aggregate principal amount of all outstanding junior subordinated debentures of all series, voting as one class, and not the holders of any one series, may make that declaration of acceleration. (Subordinated Indenture, Section 802.)

     At any time after a declaration of acceleration with respect to the junior subordinated debentures of any series has been made and before a judgment or decree for payment of the money due has been obtained by the debenture trustee, the event of default under the subordinated indenture giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if:

     o TXU Corp. has paid or deposited with the debenture trustee a sum sufficient to pay:

          (1) all overdue interest on all junior subordinated debentures of the series;

          (2) the principal of and premium, if any, on any junior subordinated debentures of the series which have otherwise become due and interest that is currently due;

          (3)  interest on overdue interest; and

          (4) all amounts due to the debenture trustee under the subordinated indenture; and

     o Any other event of default with respect to the junior subordinated debentures of that series has been cured or waived as provided in the subordinated indenture.

     (Subordinated Indenture, Section 802.)

     There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization of TXU Corp.

     Other than its duties in case of an event of default under the subordinated indenture, the debenture trustee is not obligated to exercise any of its rights or powers under the subordinated indenture at the request, order or direction of any of the holders, unless the holders offer the debenture trustee a reasonable indemnity. If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of junior subordinated debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee or exercising any power conferred upon the debenture trustee. However, if the event of default under the subordinated indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series, considered as one class, will have the right to give this direction. The debenture trustee is not obligated to comply with directions that conflict with law or other provisions of the subordinated indenture. (Subordinated Indenture, Section 812.)

     No holder of junior subordinated debentures of any series will have any right to institute any proceeding under the subordinated indenture, or any remedy under the subordinated indenture, unless:

     o The holder has previously given to the debenture trustee written notice of a continuing event of default under the subordinated indenture;

     o The holders of a majority in aggregate principal amount of the outstanding junior subordinated debentures of all series in respect of which an event of default under the subordinated indenture has occurred and is continuing have made a written request to the debenture trustee, and have offered reasonable indemnity to the debenture trustee to institute proceedings; and

     o The debenture trustee has failed to institute any proceeding for 60 days after notice and has not received during such period any direction from the holders of a majority in aggregate principal amount of the outstanding junior subordinated debentures of all series in respect of which an event of default under the subordinated indenture has occurred and is continuing, inconsistent with such written request of holders.

     (Subordinated Indenture, Section 807.)

However, these limitations do not apply to a suit by a holder of a junior subordinated debenture for payment of the principal, premium or interest on a subordinated junior debenture on or after the applicable due date. (Subordinated Indenture, Section 808.)

     TXU Corp. will provide to the debenture trustee an annual statement by an appropriate officer as to TXU Corp.'s compliance with all conditions and covenants under the subordinated indenture. (Subordinated Indenture, Section 606.)

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED TRUST SECURITIES

     If there is an event of default under the subordinated indenture, then the holders of preferred trust securities will rely on the property trustee or the debenture trustee, acting for the benefit of the property trustee, to enforce the property trustee's rights against TXU Corp. as a holder of the junior subordinated debentures. However, a holder of preferred trust securities may enforce the subordinated indenture directly against TXU Corp. to the same extent as if the holder of preferred trust securities held a principal amount of junior subordinated debentures equal to the aggregate liquidation preference amount of its preferred trust securities. (Subordinated Indenture, Section 610.)

     The holders of preferred trust securities would not be able to exercise directly against TXU Corp. any other rights unless the property trustee or the debenture trustee failed to do so for 60 days. Upon that failure, the holders of a majority of the aggregate liquidation amount of the outstanding preferred trust securities would have the right to directly institute proceedings for enforcement of all other rights against TXU Corp. to the fullest extent permitted by law. (Subordinated Indenture, Section 807.)

MODIFICATION AND WAIVER

     Without the consent of any holder of junior subordinated debentures, TXU Corp. and the debenture trustee may enter into one or more supplemental indentures for any of the following purposes:

     o To evidence the assumption by any permitted successor of the covenants of TXU Corp. in the subordinated indenture and in the junior subordinated debentures;

     o To add additional covenants of TXU Corp. or to surrender any right or power of TXU Corp. under the subordinated indenture;

     o    To add additional events of default under the subordinated indenture;

     o To change or eliminate or add any provision to the subordinated indenture; provided, however, if the change will adversely affect the interests of the holders of junior subordinated debentures of any series in any material respect, the change, elimination or addition will become effective only:

          (1) when the consent of the holders of junior subordinated debentures of that series has been obtained in accordance with the subordinated indenture; or

          (2) when no junior subordinated debentures of the affected series remain outstanding under the subordinated indenture;

     o To provide collateral security for all but not part of the junior subordinated debentures;

     o To establish the form or terms of junior subordinated debentures of any other series as permitted by the subordinated indenture;

     o To provide for the authentication and delivery of bearer securities with or without coupons;

     o To evidence and provide for the acceptance of appointment of a successor debenture trustee;

     o To provide for the procedures required for use of a noncertificated system of registration for the junior subordinated debentures of all or any series;

     o To change any place where principal, premium and interest shall be payable, junior subordinated debentures may be surrendered for registration of transfer or exchange and notices to TXU Corp. may be served; or

     o To cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the subordinated indenture; provided that the action will not adversely affect the interests of the holders of junior subordinated debentures of any series in any material respect.

     (Subordinated Indenture, Section 1201.)

     The holders of at least a majority in aggregate principal amount of the junior subordinated debentures of all series then outstanding may waive compliance by TXU Corp. with some restrictive provisions of the subordinated indenture. (Subordinated Indenture, Section 607.) The holders of not less than a majority in principal amount of the outstanding junior subordinated debentures of any series may waive any past default under the subordinated indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the subordinated indenture that cannot be modified or be amended without the consent of the holder of each outstanding junior subordinated debenture of the series affected. (Subordinated Indenture, Section 813.)

     If the Trust Indenture Act is amended after the date of the subordinated indenture in such a way as to require changes to the subordinated indenture, the subordinated indenture will be deemed to be amended so as to conform to that amendment of the Trust Indenture Act. TXU Corp. and the debenture trustee may, without the consent of any holders, enter into one or more supplemental indentures to evidence the amendment. (Subordinated Indenture, Section 1201.)

     The consent of the holders of a majority in aggregate principal amount of the junior subordinated debentures of all series then outstanding, considered as one class, is required for all other modifications to the subordinated indenture. However, if less than all of the series of junior subordinated debentures outstanding are directly affected by a proposed supplemental indenture, then the consent only of the holders of a majority in aggregate principal amount of the outstanding junior subordinated debentures of all series that are directly affected, considered as one class, will be required. No such amendment or modification may:

     o Change the stated maturity of the principal of, or any installment of principal of or interest on any junior subordinated debenture, or reduce the principal amount of any junior subordinated debenture or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any junior subordinated debenture, without the consent of the holder;

     o Reduce the percentage in principal amount of the outstanding junior subordinated debentures of any series the consent of the holders of which is required for any supplemental indenture, or any waiver of compliance with a provision of the subordinated indenture, or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the junior subordinated debentures of that series; or

     o Modify some of the provisions of the subordinated indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the junior subordinated debentures of any series, without the consent of the holder of each outstanding junior subordinated debenture affected by them. (Subordinated Indenture, Section 1202.)

     A supplemental indenture which changes the subordinated indenture solely for the benefit of one or more particular series of junior subordinated debentures, or modifies the rights of the holders of junior subordinated debentures of one or more series, will not affect the rights under the subordinated indenture of the holders of the junior subordinated debentures of any other series. So long as any preferred trust securities remain outstanding, the debenture trustee may not consent to a supplemental indenture without the prior consent of the holders of a majority in aggregate liquidation preference of all preferred trust securities or, in the case of changes described in the clauses immediately above, 100% in aggregate liquidation preference of all such preferred trust securities then outstanding which would be affected. (Subordinated Indenture, Section 1202.)

     The subordinated indenture provides that junior subordinated debentures owned by TXU Corp. or anyone else required to make payments on the junior subordinated debentures shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Subordinated Indenture, Section 101.)

     TXU Corp. may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of holders, but TXU Corp. shall have no obligation to do so. If TXU Corp. fixes a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered to be holders for the purposes of determining whether holders of the required percentage of the outstanding junior subordinated debentures have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose the outstanding junior subordinated debentures shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same junior subordinated debenture and the holder of every junior subordinated debenture issued upon the registration of transfer of or in exchange for junior subordinated debentures. A transferee will be bound by acts of the debenture trustee or TXU Corp. in reliance thereon, whether or not notation of that action is made upon the junior subordinated debenture. (Subordinated Indenture, Section 104.)

RESIGNATION OF THE DEBENTURE TRUSTEE

     The debenture trustee may resign at any time by giving written notice to TXU Corp. or may be removed at any time by act of the holders of a majority in principal amount of all series of junior subordinated debentures then outstanding delivered to the debenture trustee and TXU Corp. No resignation or removal of the debenture trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default under the subordinated indenture or event which, after notice or lapse of time, or both, would become an event of default under the subordinated indenture has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if TXU Corp. has delivered to the debenture trustee a resolution of its Board of Directors appointing a successor debenture trustee and the successor has accepted that appointment in accordance with the terms of the respective subordinated indenture, the debenture trustee will be deemed to have resigned and the successor will be deemed to have been appointed as debenture trustee in accordance with the subordinated indenture.

NOTICES

     Notices to holders of junior subordinated debentures will be given by mail to the addresses of the holders as they may appear in the security register for junior subordinated debentures. (Subordinated Indenture, Section 106.)

TITLE

     TXU Corp., the debenture trustee, and any agent of TXU Corp. or the debenture trustee, may treat the person in whose name junior subordinated debentures are registered as the absolute owner thereof, whether or not such junior subordinated debentures may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Subordinated Indenture, Section 308.)

GOVERNING LAW

     The subordinated indenture and the junior subordinated debentures will be governed by, and construed in accordance with, the laws of the State of New York. (Subordinated Indenture, Section 112.)

INFORMATION ABOUT THE DEBENTURE TRUSTEE

     The debenture trustee under the subordinated indenture will be The Bank of New York. In addition to acting as debenture trustee, The Bank of New York, as described in this prospectus, also acts as trustee under the indenture, property trustee under the trust agreement and the guarantee trustee under the guarantee; The Bank of New York (Delaware) acts as the Delaware trustee under the trust agreement. The Bank of New York also acts, and may act, as trustee under various other indentures, trusts and guarantees of TXU Corp. and its affiliates. TXU Corp. and its affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the debenture trustee in the ordinary course of their businesses.

                              PLAN OF DISTRIBUTION

     The debt securities, the common stock, the stock purchase contracts, the stock purchase units, the preference stock and the preferred trust securities described in this prospectus may be offered (a) through agents; (b) through underwriters or dealers; or (c) directly to purchasers.

BY AGENTS

     The debt securities, the common stock, the stock purchase contracts, the stock purchase units, the preference stock and the preferred trust securities may be sold through agents designated by TXU Corp.

BY UNDERWRITERS

     If underwriters are used in the sale of the debt securities, the common stock, the stock purchase contracts, the stock purchase units, the preference stock and the preferred trust securities, the underwriters will acquire the securities sold for their own account. The underwriters may resell those securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may sell the securities directly or through underwriting syndicates represented by managing underwriters. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters in an underwritten offering will be obligated to purchase all the offered securities if any are purchased. If a dealer is used in the sale, TXU Corp. or TXU Capital will sell the securities to the dealer as principal. The dealer may then resell the securities at varying prices determined at the time of resale.

DIRECT SALES

     The debt securities, the common stock, the stock purchase contracts, the stock purchase units, the preference stock and the preferred trust securities may also be sold directly by TXU Corp. In that case, no underwriters or agents would be involved.

GENERAL INFORMATION

     Underwriters, dealers and agents that participate in the distribution of the debt securities, the common stock, the stock purchase contracts, the stock purchase units, the preference stock and the preferred trust securities may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions received by them from TXU Corp. or TXU Capital and any profit on the resale by them of those securities may be treated as underwriting discounts under the Securities Act of 1933. Any underwriters, dealers or agents will be identified and their compensation described in a prospectus supplement.

     TXU Corp. or TXU Capital may authorize agents and underwriters to solicit offers by certain institutions to purchase debt securities, the common stock, the stock purchase contracts, the stock purchase units, the preference stock and the preferred trust securities at the public offering price and on terms described in the applicable prospectus supplement.

     TXU Corp. may have agreements with agents, underwriters and dealers to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the agents, underwriters, dealers and remarketing firms may be required to make.

     The debt securities, the common stock, the stock purchase contracts, the stock purchase units, the preference stock and the preferred trust securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for TXU Corp. Any remarketing firm will be identified and the terms of its agreement, if any, with TXU Corp. and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed thereby.

     Each series of securities will be a new issue, and other than the common stock which is listed on the New York, Chicago and Pacific stock exchanges, will have no established trading market. TXU Corp. may decide to list any series of securities on a securities exchange, or in the case of the common stock, on any additional exchange. However, TXU Corp. will not be obligated to list securities on an exchange unless it states otherwise in a prospectus supplement. TXU Corp. cannot assure that there will be any liquidity of the trading market for any of the debt securities, the common stock, stock purchase contracts, stock purchase units, the preference stock and the preferred trust securities.

     Agents, underwriters and dealers may engage in transactions with, or perform services for, TXU Corp. or its subsidiaries in the ordinary course of business.

                                     EXPERTS

     The consolidated financial statements of TXU Corp. and subsidiaries, except TXU Eastern Holdings Limited (now known as TXU Europe Limited) with respect to the year ended December 31, 1998, included in the latest Annual Report of TXU Corp. on Form 10-K, and incorporated in this prospectus by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in the TXU Corp. Annual Report on Form 10-K for the year ended December 31, 2000. The consolidated financial statements of TXU Europe Limited for the year ended December 31, 1998, have been audited by PricewaterhouseCoopers, independent accountants, as stated in their report included in the TXU Corp. Annual Report on Form 10-K for the year ended December 31, 2000. The TXU Europe Limited financial statements referred to above are not included in the TXU Corp. Annual Report on Form 10-K for the year ended December 31, 2000. The consolidated financial statements of TXU Corp. and subsidiaries have been incorporated by reference in this prospectus in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.

     With respect to any unaudited condensed consolidated interim financial information of TXU Corp. included in TXU Corp.'s Quarterly Reports on Form 10-Q which are or will be incorporated in this prospectus by reference, Deloitte & Touche LLP has applied limited procedures in accordance with professional standards for a review of such information. As stated in any of their reports included in TXU Corp.'s Quarterly Reports on Form 10-Q which are or will be incorporated by reference in this prospectus, Deloitte & Touche LLP did not audit and did not express an opinion on that interim financial information. Accordingly, the degree of reliance on the reports on that information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for any of their reports on the unaudited condensed consolidated interim financial information because those reports are not "reports" or a "part" of the registration statement filed under the Securities Act of 1933 with respect to the debt securities, the common stock, the stock purchase contracts, the stock purchase units, the preference stock or the preferred trust securities prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933. LEGALITY

     Matters of Delaware law relating to the validity of the preferred trust securities, the enforceability of the trust agreement and the creation of TXU Capital are being passed upon by Richards, Layton & Finger, P.A., special Delaware counsel for TXU Corp. and TXU Capital. The legality of the other securities offered in this prospectus will be passed upon for TXU Corp. and TXU Capital by Worsham Forsythe Wooldridge LLP, Dallas, Texas, and by Thelen Reid & Priest LLP, New York, New York and for the underwriters by Pillsbury Winthrop LLP, New York, New York. However, all matters pertaining to incorporation of TXU Corp. and all other matters of Texas law will be passed upon only by Worsham Forsythe Wooldridge LLP. At June 30, 2001, members of the firm of Worsham Forsythe Wooldridge LLP owned approximately 49,000 shares of the common stock of TXU Corp.

                                    $

                                    TXU CORP.

                   SERIES K SENIOR NOTES DUE NOVEMBER 16, 2006



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                               PRICING SUPPLEMENT

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                               Merrill Lynch & Co.

                         Banc of America Securities LLC






                                 AUGUST __, 2004